Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED

REVOLVING CREDIT, TERM LOAN AND

SECURITY AND

GUARANTY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS LENDER AND AS AGENT)

WITH

DRILLING TOOLS INTERNATIONAL, INC.

AND

CERTAIN OF ITS SUBSIDIARIES

(BORROWERS)

DRILLING TOOLS INTERNATIONAL CORPORATION (f/k/a ROC ENERGY

ACQUISITION CORP.)

AND

CERTAIN OF ITS SUBSIDIARIES

(GUARANTORS)

March 15, 2024

i

2.22 Payment of Obligations	74

2.23 Term Loan	75

III. INTEREST AND FEES	75

3.1 Interest	75

3.2 Letter of Credit Fees	76

3.3 Reserved	77

3.4 Fee Letter	77

3.5 Computation of Interest and Fees	77

3.6 Maximum Charges	77

3.7 Increased Costs	78

3.8 Alternate Rate of Interest.	79

3.8.1 Interest Rate Inadequate or Unfair	79

3.8.2 Benchmark Replacement Setting	80

3.9 Capital Adequacy	84

3.10 Taxes	85

3.11 Replacement of Lenders	87

IV. COLLATERAL: GENERAL TERMS	88

4.1 Security Interest in the Collateral	88

4.2 Perfection of Security Interest	89

4.3 Preservation of Collateral	89

4.4 Ownership of Collateral	90

4.5 Defense of Agent’s and Lenders’ Interests	91

4.6 Inspection of Premises	91

4.7 Appraisals	91

4.8 Receivables	92

4.9 Inventory	95

4.10 Maintenance of Equipment	95

4.11 Exculpation of Liability	96

4.12 Financing Statements	96

V. REPRESENTATIONS AND WARRANTIES.	96

5.1 Authority	96

5.2 Formation and Qualification	97

5.3 Survival of Representations and Warranties	97

5.4 Tax Returns	97

5.5 Financial Statements	97

5.6 Entity Names	98

5.7 O.S.H.A. and Environmental Compliance	98

5.8 Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance	99

5.9 Patents, Trademarks, Copyrights and Licenses	100

5.10 Licenses and Permits	100

5.11 Default of Indebtedness	100

5.12 No Default	101

5.13 No Burdensome Restrictions	101

5.14 No Labor Disputes	101

5.15 Margin Regulations	101

5.16 Investment Company Act	101

5.17 Disclosure	101

5.18 Swaps	101

5.19 Business and Property of the Credit Parties	101

5.20 Ineligible Securities	102

5.21 Federal Securities Laws	102

5.22 Equity Interests	102

5.23 Commercial Tort Claims	102

5.24 Letter of Credit Rights	102

5.25 Material Contracts	102

5.26 Delivery of Acquisition Agreements	103

5.27 Certificate of Beneficial Ownership	103

5.28 Sanctions and International Trade Laws	103

5.29 Anti-Corruption Laws	103

VI. AFFIRMATIVE COVENANTS	104

6.1 Compliance with Laws	104

6.2 Conduct of Business and Maintenance of Existence and Assets	104

6.3 Books and Records	104

6.4 Payment of Taxes	104

6.5 Financial Covenants	105

6.6 Insurance	106

6.7 Payment of Indebtedness	107

6.8 Environmental Matters	107

6.9 Standards of Financial Statements	108

6.10 Federal Securities Laws	108

6.11 Execution of Supplemental Instruments	108

6.12 Government Receivables	108

6.13 Keepwell	109

6.14 Post-Closing Obligations	109

6.15 Canadian Pension Plans	109

6.16 Certificate of Beneficial Ownership and Other Additional Information	109

6.17 Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws	110

VII. NEGATIVE COVENANTS.	110

7.1 Merger, Consolidation, Amalgamation, Acquisition and Sale of Assets	110

7.2 Creation of Liens; Negative Pledge	111

7.3 Guarantees	111

7.4 Investments	111

7.5 Loans	111

7.6 [Reserved]	111

7.7 Dividends and Distributions	111

7.8 Indebtedness	112

7.9 Nature of Business	112

7.10 Transactions with Affiliates	112

7.11 Subsidiaries	112

7.12 Fiscal Year and Accounting Changes	113

7.13 Pledge of Credit	113

7.14 Amendment of Organizational Documents	113

7.15 Compliance with ERISA	113

7.16 [Reserved]	114

7.17 Prepayment of Indebtedness	114

7.18 Membership / Partnership Interests	114

7.19 Activities of Parent and Holdings	114

7.20 Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws	115

7.21 Distribution of Proceeds of Advances	115

VIII. CONDITIONS PRECEDENT	115

8.1 Conditions to Initial Advances	115

8.2 Conditions to Each Advance	118

IX. INFORMATION AS TO CREDIT PARTIES.	118

9.1 Disclosure of Material Matters	119

9.2 Schedules	119

9.3 Environmental Reports	119

9.4 Litigation	120

9.5 Material Occurrences	120

9.6 [Reserved]	120

9.7 Annual Financial Statements	120

9.8 Quarterly Financial Statements	121

9.9 Monthly Financial Statements	121

9.10 Other Reports	121

9.11 Additional Information	122

9.12 Projected Operating Budget	122

9.13 Variances From Operating Budget	122

9.14 Notice of Suits, Adverse Events	122

9.15 [Reserved]	122

9.16 ERISA Notices and Requests	122

9.17 [Reserved]	123

9.18 Updates to Certain Schedules	123

9.19 Financial Disclosure	124

X. EVENTS OF DEFAULT.	124

10.1 Nonpayment	124

10.2 Breach of Representation	124

10.3 Financial Information	124

10.4 Judicial Actions	124

10.5 Noncompliance	124

10.6 Judgments	125

v

10.7 Bankruptcy	125

10.8 [Reserved]	125

10.9 Material Adverse Effect	125

10.10 Lien Priority	125

10.11 Cross Default	125

10.12 Breach of Guaranty or Pledge Agreement	126

10.13 Change of Control	126

10.14 Invalidity of Collateral Documents	126

10.15 Seizures	126

10.16 Pension Plans	126

10.17 Invalidity of Subordination Provisions	126

10.18 [Reserved]	126

10.19 Breach of Subordination Agreement	126

10.20 Anti-Corruption Law, Anti-Money Laundering Law and International Trade Law Compliance	127

XI. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT	127

11.1 Rights and Remedies	127

11.2 Agent’s Discretion	129

11.3 Setoff	129

11.4 Rights and Remedies not Exclusive	129

11.5 Allocation of Payments After Event of Default	129

XII. WAIVERS AND JUDICIAL PROCEEDINGS	131

12.1 Waiver of Notice	131

12.2 Delay	131

12.3 Jury Waiver	131

XIII. EFFECTIVE DATE AND TERMINATION	131

13.1 Term	131

13.2 Termination	131

XIV. REGARDING AGENT	132

14.1 Appointment	132

14.2 Nature of Duties	132

14.3 Lack of Reliance on Agent	133

14.4 Resignation of Agent; Successor Agent	133

14.5 Certain Rights of Agent	134

14.6 Reliance	134

14.7 Notice of Default	134

14.8 Indemnification	134

14.9 Agent in its Individual Capacity	135

14.10 Delivery of Documents	135

14.11 Credit Parties’ Undertaking to Agent	135

14.12 No Reliance on Agent’s Customer Identification Program	135

14.13 Other Agreements	136

14.14 Erroneous Payment	136

14.15 Certain ERISA Matters.	138

XV. BORROWING AGENCY	139

15.1 Borrowing Agency Provisions	139

15.2 Waiver of Subrogation	140

15.3 Common Enterprise	140

XVI. GUARANTY	141

16.1 Unconditional Guaranty	141

16.2 Continuing Guaranty	141

16.3 Waivers	141

16.4 No Defense	141

16.5 Guaranty of Payment	141

16.6 Liabilities Absolute	142

16.7 Waiver of Notice	143

16.8 Agent’s Discretion	143

16.9 Reinstatement	143

16.10 Lien Subordination; Remedies Standstill	144

16.11 Statute of Limitations	144

16.12 Interest	145

16.13 Currency Conversion	145

16.14 Acknowledgement	145

XVII. MISCELLANEOUS	145

17.1 Governing Law	145

17.2 Entire Understanding	146

17.3 Successors and Assigns; Participations; New Lenders	150

17.4 Application of Payments	152

17.5 Indemnity	152

17.6 Notice	154

17.7 Survival	156

17.8 Severability	156

17.9 Expenses	156

17.10 Injunctive Relief	156

17.11 Consequential Damages	157

17.12 Captions	157

17.13 Counterparts; Facsimile Signatures	157

17.14 Construction	157

17.15 Confidentiality; Sharing Information	157

17.16 Publicity	158

17.17 Certifications From Banks and Participants; USA PATRIOT Act	158

17.18 Concerning Joint and Several Liability of Borrowers	159

17.19 [Reserved]	161

17.20 Canadian Anti-Money Laundering Legislation	161

17.21 Amendment and Restatement	162

SECOND AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN AND

SECURITY

AND

GUARANTY AGREEMENT

Second Amended and Restated Revolving Credit, Term Loan and Security and Guaranty Agreement (this “Agreement”) dated as of March 15, 2024, among DRILLING TOOLS INTERNATIONAL, INC., a Louisiana corporation (“DTI”), REAMCO, INC., a Louisiana corporation (“Reamco”), DRILLING TOOLS INTERNATIONAL CORP., a Canadian federal corporation (“DTI Canada”), PREMIUM TOOLS LLC, a Delaware limited liability company (“Premium Tools”), DOWNHOLE INSPECTION SOLUTIONS LLC (f/k/a DH INSPECTION SOLUTIONS, LLC), a Texas limited liability company (“DH Inspection”), SLICK TOOLS INTERNATIONAL LLC (F/K/A STINGER OIL TOOLS, LLC), a Texas limited liability company (“Slick Tools”), DATA AUTOMATION TECHNOLOGY LLC, a Texas limited liability company (“DAT”), DRILLING TOOLS SERVICES, INC., a Delaware corporation (“DTS”; collectively, together with DTI, Reamco, DTI Canada, Premium Tools, DH Inspection, Slick Tools, DAT and each other Person joined to this Agreement as a borrower from time to time, each a “Borrower” and collectively, the “Borrowers”), DRILLING TOOLS INTERNATIONAL CORPORATION (f/k/a ROC Energy Acquisition Corp.), a Delaware corporation (“Parent”), DRILLING TOOLS INTERNATIONAL HOLDINGS, INC., a Delaware corporation (“Holdings”; collectively, together with Parent and each other Person joined to this Agreement as a guarantor from time to time, each a “Guarantor” and collectively, the “Guarantors”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), as a lender and the financial institutions which are now or which hereafter become a party hereto (collectively, together with PNC, the “Lenders” and each individually a “Lender”), and PNC, as agent for the Lenders (PNC, in such capacity, together with its successors and assigns in such capacity, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Guarantors, Lenders and Agent hereby agree as follows:

I. DEFINITIONS.

1.1 Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of the applicable Credit Parties for the fiscal year ended December 31, 2022 (except as provided in the last sentence of this Section 1.1). If there occurs after the Restatement Date any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Agent, Lenders and Credit Parties shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and Credit Parties after such change in GAAP conform as nearly as possible to their respective positions as of the Restatement Date; provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Credit Parties shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to Credit Parties both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP. All obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements.

1.2 General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any line of business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger, consolidation, amalgamation or any other combination with another Person (other than a merger, consolidation, amalgamation or other combination of any Person that is already a Credit Party or a Subsidiary of a Credit Party into any Credit Party or a Subsidiary of any Credit Party provided that if a Credit Party is a party to such transaction, a Credit Party shall survive such transaction and if any Borrower is a party to such transaction, such Borrower shall survive such transaction).

“Adjusted EBITDA” shall mean, for any period, the sum of EBITDA for such period plus,

(a) to the extent a Permitted Acquisition or Investment permitted hereunder has been consummated during such period, Pro Forma EBITDA attributable to such Permitted Acquisition or Investment (but only that portion of Pro Forma EBITDA attributable to the portion of such period that occurred prior to the date of consummation of such Permitted Acquisition or Investment) calculated in a manner reasonably satisfactory to Agent; provided that, for any Permitted Acquisition the total costs and liabilities (including without limitation, all assumed liabilities, all earn-out payments, deferred payments and the value of any other stock or assets transferred, assigned or encumbered with respect to such Permitted Acquisition) of which equals or exceeds $15,000,000 such Pro Forma EBITDA shall be determined in accordance with a quality of earnings report in form and substance reasonably satisfactory to Agent, plus

(b) certain non-recurring charges related to severance obligations of Credit Parties not to exceed $500,000 in the aggregate, plus

(c) fees, expenses, costs, and other charges (including professional fees and all brokers’, investment banking, or similar fees) related to or incurred in connection with (i) any Permitted Acquisition (regardless of whether such Acquisition is consummated), and (ii) the transactions contemplated by the ROC Merger Agreement, in each case, (x) with respect to (1) the ROC Merger Agreement transactions, paid on the Restatement Date, and (2) any Permitted Acquisition, paid within ninety (90) days (or such longer period as Agent may approve, such approval not to be unreasonably withheld, conditioned, or delayed) of such acquisition or merger (in the case of an acquisition or merger) and (y) in an amount not to exceed, (A) in the case of this Agreement, $500,000, (B) in the case of any Permitted Acquisition and/or amendment, waiver, consent, or other modification to this Agreement, an amount not to exceed ten percent (10%) of EBITDA for such period, and (C) in the case of the ROC Merger Agreement, the Specified ROC Merger Costs, plus

(d) equity compensation expenses which do not represent a cash item in such period or any future period, plus

(e) non-cash items for impairment charges and purchase accounting charges during such period, in an amount not to exceed $10,000,000 in the aggregate during any fiscal quarter unless approved by Agent in writing, plus

(f) fees, expenses and indemnifications permitted hereunder to be paid under the Management Agreement and actually paid in cash during such period in an aggregate amount not to exceed $1,000,000, plus

(g) expenses that have that have been reimbursed by a third-party pursuant to an indemnity, guaranty or other contractual requirement in favor of one or more of the Credit Parties, plus

(h) non-cash lease acceleration cost but solely to the extent that any accrued lease cost is captured as debt service and lease payments are actually made, plus

(i) reasonable and customary fees out-of-pocket fees and expenses paid to any independent board members and directors of any of the Credit Parties in an aggregate amount not to exceed $1,000,000 in any fiscal year, plus

(j) fees, expenses, costs, and other charges related to or incurred in connection with this Agreement and any amendment, waiver, consent, or other modification thereto regardless of whether such agreement, amendment, waiver, consent, or other modification is executed and delivered, plus

(k) up to $500,000 in the aggregate in any fiscal year of fees, costs and expenses reimbursed and reserves established in connection with completed or potential settlements or litigation with respect to all disputes or matters, plus

(l) any net operating expense reduction initiatives or net cost savings initiatives relating to restructuring, plus

(m) non-recurring transaction expenses (including professional fees and all brokers’, investment banking, or similar fees) related to the issuance of Equity Interest or disposition of assets, plus

(n) acquisition related integration, transition and assimilation costs and expenses (including costs and expenses associated with the implementation of enterprise resource planning) and costs and expenses associated with the implementation of enterprise resource planning and technical implementation, plus

(o) the amount of start-up costs (including, without limitation, administrative costs, moving expenses, recruitment costs, costs associated with compliance initiatives, costs associated with hiring initiatives, costs associated with performance based initiatives, one-time bonuses, training costs, marketing costs, travel costs, lodging costs, recruitment costs, rental costs, supply costs, legal fees, and other advisory fees) incurred prior to the commencement of providing services under any new customer, plus

(p) the amount of “run-rate” cost savings, cash restructuring expenses, charges, accruals or reserves (and adjustments to any reserves), operating expense reductions, other operating improvements, and operating synergies (including the entry into any material contract or arrangement) and acquisition synergies, in each case, projected in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken on or prior to, or to be taken by the Credit Parties or their Subsidiaries within 12 months of, the date of such pro forma calculation, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of EBITDA from such action; provided, that, (i) such cost savings, operating expense reductions, operating improvements and synergies are factually supportable and reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of Borrowing Agent) and are reasonably anticipated to be realized within 12 months after the date of such pro forma calculation, (i) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant hereto to the extent duplicative of any expenses or charges otherwise added to net income or EBITDA, whether through a pro forma adjustment or otherwise, for such period, plus

(q) non-operational miscellaneous expenses (including currency exchange fees) during such period, in an aggregate amount not to exceed $1,000,000 per annum, less

(r) non-operational miscellaneous income during such period, less (i) the amount of all gains (or plus the amount of all losses) realized during such period upon the sale or other disposition of property or assets that are sold or otherwise disposed of outside the ordinary course of business during such period, provided that, the aggregate amount of any such add-backs pursuant to clauses (j) through (p) shall not exceed an amount equal to fifteen percent (15.0%) of Adjusted EBITDA.

“Advance Rates” shall have the meaning set forth in Section 2.1(a)(y) hereof.

“Advances” shall mean and include the Revolving Advances, Letters of Credit, the Swing Loans and the Term Loan.

“Affected Lender” shall have the meaning set forth in Section 3.11 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or senior officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote fifteen percent (15%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise. Notwithstanding the foregoing, and except with respect to the definition of Eligible Receivables, the term “Affiliate” shall not include any of the portfolio companies of any Sponsor.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and permitted assigns.

“Agreement” shall mean this Second Amended and Restated Revolving Credit, Term Loan and Security and Guaranty Agreement, as the same may be amended, amended and restated, restated, replaced and restated, extended, supplemented and/or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (i) the Base Rate in effect on such day, (ii) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), and (iii) the sum of Daily Simple SOFR in effect on such day plus one percent (1.0%), so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Alternate Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Alternate Source” shall have the meaning set forth in the definition of Overnight Bank Funding Rate.

“Anti-Corruption Laws” shall mean (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any Borrower or Guarantor is located or doing business.

“Anti-Money Laundering Laws” shall mean (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended, and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which any Borrower or Guarantor is located or doing business.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, provincial, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators having the force of law.

“Applicable Margin” shall mean (a) an amount equal to one and half percent (1.50%) for (a) Revolving Advances and Swing Loans consisting of Domestic Rate Loans, (b) an amount equal to two and half percent (2.50%) for Revolving Advances consisting of Term SOFR Rate Loans, (c) an amount equal to three percent (3.00%) for Advances under the Term Loan consisting of Domestic Rate Loans, and (d) an amount equal to four percent (4.00%) for Advances under the Term Loan consisting of Term SOFR Rate Loans.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, the Credit Management Module of PNC’s PINACLE® system, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.

“Authorized Officer” of any Person shall mean the Chairman, Chief Financial Officer, President, Chief Executive Officer, Chief Operating Officer, VP – Finance, Treasurer, Director of Accounting, Controller, or other authorized officer of such Person approved by Agent.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Beneficial Owner” shall mean, for each Credit Party, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Credit Party’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Credit Party.

“Benefited Lender” shall have the meaning set forth in Section 2.5(e) hereof.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Blocked Account Bank” shall have the meaning set forth in Section 4.8(h) hereof.

“Bloomberg” shall mean Bloomberg Index Services Limited (or a successor administrator).

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers’ Account” shall have the meaning set forth in Section 2.9 hereof.

“Blocked Property” shall mean any property: (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person, (c) in which a Sanctioned Person otherwise holds any interest, (d) located in a Sanctioned Jurisdiction, or (e) that otherwise could cause any actual or possible violation by the Lenders or Agent of any applicable International Trade Law if the Lenders or Agent were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

“Borrowing Agent” shall mean DTI.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2(a) duly executed by an Authorized Officer of the Borrowing Agent and delivered to Agent, appropriately completed, by which such Authorized Officer shall certify to Agent the Formula Amount and calculations thereof as of the date of such certificate, and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement.

“Business” shall mean those certain lines of business as conducted by the Credit Parties and their Subsidiaries as of the Restatement Date which are described on Schedule 1.2(a) hereof and lines reasonably related thereto or logical extensions thereof.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in East Brunswick, New Jersey; provided that when used in connection with an amount that bears interest at a rate based on the Term SOFR Reference Rate or SOFR or any direct or indirect calculation or determination of the Term SOFR Reference Rate or SOFR, the term “Business Day” shall mean any such day that is also a U.S. Government Securities Business Day.

“Canadian Benefit Plan” shall mean any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing material employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Credit Party has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plan.

“Canadian Borrower” or “Canadian Borrowers” shall mean DTI Canada and any other Borrower formed under the laws of Canada or any Province thereof and joined to this Agreement as a Borrower from time to time, collectively, and shall extend to all permitted successors and assigns of such Persons.

“Canadian Pension Plan” shall mean each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Credit Party for its employees or former employees, but does not include the Canada Pension Plan as maintained by the Government of Canada or the Quebec Pension Plan as maintained by the Province of Quebec.

“Canadian Pension Termination Event” shall mean (a) the voluntary full or partial wind up of a Canadian Pension Plan that is a registered pension plan by a Credit Party; (b) the institution of proceedings by any Governmental Body to terminate in whole or in part or have a trustee appointed to administer such a plan; or (c) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of, winding up or the appointment of trustee to administer, any such plan.

“Capital Expenditures” shall mean all expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements which have a useful life of more than one (1) year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of any Person, but excluding Permitted Acquisitions and Permitted Investments.

“Capitalized Lease Obligations” shall mean, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Cash Dominion Period” shall mean each period (a) commencing upon the (i) occurrence of an Event of Default, or (ii) Undrawn Availability being less than fifteen percent (15%) of the lesser of the (x) Maximum Revolving Advance Amount and (y) Formula Amount, and (b) ending on the first date thereafter on which (i) such Event of Default has been waived in accordance with the terms hereof, if such Cash Dominion Period commenced due to the occurrence of an Event of Default, or (ii) Undrawn Availability for the thirty (30) consecutive days most recently ended was equal to or greater than fifteen percent (15%) of the lesser of the (x) Maximum Revolving Advance Amount and (y) Formula Amount.

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.”

“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides or arranges for the provision of any of the following products or services to any Credit Party: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of any Credit Party to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be

“Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under any Guarantor Security Agreement or Security Agreement, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.

“CEA” shall mean the Commodity Exchange Act (7 U. S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Certificate of Beneficial Ownership” shall mean, for each Credit Party, a certificate in form and substance acceptable to Agent (as Agent’s form may be amended or modified by Agent from time to time in its sole discretion), certifying as to the Beneficial Owner of such Credit Party.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean:

(a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 as in effect on the Restatement Date, but excluding any employee benefit plan of such Person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than Sponsor or any of its Investment Affiliates shall have acquired in the aggregate more than thirty five percent (35%) of the Equity Interests of Parent entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Parent;

(b) Parent shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Equity Interests of Holdings; or

(c) Holdings shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Equity Interests of DTI and each other Credit Party (other than Parent and Holdings).

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation, or any like applicable Canadian authority in any applicable jurisdiction, or any environmental agency or superfund), upon the Collateral, any Credit Party or any of its Subsidiaries.

“CIP Regulations” shall have the meaning set forth in Section 14.12 hereof.

“Closing Date” shall mean December 29, 2015 or such other date as may be agreed to by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, and, with respect to any Canadian Borrower, the ITA, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all right, title and interest of each Credit Party in all of the property and assets of such Credit Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located, including, without limitation:

(a) all Receivables and all supporting obligations relating thereto;

(b) all equipment and fixtures;

(c) subject to the limitations with respect to Subsidiary Stock, all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto and Intellectual Property;

(d) all Inventory;

(e) all Subsidiary Stock and other securities, investment property, and financial assets;

(f) all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, securities accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(g) all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Credit Party or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through (f) of this definition; and

(h) all proceeds and products of the property described in clauses (a) through (g) of this definition, in whatever form. It is the intention of the parties that if Agent shall fail to have a perfected Lien in any particular property or assets of any Credit Party for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against Credit Parties, would be sufficient to create a perfected Lien in any property or assets that such Credit Party may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code or the PPSA, as applicable) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code or the PPSA, as applicable).

Notwithstanding anything herein to the contrary, in no event shall the Collateral include any of the following (collectively, “Excluded Property”): (a) any Equipment or other fixed assets subject to a purchase money security interest or equipment lease permitted by the terms of this Agreement (“Encumbered Property”) and general intangibles (other than any Receivable generated in connection with the ordinary course of such Encumbered Property), instrument or chattel paper related to such Encumbered Property in which any Credit Party has or hereafter acquires any right, title or interest, if and to the extent such Credit Party’s right, title or interest in such Encumbered Property, general intangible (other than any Receivable generated in connection with the ordinary course of such Encumbered Property), instrument or chattel paper related to such Encumbered Property is subject to a contract, lease, permit, license, or license agreement the terms of which provide that the creation of a security interest in the right, title or interest of such Grantor in such Encumbered Property and general intangible (other than any Receivable generated in connection with the ordinary course of such Encumbered Property), instrument or chattel paper would be prohibited and would, in and of itself, cause or result in a default under such contract, lease, permit, license, or license agreement (a “Restriction”); provided, that the foregoing exclusions of this clause (a) shall not apply if (i) a consent to or waiver of such Restriction has been obtained that would permit Agent’s security interest or lien to attach to such Encumbered Property and general intangibles, instrument or chattel paper related to such Encumbered Property notwithstanding such Restriction, or (ii) such Restriction would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of Article 9 of the Uniform Commercial Code, as applicable and as then in effect in any relevant jurisdiction, or any other Applicable Law (including the Bankruptcy Code) or principles of equity; provided further that immediately upon the ineffectiveness, lapse or termination of any such Restriction, the applicable Credit Party shall be deemed to have automatically granted a security interest in, all its rights, title and interests in and to such Encumbered Property and general intangibles, instrument or chattel paper related to such

Encumbered Property as if such provision had never been in effect; (b) to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of any registration that arises from such intent-to-use application under applicable federal law, the Collateral shall not include any intent-to-use United States trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office, provided that upon such filing and acceptance, such intent-to-use applications shall be included in the Collateral and automatically subject to the Lien granted herein; (c) any Equity Interests of Credit Parties in any joint venture not prohibited by the terms of this Agreement; (d) [reserved]; (e) [reserved]; (f) leasehold interests; (g) Deposit Accounts exclusively used in the ordinary course of business for current payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any of the Credit Parties’ employees, (h) any life insurance policy, and the proceeds thereof, established in connection with the Domino Repurchase Agreement; and (i) all Equity Interests in Specified Permitted Investments and the Specified Permitted Investments Account; provided, further, that no security documents governed by the laws of any jurisdiction other than a jurisdiction in which a Credit Party is organized shall be required.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 17.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Authority” shall mean each and all of (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury and its Office of Foreign Assets Control, and the U.S. Customs and Border Protection agency, (b) the government of Canada or any agency thereof, (c) the European Union or any agency thereof, (d) the government of the United Kingdom or any agency thereof, (e) the United Nations Security Council, (f) the Government of Canada (including Global Affairs Canada and Foreign Affairs, Trade and Development Canada and Public Safety Canada) and (g) any other Governmental Body with jurisdiction to administer Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws with respect to the conduct of a Covered Entity.

“Compliance Certificate” shall mean a compliance certificate substantially in the form attached hereto as Exhibit 1.2(b) to be signed by an Authorized Officer of Borrowing Agent, which shall state that, based on an examination sufficient to permit such Authorized Officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Credit Parties with respect to such default and, such certificate shall have appended thereto calculations which set forth Credit Parties’ compliance with the requirements or restrictions imposed by Section 6.5.

“Computation Period” shall mean each period of four consecutive fiscal quarters of Parent ending on the last day of a fiscal quarter.

“Conforming Changes” shall mean with respect to the Term SOFR Rate or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period” (or other applicable provision regarding interest periods available), the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the Other Documents).

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Credit Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement or the Other Documents, including any Consents required under all applicable federal, state, provincial or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Contingent Obligation” shall mean any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than trade payables of other Credit Parties in the ordinary course of business and by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

“Contributing Foreign Subsidiary” shall mean any Foreign Subsidiary, which, as of the last day of the four-fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 9.7 or 9.8, as the case may be, (a) contributes, individually, more than five percent (5.0%) of the Adjusted EBITDA for such four-fiscal quarter period or (b) owns directly or indirectly through its Subsidiaries, total assets exceeding five percent (5.0%) of the consolidated total assets of the Parent as of the last day of such four-fiscal quarter period.

“Control” shall mean the possession, directly or indirectly, of the power to vote 15% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” shall mean, at any time, each Credit Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Credit Party, are treated as a single employer under Section 414 of the Code.

“Country Limitation Schedule” shall mean the schedule published from time to time by Ex-Im Bank setting forth on a country by country basis whether and under what conditions Ex-Im Bank will provide coverage for the financing of export transactions to countries listed therein.

“Covered Entity” shall mean each Credit Party, any Subsidiary of each Credit Party, any pledgor of Collateral, and each Person that, directly or indirectly, is in control of any of the foregoing Persons.

“Credit Parties” shall mean the Borrowers and the Guarantors, and “Credit Party” shall mean any of them.

“Credit Parties on a Consolidated Basis” shall mean Parent and any Subsidiary of Parent.

“Cure Default” shall have the meaning set forth in Section 6.5(c) hereof.

“Customer” shall mean the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.12(b) hereof.

“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, at the Agent’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is two (2) Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. on the second Business Day immediately following such SOFR

Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrowing Agent, effective on the date of any such change.

“DAT” shall have the meaning set forth in the preamble to this Agreement.

“Debt Payments” shall mean, for any period and without duplication, in each case, all cash actually expended by Parent and its Subsidiaries to make (a) interest payments on any Advances hereunder, plus (b) payments on Capitalized Lease Obligations, plus (c) payments with respect to any other Indebtedness (but excluding payments made against the principal balance of Revolving Advances or the Term Loan) plus (d) scheduled principal payments on the Term Loan pursuant to Section 2.23.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage or Term Loan Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Agent, Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Borrowers or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to the Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.5(e) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Designated Lender” shall have the meaning set forth in Section 17.2(d) hereof.

“DH Inspection” shall have the meaning set forth in the preamble to this Agreement.

“Disqualified Equity Interests” shall mean any Equity Interests which, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than for Equity Interests not constituting Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof (other than for Equity Interests not constituting Disqualified Equity Interests), in whole or in part, on or prior to the date that is the one hundred eighty (180) days following the last day of the Term (as in effect at the time of issuance), (b) are convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case, at any time on or prior to the date that is the one hundred eighty (180) days following the last day of the Term (as in effect at the time of issuance), or (c) are entitled to receive scheduled dividends or distributions in cash prior to the date that is one hundred eighty (180) days following the last day of the Term (as in effect at the time of issuance); provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Parent or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institutions” shall mean the Persons identified in writing to Agent by Borrowing Agent as such on or prior to the Restatement Date and any of the Affiliates of such Persons reasonably identifiable as an Affiliate thereof solely on the basis of the similarity of their names.

“Documents” shall have the meaning set forth in Section 8.1(h) hereof.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Domestic Subsidiaries” shall mean, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any state or territory of the United States or District of Columbia, other than any Subsidiary of a Credit Party that is a Foreign Holding Company.

“Domino Repurchase Agreement” means that certain Repurchase Agreement dated January 27, 2012, between Holdings and Michael Wayne Domino, Jr., as in effect on the date hereof.

“Drawing Date” shall have the meaning set forth in Section 2.13(b) hereof.

“DTI” shall have the meaning set forth in the preamble to this Agreement.

“DTI Canada” shall have the meaning set forth in the preamble to this Agreement.

“DTS” shall have the meaning set forth in the preamble to this Agreement.

“EBITDA” shall mean for any period and calculated with respect to the Credit Parties on a Consolidated Basis, the sum of (without duplication) (a) net income (or loss) for such period (excluding non-cash gains and non-cash losses), plus (b) all interest expense for such period (including, without limitation, all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to the Lenders) paid or accrued during such period), plus (c) all charges against income for such period for federal, foreign and state taxes, plus (d) depreciation expenses for such period, plus (e) amortization expenses (including amortization of goodwill) for such period.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Effective Federal Funds Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Effective Federal Funds Rate” for such day shall be the Effective Federal Funds Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Effective Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Eligibility Date” shall mean, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Borrower or Guarantor is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Foreign Receivable(s)” shall mean a Receivable resulting from a sale to a Customer outside the continental United States or a province or territory of Canada that has adopted a PPSA and is a country for which “full support” is provided as indicated on the most recently published Country Limitation Schedule, if (a) such sale is on letter of credit, guaranty or acceptance terms, in each case, acceptable to Agent in its Permitted Discretion, and (b) the requirements for an Eligible Receivable are satisfied.

“Eligible Foreign Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(iii) hereof.

“Eligible Inventory” shall mean and include, with respect to each Borrower, Inventory (other than Rental Fleet Inventory), valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in the exercise of the Agent’s Permitted Discretion deemed to be, obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate in its Permitted Discretion including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance); provided, that the Agent shall not deem raw materials, bar stock and forgings ineligible under this definition solely because such Inventory has not been used within twelve-months of the acquisition thereof. In addition, Inventory shall not be Eligible Inventory if it: (a) does not conform in all material respects to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof; (b) is in-transit within the United States or Canada; (c) is located outside the continental United States or Canada or at a location that is not otherwise in compliance with this Agreement; (d) constitutes Consigned Inventory; (e) is the subject of an Intellectual Property Claim; (f) is situated at a location not owned by a Borrower or an Account Debtor (as defined in the Uniform Commercial Code or the PPSA, as applicable) of Borrower unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement (or Agent shall agree otherwise in its Permitted Discretion after establishing reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion); or (g) or if the sale of such Inventory would result in an ineligible Receivable.

“Eligible Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(iv) hereof.

“Eligible Receivables” shall mean and include with respect to each Borrower, each Receivable of such Borrower (other than Eligible Unbilled Receivables) arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate in its Permitted Discretion, including without limitation, at its request, receipt of field examinations and appraisals reasonably satisfactory to it with respect to any new Receivables acquired pursuant to a Permitted Acquisition. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Receivable if:

(a) it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower (excluding other portfolio companies of the Sponsor approved by Agent in its Permitted Discretion);

(b) (i) in the case of an Investment Grade Customer, it is due or unpaid more than (x) one hundred eighty (180) days after the original invoice date, or (y) one hundred fifty (150) days after the original due date, and (ii) in the case of a Non-Investment Grade Customer, it is due or unpaid more than (x) ninety (90) days after the original invoice date or (y) sixty (60) days after the original due;

(c) fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables or Eligible Unbilled Receivables hereunder;

(d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached in any material respect;

(e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, receiver and manager, monitor, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case or proceeding under any state or federal bankruptcy laws or the occurrence of an Insolvency Event (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws or the occurrence of an Insolvency Event, or (viii) take any action for the purpose of effecting any of the foregoing;

(f) the sale is to a Customer who is not qualified to do business in the United States of America or Canada, or whose principal place of business is outside the continental United States of America or a province of Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper (including a Rental Agreement) and, with respect to such chattel paper, the applicable Borrower (i) has not delivered the original thereof to Agent or (ii) such chattel paper does not contain a conspicuous legend stating that all of such Borrower’s right to payments and any security interest arising under such chattel paper has been pledged to Agent, and that notice is thereby given that the grant of any Lien with respect to such chattel paper or the retention of proceeds thereunder violates the rights of Agent, in each case, in form and substance is satisfactory to Agent;

(h) Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i) the Customer is the United States of America, federal government of Canada, any state, province, territory, or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has fully complied with or is exempt under the Financial Administration Act (Canada), as amended, to Agent’s satisfaction or has otherwise complied with other applicable statutes or ordinances;

(j) the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k) the aggregate amount of outstanding Receivables (i) with respect to any Customer other than Schlumberger and Halliburton, which exceeds twenty-five percent (25%) (or such greater percentage as Agent may determine in its Permitted Discretion) of all Eligible Receivables, and (ii) with respect to each of Schlumberger and Halliburton, which exceeds fifty percent (50%) of all Eligible Receivables, in each case, to the extent such Receivable exceeds such limit;

(l) the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim or is contingent in any respect (including by virtue of the Customer also being a creditor or supplier of the applicable Borrower) with respect to the Receivable, but only to the extent of the maximum potential amount of such offset, deduction, defense, dispute, counterclaim or contingency against the applicable Receivable;

(m) the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts, deductions, allowances or sales rebates made in the Ordinary Course of Business for prompt payment, all of which discounts, deductions, allowances or sales rebates are reflected in Borrowers’ calculation of the face value of each respective invoice related thereto, but only to the extent of such deduction;

(n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed but only to the extent of such rejection, return, revocation or refusal;

(o) such Receivable is not payable to the applicable Borrower;

(p) the Receivable is sold pursuant to a Permitted Factoring Arrangement; or

(q) the sale is to a Customer outside the continental United States of America or a province or territory of Canada that has not adopted a PPSA, unless the sale is an Eligible Foreign Receivable.

“Eligible Rental Fleet Inventory” shall mean and include, with respect to each Borrower, Rental Fleet Inventory owned by such Borrower which Agent, in its Permitted Discretion, shall not deem ineligible Rental Fleet Inventory, based on such considerations as Agent may from time to time deem appropriate in its Permitted Discretion, including whether the Rental Fleet Inventory is subject to a perfected, first priority security interest in favor of Agent in each applicable jurisdiction including where Rental Fleet Inventory is physically located and no other Lien. In addition, Rental Fleet Inventory shall not be Eligible Rental Fleet Inventory if it (i) does not conform in all material respects to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof, (ii) is located at a location that is not otherwise in compliance with this Agreement, (iii) is subject to any agreement that limits, conditions or restricts Borrower’s or Agent’s right to sell or otherwise dispose of such Rental Fleet Inventory, unless Agent is a party to such agreement; (iv) is covered by a negotiable document of title that has not been delivered to Agent, (v) is not covered by insurance to the extent required under this Agreement, or (vi) is not in good working condition (wear and tear excepted).

“Eligible Rental Fleet Inventory” shall have the meaning set forth in Section 2.1(a)(y)(v) hereof.

“Eligible Unbilled Receivables” shall mean and include with respect to any Borrower, each Receivable of such Borrower (other than Eligible Receivables) arising in the Ordinary Course of Business (i) representing services previously performed by such Borrower and accepted by the Customer, (ii) which in accordance with such Borrower’s written agreement with the Customer, has not yet been fully invoiced and billed to the Customer and (iii) that would otherwise constitute an Eligible Receivable but for the fact that the full amount of such Receivable has not been invoiced and billed to the Customer. A Receivable shall not be deemed an Eligible Unbilled Receivable unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by documentation satisfactory to Agent in its Permitted Discretion. In addition, no Receivable shall be (or remain, as applicable) an Eligible Unbilled Receivable if:

(a) it has not been invoiced and billed to the Customer within thirty (30) days of the applicable and corresponding work completion date;

(b) with respect to any Receivable generated after the Closing Date, Agent shall not have received, upon request, a true, correct and complete copy of the written agreement between such Borrower and Customer in respect thereof; or

(c) any representation, circumstance or requirement set forth in the definition of Eligible Receivables (other than clauses (b) and (j) (with respect to the provision of services only) thereof) is not true or otherwise satisfied with respect to the applicable Receivable.

“Eligible Unbilled Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Environmental Complaint” shall have the meaning set forth in Section 9.3 hereof.

“Environmental Laws” shall mean all federal, state, provincial and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules and regulations and legally binding and applicable orders and directives of federal, state, provincial, international and local Governmental Bodies with respect thereto, including, without limitation, the Environmental Protection Act.

“Equipment” shall mean and include as to each Credit Party all of such Credit Party’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the applicable Laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited or unlimited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Erroneous Payment” shall have the meaning set forth in Section 14.14(a) hereof.

“Erroneous Payment Deficiency Assignment” shall have the meaning set forth in Section 14.14(d) hereof.

“Erroneous Payment Impacted Class” shall have the meaning set forth in Section 14.14(d) hereof.

“Erroneous Payment Return Deficiency” shall have the meaning set forth in Section 14.14(d) hereof.

“Erroneous Payment Subrogation Rights” shall have the meaning set forth in Section 14.14(d) hereof.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Excess Cash Flow” shall mean, for any fiscal period, in each case for Credit Parties on a Consolidated Basis, EBITDA, minus each of the following, to the extent actually paid in cash during such fiscal period, Unfinanced Capital Expenditures, distributions (including income tax distributions) and dividends made, taxes paid (including federal, state, provincial, local, excise, franchise and similar taxes), management fees, all loan servicing fees and other similar fees in respect of Indebtedness, all mandatory prepayments of the Advances required by Section 2.19 hereof and Debt Payments plus decreases in working capital for such fiscal period, minus increases in working capital for such fiscal period.

“Exchange Act” shall mean the Securities Exchange Act of 1934 or any other similar applicable legislation in any applicable jurisdiction, as amended.

“Excluded Claims” means Claims of any Indemnified Party that arise from such Person’s gross negligence, willful misconduct or breach in bad faith (in each case, as determined by a court of competent jurisdiction by final and nonappealable judgment).

“Excluded Collateral Amount” shall have the meaning set forth in Section 4.1.

“Excluded Foreign Asset Threshold” shall mean as of the last day of the four-fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 9.7 or 9.8, as the case may be, fifteen percent (15.0%) of the consolidated total assets of the Parent as of the last day of such four-fiscal quarter period.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Borrower and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s and/or Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Property” shall have the meaning assigned to such term in the definition of Collateral.

“Excluded Tax” shall mean, with respect to any Recipient or any other recipient of any payment to be made by or on account of any Obligations, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or applicable lending office is located, or that are Other Connection Taxes, (b) in the case of a Lender, any withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new lending office) except to the extent that such Lender was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from Credit Parties with respect to such withholding Tax pursuant to Section 3.10(a), (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(e) and (d) any Taxes imposed under FATCA.

“Existing Credit Agreement” shall mean that certain Amended and Restated Revolving Credit and Security Agreement dated as of June 20, 2023, by and among the Credit Parties party thereto, the Lender party thereto, and Agent, as amended, supplemented or otherwise modified prior to the Restatement Date.

“Extended Term Customers” shall mean each of the Customers commonly known as Schlumberger Limited (“Schlumberger”), Weatherford International, Baker Hughes Incorporated, Halliburton Company (“Halliburton”), Pioneer Natural Resources Company (in each case, and their Affiliates) and any additional Customer approved by the Agent in its Permitted Discretion.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements between the United States and another country entered into in connection therewith, and any fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to such intergovernmental agreement.

“Fee Letter” shall mean, collectively, (i) that certain Third Amended and Restated Fee Letter dated as of the Restatement Date by and among Borrowers and Agent (the “Restatement Date Fee Letter”), and (ii) any other agreement entered into by or among any Credit Parties and Agent or the Lenders in connection with this Agreement, which agreement is designated as a “Fee Letter” therein.

“Financial Covenant Period” shall mean each period (a) commencing upon the (i) occurrence of an Event of Default, or (ii) Undrawn Availability being less than twelve and half percent (12.5%) of the lesser of the (x) Maximum Revolving Advance Amount and (y) Formula Amount, and (b) ending on the first date thereafter on which (i) such Event of Default has been waived in accordance with the terms hereof, if such Financial Covenant Period commenced due to the occurrence of an Event of Default, or (ii) Undrawn Availability for the thirty (30) consecutive days most recently ended was equal to or greater than twelve and half percent (12.5%) of the lesser of the (x) Maximum Revolving Advance Amount and (y) Formula Amount.

“Fixed Charge Coverage Ratio” shall mean, with respect to any fiscal period, and calculated with respect to the Credit Parties on a Consolidated Basis (without duplication) the ratio of (a) (i) Adjusted EBITDA for the four fiscal quarter period then ending, minus (ii) Unfinanced Capital Expenditures made during such period, minus (iii) to the extent not already deducted from EBITDA, distributions (including tax distributions) and dividends made during such period (except to the extent paid to a Credit Party or pursuant to the Domino Repurchase Agreement), minus cash taxes paid during such period to (b) all Debt Payments made during such period.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Borrower, Guarantor and/or any of their respective Subsidiaries.

“Foreign Currency Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Foreign Currency Hedge.

“Foreign Holding Company” shall mean any Subsidiary of a Credit Party that (a) is a disregarded entity or partnership for U.S. Federal income tax purposes and (b) owns one or more Foreign Subsidiaries, either directly or indirectly through other entities that are disregarded entities or partnerships for U.S. Federal income tax purposes, and the primary assets of all such disregarded entities (other than equity interests in each other) consist of equity interests of such Foreign Subsidiaries.

“Foreign Lender” shall mean (a) if the Borrower is a U.S. Borrower, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Borrower, a Lender that is organized under the laws of a jurisdiction other than that in which that Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction and Canada and each province and territory thereof shall constitute a single jurisdiction.

“Foreign Subsidiary” of any Person shall mean (a) any Subsidiary of such Person that is not organized or incorporated in the United States or any State or territory thereof and (b) any Foreign Holding Company.

“Formula Amount” shall have the meaning set forth in Section 2.1(a).

“FSRA” shall mean The Financial Services Regulatory Authority of Ontario, the Alberta Superintendent of Financial Institutions or any like body in Canada or in any other province or territory or jurisdiction of Canada with whom a Canadian Pension Plan is required to be registered in accordance with Applicable Law and any other Governmental Body succeeding to the functions thereof.

“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness, and specifically including Capitalized Lease Obligations, and also including, in the case of Credit Parties, the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons provided however that for purposes of determining the amount of Funded Debt with respect to the Obligations, the amount of Funded Debt shall be equal to the sum of the outstanding Revolving Advances, Swing Loans, the Maximum Undrawn Amount of all outstanding Letters of Credit as of the last day of any fiscal quarter and the outstanding principal amount of the Term Loan as of the date of determination.

“GAAP” shall mean generally accepted accounting principles in the United States of America or Canada, as applicable, in effect from time to time.

“General Intangibles” shall mean and include as to each Credit Party all of such Credit Party’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trade names, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to such Credit Party to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Government Official” shall mean any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Body, government-owned or government-controlled association, organization, business, or enterprise, or public international organization, any political party or official thereof and any candidate for political office.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

“Governmental Body” shall mean the government of the United States of America or of any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” shall mean (i) Holdings, (ii) Parent and (iii) any Subsidiary of a Borrower or any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” shall mean collectively all such Persons.

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Agent.

“Guaranty” shall mean (i) Article XVI of this Agreement and (ii) any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent in its Permitted Discretion.

“Hard Cost” shall mean, with respect to the purchase by any Borrower of an item of Eligible Rental Fleet Inventory, the net cash amount actually paid to acquire title to such item, net of all incentives, discounts and rebates, and exclusive of freight, delivery charges, installation costs and charges, software costs, charges and fees, warranty costs, taxes, insurance and other incidental costs or expenses and all indirect costs or expenses of any kind as evidenced by invoices, receipts and other documentation satisfactory to Agent in its Permitted Discretion.

“Hard Cost Eligible Rental Fleet Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(vi).

“Hazardous Discharge” shall have the meaning set forth in Section 9.3(b) hereof.

“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” shall mean all waste materials subject to regulation under RCRA or similar applicable state or provincial Law relating to hazardous waste disposal, and any other Applicable Laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall have the meaning provided in the definition of “Lender- Provided Interest Rate Hedge”.

“Hedging Obligation” shall mean, with respect to any Person, any liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Holdings” shall have the meaning set forth in the preamble to this Agreement.

“Immaterial Foreign Subsidiary” shall mean any Foreign Subsidiary not formed or organized under the laws of Canada or any province thereof, which, as of the last day of the four-fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 9.7 or 9.8, as the case may be, (a) together with all other Immaterial Foreign

Subsidiaries, would contribute in the aggregate less than five percent (5.0%) of the Adjusted EBITDA for such four-fiscal quarter period, (b) together with all other Immaterial Foreign Subsidiaries, owns directly or indirectly through its Subsidiaries, total assets in the aggregate not exceeding five percent (5.0%) of the consolidated total assets of the Parent as of the last day of such four-fiscal quarter period, and (c) has been designated in writing by the Borrowing Agent to the Agent as an Immaterial Foreign Subsidiary.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness); (g) all Disqualified Equity Interests of such Person; (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (j) off-balance sheet liabilities and/or pension plan liabilities of such Person; and (k) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (j).

“Indemnified Tax” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Credit Party under any Other Document and (b) to the extent not otherwise described in (a), Other Taxes, in each case, other than any interest or penalties attributable to the willful misconduct or gross negligence of any Recipient as determined by a final and non-appealable judgment of a court of competent jurisdiction.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United

States Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) or any applicable corporate statute), or regulatory restrictions, (b) has had a receiver, interim receiver, receiver and manager, conservator, trustee, administrator, monitor, liquidator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization, arrangement, or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business or any sale of its assets in bulk, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clause (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Insurance Premium Lender” shall have the meaning set forth in the definition of Permitted Insurance Premium Financing Indebtedness.

“Insurance Premium Loan Documents” shall have the meaning set forth in the definition of Permitted Insurance Premium Financing Indebtedness.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.

“Intellectual Property Claim” shall mean the assertion, by any means, by any Person of a claim that any Credit Party’s ownership, use, marketing, sale or distribution of any Inventory, equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Intellectual Property Security Agreement” shall mean any Intellectual Property Security Agreement covering any material Intellectual Property necessary in the Business of a Credit Party, dated after the Closing Date between such Credit Party and Agent, the form and substance of which shall be satisfactory to Agent.

“Interest Period” shall mean the period provided for any Term SOFR Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“International Trade Laws” shall mean all Laws relating to economic and financial sanctions, trade embargoes, export controls, customs and anti-boycott measures.

“Inventory” shall mean and include as to each Credit Party all of such Credit Party’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Credit Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Investment” shall mean, with respect to any Person, any of (a) the purchase of any debt or equity security of any other Person, (b) the making of any loan or advance to any other Person, (c) becoming obligated with respect to a Contingent Obligation in respect of obligations of any other Person (other than travel and similar advances to employees in the ordinary course of business and other than intercompany payables and accounts receivable between any Credit Party or any Subsidiary or vice-versa or between Subsidiaries in and arising in the ordinary course of business) or (d) the making of an Acquisition.

“Investment Affiliate” shall mean any fund or investment vehicle (including, without limitation, any Permitted Investor) that (a) is organized by Sponsor for the purpose of making equity or debt investments in one or more companies and (b) is controlled by, or under common control with, Sponsor. For purposes of this definition “control” shall mean the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Investment Grade Customer” means any Customer with a corporate credit rating of BBB- or greater from S&P and Baa3 or greater from Moody’s.

“Investment Property” shall mean and include as to each Credit Party, all of such Credit Party’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms hereof.

“ITA” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time.

“Law” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, executive order, directive, injunction, writ, decree, bond, judgment, authorization or approval, lien or award or any settlement arrangement, by agreement, consent or otherwise, of any Governmental Body, foreign or domestic, federal, state, territorial, provincial or local.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include Revolving Lenders and each Person which becomes a transferee, successor or assign of any Lender in accordance with the terms hereof. For the purpose of provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to the Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.

“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender and for which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Borrower, Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Security Agreement and/or Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof, to the extent not constituting Excluded Hedge Liability or Liabilities.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which Agent confirms meets the following requirements: such Interest Rate Hedge (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The liabilities of any Credit Party to the provider of any Lender-Provided Interest Rate Hedge (the “Hedge Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under any Guaranty and secured obligations under any Security Agreement and/or Guarantor Security Agreement and otherwise treated as Obligations for purposes of each of the Other Documents, to the extent not constituting Excluded Hedge Liability or Liabilities. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Letter of Credit Application” shall have the meaning set forth in Section 2.11(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.13(d) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2(a) hereof.

“Letter of Credit Sublimit” shall mean $5,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.10 hereof.

“Leverage Ratio” shall mean, as of the last day of any fiscal quarter of the Parent, the ratio of (a) Funded Debt as of such last day to (b) Adjusted EBITDA for the four fiscal quarter period then ending.

“Lien” shall mean any mortgage, deed of trust, deemed or statutory trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, encumbrance, or other security agreement or preferential arrangement in respect of any asset of any kind or nature whatsoever including any adverse right or claim, conditional sale or other title retention agreement, and any lease having substantially the same economic effect as any of the foregoing.

“Lien Waiver Agreement” shall mean an agreement in form and content acceptable to Agent in its Permitted Discretion and which is executed in favor of Agent by a Person who owns premises at which any Collateral may be located from time to time.

“Management Agreement” shall mean that certain Monitoring and Oversight Agreement, dated as of January 27, 2012, between Holdings and Hicks Holdings Operating LLC, as amended by that certain First Amendment to Monitoring and Oversight Agreement dated as of February 13, 2023, between Holdings and Hicks Holdings Operating LLC, as further amended supplemented or otherwise modified following the Restatement Date as permitted hereunder.

“Management Fee Subordination Agreement” shall mean that certain Amended and Restated Management Fee Subordination Agreement dated as of the Restatement Date among Agent, the Sponsor, the Borrowers and Holdings, as amended, supplemented or otherwise modified as permitted hereunder.

“Management Fees” shall mean the “Monitoring Fees” as defined in Section 3(a) of the Management Agreement, as in effect on the Restatement Date.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, results of operations, and/or assets of the Credit Parties, taken as a whole, (b) the Credit Parties’ ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or enforceability of Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the principal benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents. Notwithstanding the foregoing, in no event shall the consummation of the transactions contemplated in the ROC Merger Agreement constitute a Material Adverse Effect.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Credit Party, which is material to any Credit Party’s business and which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.

“Material Foreign Subsidiary” shall mean any Foreign Subsidiary not formed or organized under the laws of Canada or any province thereof that is not an Immaterial Foreign Subsidiary.

“Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum Swing Loan Advance Amount” shall mean $8,000,000.

“Maximum Revolving Advance Amount” shall mean $80,000,000.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 17.3(d) hereof.

“Monthly Reporting Period” shall mean each period (a) commencing upon the (i) occurrence of an Event of Default, or (ii) Undrawn Availability being less than twenty-five percent (25%) of the lesser of the (x) Maximum Revolving Advance Amount and (y) Formula Amount, and (b) ending on the first date thereafter on which (i) such Event of Default has been waived in accordance with the terms hereof, if such Monthly Reporting Period commenced due to the occurrence of an Event of Default, or (ii) Undrawn Availability for the thirty (30) consecutive days most recently ended was equal to or greater than twenty-five percent (25%) of the lesser of the (x) Maximum Revolving Advance Amount and (y) Formula Amount.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required to be made by any Credit Party or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Pension Benefit Plan which has two or more contributing sponsors (including any Credit Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.

“Net Cash Proceeds” means, the aggregate cash proceeds received by any Credit Party in respect of any sale or other disposition of assets of such Credit Party, in each case net of (without duplication) (A) the amount required to repay any Indebtedness (other than the Advances), including Capitalized Lease Obligations, incurred with respect to, or secured by a Permitted Encumbrance on, any assets of a Credit Party that are sold or otherwise disposed of in connection with such asset sale, (B) the reasonable out-of-pocket expenses incurred in effecting such issuance, sale or other disposition and (C) any Taxes reasonably attributable to such asset sale and reasonably estimated by such Credit Party to be actually payable.

“Net Orderly Liquidation Value” means the dollar amount that is estimated to be recoverable in an orderly liquidation of Borrowers’ Eligible Inventory and Eligible Rental Fleet Inventory as set forth in the most recent NOLV Appraisal received by Agent and upon which Agent may rely, such value to be calculated net of all operating expenses and associated costs and expenses of such liquidation.

“Non-Defaulting Lender” shall mean, at any time, any Lender holding a Revolving Commitment that is not a Defaulting Lender at such time.

“Non-Investment Grade Customer” shall mean, any customer that is not an Investment Grade Customer.

“NOLV Appraisal” means an on-site appraisal or desk-top update to such an appraisal, as applicable, conducted to determine the Net Orderly Liquidation Value of the Borrowers’ Eligible Inventory and Eligible Rental Fleet Inventory; such appraisal to be conducted (whether on-site or through desk-top update) from time to time by an appraisal company selected by the Borrowing Agent and approved by Agent (provided, that upon the rejection by Agent of an appraisal company proposed by Borrowing Agent, the Borrowing Agent must propose an alternate appraisal company within five (5) Business Days thereafter for Agent’s consideration) in accordance with Agent’s requirements and otherwise in form, scope, methodology and content acceptable to Agent and Agent shall have received a duplicate copy of such appraisal addressed to Agent.

“Non-Defaulting Lender” shall mean, at any time, any Lender holding a Revolving Commitment that is not a Defaulting Lender at such time.

“Non-Qualifying Party” shall mean any Credit Party that fails for any reason to qualify as an Eligible Contract Participant.

“Notes” shall mean the Revolving Credit Note, the Swing Loan Note and the Term Note.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances and Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Borrower or Guarantor or any Subsidiary of any Borrower or any Guarantor to Issuer, Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of Issuer, Swing Loan Lender. any Lender or Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Borrower and any indemnification obligations payable by any Credit Party arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, arrangement, reorganization or like proceeding relating to any Credit Party, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document (including this Agreement, the Other Documents, Lender-Provided Interest Rate Hedges and any Cash Management Products and Services) whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, equipment lease, establishment of any purchase card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, (i) any and all of any Borrower’s or any Guarantor’s Indebtedness and/or liabilities (and any and all indebtedness, obligations and/or liabilities of any Subsidiary of any Borrower or any Guarantor) under this Agreement, the Other Documents or under any other agreement between Issuer, Agent or Lenders and any Credit Party and any amendments, extensions, renewals or increases and all costs and expenses of Issuer, Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Credit Party to Issuer, Agent or Lenders to perform acts or refrain from taking any action, (ii) all Hedge Liabilities and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Ordinary Course of Business” shall mean, with respect to any Credit Party, the ordinary course of such Credit Party’s Business.

“Organizational Documents” shall mean (i) with respect to any corporation, its certificate or articles of incorporation, amalgamation or organization and its by-laws, (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement, and (iv) with respect to any limited liability company, its articles of organization and its operating agreement, in each case, as may be amended from time to time. In the event any term or condition of this Agreement or any Other Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Other Document, or sold or assigned an interest in any Advance or Other Document).

“Other Documents” shall mean the Notes, the Perfection Certificates, the Fee Letter, any Guaranty, any Guarantor Security Agreement, any Security Agreement, the Management Fee Subordination Agreement, any Pledge Agreement and any and all other agreements, instruments and documents, including intercreditor agreements, mortgagee waivers, guaranties, pledges, powers of attorney, consents, certificates, estoppels, standstill, non-disturbance, and all other writings heretofore, now or hereafter executed by any Credit Party and/or delivered to Agent or any Lender in connection with this Agreement (and shall include any amendment, restatement, renewal supplement, ratification, confirmation, reaffirmation or other modification of any of the foregoing).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, excise, value added, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest hereunder, or otherwise with respect to, any Other Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made at the request of any Credit Party under Section 3.11).

“Out-of-Formula Loans” shall have the meaning set forth in Section 17.2(e) hereof.

“Overnight Bank Funding Rate” shall mean, for any, day the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by the Agent for the purpose of displaying such rate) (an “Alternate Source”); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowing Agent.

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Participant” shall mean each Person who pursuant to Section 17.3(b) shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.13(d) hereof.

“Participation Commitment” shall mean the obligation hereunder of each Lender holding a Revolving Commitment to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.21(b)(iii) hereof) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.4(c) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.13(a) hereof.

“Payment Conditions” shall mean, at the time of declaring any dividend or distribution to the Equity Interest holders of Parent, the following conditions shall be satisfied: (a) no Default or Event of Default shall be existing at such time; (b) at such time, after giving pro forma effect to such transaction, (x) the Fixed Charge Coverage Ratio on a pro forma basis as of the last day of the most recently ended fiscal quarter is not less than 1.20 to 1.00, and (y) Undrawn Availability is greater than or equal to twenty five percent (25%) of the lesser of the (x) Maximum Revolving Advance Amount and (y) Formula Amount; and (c) Agent shall have received a Compliance Certificate evidencing satisfaction of the foregoing conditions.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412, 430 or 436 of the Code and either is currently, or was at any time within the preceding five (5) years, maintained by, or to which contributions are or, within the preceding five (5) years, were required by, any member of the Controlled Group. For the avoidance of doubt, the term “Pension Benefit Plan” shall not include any Canadian Pension Plan or any Canadian Benefit Plan.

“Perfection Certificate” shall mean the Perfection Certificate, each dated as of the Restatement Date, executed by the applicable Credit Parties and delivered to Agent.

“Permitted Acquisition Documents” shall mean each document, instrument, agreement or certificate entered into in connection with a (i) Permitted Acquisition or (ii) Permitted Acquisition (as defined under the Existing Credit Agreement), in each case, together with all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof.

“Permitted Acquisitions” shall mean Acquisitions of the assets or Equity Interests of another Person (the “target”), other than any joint-venture or similar structure, so long as: (a) at the time of and after giving effect to such Acquisition, Borrowers have Undrawn Availability of not less than twenty percent (20%) of the lesser of the (x) Maximum Revolving Advance Amount and (y) Formula Amount pursuant to a written report certified by an Authorized Officer setting forth Undrawn Availability; (b) if the total costs and liabilities (including without limitation, all assumed liabilities, all earn-out payments, deferred payments and the value of any other stock or assets transferred, assigned or encumbered with respect to such Acquisitions) of any individual Acquisition equals or exceeds $15,000,000, Agent shall have received a quality of earnings report with respect to the target in form and substance reasonably satisfactory to Agent; (c) with respect to the Acquisition of Equity Interests, such target shall (i) have a positive EBITDA and Tangible Net Worth, calculated in accordance with GAAP immediately prior to such Acquisition, (ii) in the case of a Domestic Subsidiary, subject to Section 7.11, be added as a Credit Party to this Agreement and be jointly and severally liable for all Obligations, and (iii) subject to Section 7.11, grant to Agent a first priority lien in all assets of such target (other than any asset that would be Excluded Property hereunder); (d) the target or property is used or useful in the Credit Parties’ Ordinary Course of Business; (e) subject to Section 7.11, Agent shall have received, or shall promptly receive, a first-priority security interest in all acquired assets or Equity Interests (in each case, other than assets or Equity Interests that would be Excluded Property hereunder), subject to documentation satisfactory to Agent; (f) the board of directors (or other comparable governing body) of the target shall have duly approved the transaction; (g) Borrowers shall have delivered to Agent (i) a pro forma balance sheet and pro forma financial statements and a Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a pro forma basis, Credit Parties would be in compliance with the financial covenants set forth in Section 6.5 as of the most recent fiscal quarter end and (ii) financial statements of the acquired entity for the two most recent fiscal years then ended (to the extent available), in form and substance acceptable to Agent in its Permitted Discretion; (h) if such Acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such Acquisition shall be effected by having such Equity Interests acquired by a corporate holding company directly or indirectly wholly-owned by a Credit Party and newly formed for the sole purpose of effecting such Acquisition; (i) no assets acquired in any such transaction(s) shall be included in the Formula Amount until Agent has received a field examination and/or appraisal of such assets, in form and substance acceptable to Agent; (j) no Default or Event of Default shall have occurred or will immediately occur after giving pro forma effect to such Acquisition, and (k) Agent shall have received at least ten (10) Business Days’ (or such shorter period as Agent may agree to in its Permitted Discretion) prior written notice of such Acquisition. For the purposes of calculating Undrawn Availability under this definition, any assets being acquired in the proposed Acquisition shall be included in the Formula Amount on the date of closing so long as Agent has received an audit or appraisal of such assets as set forth in clause (i) above and so long as such assets satisfy the applicable eligibility criteria.

“Permitted Assignees” shall mean: (a) Agent, any Lender or any of their direct or indirect Affiliates; (b) any fund that is administered or managed by Agent or any Lender, an Affiliate of Agent or any Lender or a related entity; and (c) any Person to whom Agent or any Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Agent’s or Lender’s rights in and to a material portion of such Agent’s or Lender’s portfolio of asset-based credit facilities; provided, that no Disqualified Institution shall constitute a Permitted Assignee.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Distributions” means (a) dividends, distributions, redemptions or other payments used for (i) financing premium payments on any life insurance policy established in connection with the Domino Repurchase Agreement and (ii) so long as a notice of termination with regard to this Agreement shall not be outstanding and no Event of Default or Default shall have occurred or would immediately occur after giving pro forma effect to such dividends or distributions, fees, expenses and indemnities under the Management Agreement permitted pursuant to the terms and conditions of this Agreement and the Management Fee Subordination Agreement, (b) dividends and distributions to the Equity Interest holders of Parent, so long as (i) the Payment Conditions are satisfied, (ii) the aggregate amount of such dividends and distributions made in any fiscal year does not exceed twenty five percent (25%) of Adjusted EBITDA for the prior year, and (iii) such dividends and distributions are not paid more than once per fiscal quarter of the Parent. (c) dividends and distributions to any Credit Party, (d) dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person, and (e) the purchase, redemption or otherwise acquisition shares of common stock or other common Equity Interests, incentive equity, or warrants or options to acquire any such shares in connection with customary employee or management agreements, plans or arrangements, all in an aggregate amount not to exceed $10,000,000 in any fiscal year.

“Permitted Earn-Outs” shall mean, with respect to any Person, unsecured obligations of such Person arising from any Permitted Acquisition which are (i) payable based on the achievement of specified financial results over time and (ii) are subject to subordination terms (or a subordination agreement in favor of Agent and Lenders) acceptable to Agent in its Permitted Discretion.

“Permitted Encumbrances” shall mean: (a) Liens in favor of Agent for the benefit of Agent and Lenders, including without limitation, Liens securing Hedge Liabilities and Cash Management Products and Services; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws (but not regarding any Pension Plans, Canadian Benefit Plans or Canadian Pension Plans), or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (e) Liens arising by virtue of the rendition, entry or issuance against any Credit Party or any Subsidiary, or any property of any Credit Party or any Subsidiary, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 10.6 hereof; (f) carriers’, repairmens’, mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that any such lien shall not encumber any other property of any Credit Party other than such assets and proceeds thereof; (h) other Liens incidental to the conduct of any Credit Party’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Agent’s or Lenders’ rights in and to the Collateral or the value of any Credit Party’s property or assets or which do not materially impair the use thereof in the operation of any Credit Party’s business; (i) [reserved]; (j) Liens disclosed on Schedule 1.2(b); provided that such Liens shall secure only those obligations which they secure on the Restatement Date (and extensions, renewals and refinancing of such obligations permitted by Section 7.8 hereof) and shall not subsequently apply to any other property or assets of any Credit Party other than the property and assets to which they apply as of Restatement Date; (k) Liens granted to an Insurance Premium Lender as security for Permitted Insurance Premium Financing Indebtedness; (l) Liens on the life insurance policy and proceeds thereof pursuant to the Domino Repurchase Agreement; (m) Liens in connection with the Permitted Factoring Arrangements; (n) Liens securing Indebtedness permitted pursuant to clause (p) of the definition of Permitted Indebtedness; provided that such Liens do not at any time encumber any property other than property of the Subsidiary acquired, or the property acquired, and proceeds thereof in connection with such Indebtedness and shall not attach to any assets of the Credit Parties theretofore existing or (except for any such proceeds) which arise after the date thereof, (o) operating leases or subleases granted by the Credit Parties to any other Person in the Ordinary Course of Business; and (p) (i) Liens solely on any cash earnest money deposits made by the Credit Parties in connection with any letter of intent or purchase agreement with respect to any Permitted Acquisition or other Investment permitted hereunder, and (ii) Liens consisting of an agreement to dispose of any property in a transaction permitted under this Agreement.

“Permitted Exchange of Rental Fleet Inventory” means any exchange or transfer of Rental Fleet Inventory among the Borrowers and their Subsidiaries from time to time in accordance with the requirements of the Business.

“Permitted Factoring Arrangements” shall mean the sale or other disposition of Receivables by a Borrower so long as (a) the Customer is (i) Schlumberger Technology Corporation or any of its Affiliates, (ii) Baker Hughes Incorporated or any of its Affiliates, or (iii) any other Person approved in writing by the Agent in its Permitted Discretion, (b) such sale is made pursuant to (i) a Supplier Agreement between any Borrower and each and any of Citibank, N.A., its branches and subsidiaries and affiliates or (ii) any other documentation and agreements in form and substance satisfactory to Agent in its Permitted Discretion, and (c) the net cash proceeds received by a Borrower from such sale are deposited in a Blocked Account.

“Permitted Foreign Subsidiary Investments” shall mean Investments by any Credit Party in any Foreign Subsidiary to the extent not otherwise constituting a Permitted Investment (a) in an aggregate amount not to exceed $10,000,000 since the Restatement Date or (b) so long as, at the time of making such Investment and after giving pro forma effect to such Investment, (i) the Fixed Charge Coverage Ratio as of the last day of the most recently ended fiscal quarter is not less than 1.20 to 1.00, (ii) Undrawn Availability is greater than or equal to twenty percent (20%) of the lesser of the (x) Maximum Revolving Advance Amount and (y) Formula Amount, and (iii) no Event of Default has occurred and is continuing.

“Permitted Indebtedness” shall mean: (a) the Obligations; (b) Indebtedness incurred for Capital Expenditures; (c) any guarantees of Indebtedness permitted under Section 7.3 hereof; (d) any Indebtedness listed on Schedule 7.8 as of the Restatement Date, and any Permitted Refinancing thereof; (e) Permitted Earn-Outs and Permitted Seller Debt; (f) Interest Rate Hedges and Foreign Currency Hedges that are entered into by Credit Parties to hedge their risks with respect to outstanding Indebtedness of Credit Parties and not for speculative or investment purposes; (g) intercompany Indebtedness owing from one or more Credit Parties to any other one or more Credit Parties in accordance with clause (c) of the definition of Permitted Loans and Permitted Foreign Subsidiary Investments; (h) endorsement of negotiable instruments for deposit or collection in the ordinary course of business; (i) Indebtedness in respect of workers’ compensation claims, self insurance obligations, performance bonds, surety appeal or similar bonds provided by a Credit Party in the Ordinary Course of Business; (j) Indebtedness consisting of Permitted Insurance Premium Financing Indebtedness; (k) Indebtedness owed to any Person providing property, casualty or liability insurance to a Credit Party in the Ordinary Course of Business in connection with the financing of insurance premiums; (l) any Subordinated Debt approved by Agent in its sole discretion; (m) Indebtedness arising under the Permitted Factoring Arrangements; (n) unsecured Indebtedness arising in the Ordinary Course of Business in connection with treasury management and commercial credit card, merchant card and purchase or procurement card services; (o) to the extent constituting unsecured Indebtedness, purchase price adjustments and holdbacks in connection with any Permitted Acquisition; (p) Indebtedness of any Person existing at the time such Person becomes a Subsidiary of any Credit Party or consolidates or merges into any Credit Party (including in connection with a Permitted Acquisition) so long as (i) such action is permitted under this Agreement or the Other Documents, (ii) such Indebtedness was not incurred in contemplation of such Person becoming a Subsidiary or of such merger or consolidation, and (iii) no Default or Event of Default shall have occurred or will immediately occur after giving pro forma effect to such action; and (q) other unsecured Indebtedness in an aggregate principal amount not to exceed $10,000,000.

“Permitted Insurance Premium Financing Indebtedness” means (a) Indebtedness evidenced by an insurance premium financing agreement with IPFS Corporation (including any amendments, re-financings, replacements and extensions thereof), (b) Indebtedness evidenced by an insurance premium financing agreement with respect to any directors and officers insurance obtained by any Credit Party and (c) Indebtedness arising under or in connection with the financing by any Credit Party of any insurance premiums, in which the insurance premium financier (the “Insurance Premium Lender”) has agreed in writing for the benefit of Agent that (i) the Insurance Premium Lender shall provide Agent with 30 days prior written notice of any intended cancellation of a financed insurance policy (such notice to include a brief description of the grounds for cancellation and the actions necessary to cure any breach or default), (ii) Agent shall have the right, but not the obligation, to cure any breach or default by the Credit Parties under the insurance premium financing arrangement (the “Insurance Premium Loan Documents”) (and any fees, expenses, costs, or other sums paid by Agent to effectuate such a cure shall constitute a Protective Advance), (iii) any Lien of such Insurance Premium Lender is at all times junior in priority to the Liens in favor of Agent (except with respect to unearned premiums or otherwise to the extent such Liens have priority under Applicable Law), and (iv) if the Insurance Premium Lender sells, assigns, or otherwise transfers the Insurance Premium Loan Documents or the loan represented by the Insurance Premium Loan Documents, whether in whole or in part, the Insurance Premium Lender shall require that any such purchaser, assignee, or transferee agrees (in writing) to be bound by the foregoing terms and conditions.

“Permitted Investments” shall mean: (a) Investments in obligations issued or guaranteed by the United States of America or any agency thereof; (b) Investments in commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating); (c) Investments in certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency; (d) Investments in U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof; (e) Permitted Loans; (f) Equity Interests owned in DTI Canada and Subsidiaries organized in Scotland on the Closing Date; (g) Permitted Foreign Subsidiary Investments; (h) Permitted Acquisitions; (i) Investments by Credit Parties organized under the laws of the United States or Canada (or any Province thereof) in Subsidiaries or other Credit Parties organized under the laws of the United States or Canada (or any Province thereof); (j) guarantees permitted by Section 7.3; (k) Investments received in connection with the dispositions of assets permitted by Section 7.1; (l) notes payable, or stock or other securities issued by an account debtor of any Credit Party to such Credit Party pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts in the Ordinary Course of Business; (m) Investments of any Person existing at the time such Person becomes a Subsidiary of any Credit Party or consolidates or merges into any Credit Party (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger or consolidation; (n) any Permitted Exchange of Rental Fleet Inventory; (o) the Specified Permitted Investments;

(p) Investments to the extent the consideration paid therefor by any Credit Party consists solely of the direct or indirect proceeds of a substantially contemporaneous issuance of, or contribution to capital of, Equity Interests of Parent; and (q) other Investments not constituting Permitted Acquisitions so long as the Payment Conditions are satisfied with respect thereto.

“Permitted Investors” means, collectively, (i) Thomas O. Hicks, (ii) Cinda Hicks, (iii) Mack H. Hicks, (iv) Thomas O. Hicks, Jr., and (v) TOH, Jr. Ventures, Ltd., MHH Ventures, Ltd., JAH Ventures, Ltd., RBH Ventures, Ltd., WCH Ventures, Ltd., and CFH Ventures, Ltd., but only to the extent the foregoing Persons described in this clause (v) are controlled by Thomas O. Hicks or, upon the death of Thomas O. Hicks, his estate or any other Person acceptable to Agent in its sole discretion.

“Permitted Loans” shall mean: (a) the extension of trade credit by a Borrower to its Customer(s), in the Ordinary Course of Business in connection with a sale of Inventory or rendition of services, in each case on open account terms; (b) loans to employees in the Ordinary Course of Business not to exceed as to all such loans the aggregate amount of $500,000 at any time outstanding; and (c) intercompany loans between and among Credit Parties, so long as, at the request of Agent, each such intercompany loan is evidenced by a promissory note (including, if applicable, any master intercompany note executed by Credit Parties) on terms and conditions (including terms subordinating payment of the indebtedness evidenced by such note to the prior payment in full of all Obligations) acceptable to Agent in its sole discretion that has been delivered to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Credit Party that are the payee(s) on such note.

“Permitted Refinancing” means any Indebtedness incurred or issued in exchange for, or the net cash proceeds of which are used solely to extend, refinance, renew, replace, defease or refund, existing Indebtedness, in whole or in part, from time to time; provided that (a) the principal amount of such Permitted Refinancing (or if such Permitted Refinancing is issued at a discount, the initial issuance price of such Permitted Refinancing) does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any premiums, accrued and unpaid interest, fees and expenses incurred in connection therewith), (b) no Subsidiary of any Credit Party is required to Guarantee such Permitted Refinancing unless such Subsidiary is (or concurrently with any such Guarantee becomes) a Guarantor hereunder, and (c) to the extent such Permitted Refinancing is expressly subordinate to the payment in full of all of the Obligations, the subordination provisions contained therein are either (x) at least as favorable to the Agent and the Lenders as the subordination provisions contained in the existing Indebtedness or (y) satisfactory to the Agent and the Required Lenders in their Permitted Discretion.

“Permitted Seller Debt” shall mean, collectively, any unsecured Indebtedness incurred in connection with a Permitted Acquisition, payable to the seller in connection therewith and containing subordination terms (or subject to a subordination agreement in favor of Agent and Lenders) and other terms and conditions acceptable to Agent in its Permitted Discretion.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Body or other entity.

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Credit Party or any member of the Controlled Group or to which any Credit Party or any member of the Controlled Group is required to contribute, but for the avoidance of doubt, does not include a Canadian Pension Plan or a Canadian Benefit Plan.

“Pledge Agreements” shall mean (i) that certain Amended and Restated Pledge Agreement executed by Parent in favor of Agent dated as of the Restatement Date, (ii) that certain Second Amended and Restated Pledge Agreement executed by Holdings in favor of Agent dated as of the Restatement Date, (iii) that certain Second Amended and Restated Pledge Agreement executed by DTI in favor of Agent dated as of the Restatement Date, and (iv) any other pledge agreements executed subsequent to the Restatement Date by any other Person to secure the Obligations, in each case, as may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“PPSA” shall mean the Personal Property Security Act as the same may from time to time be in effect in the Province of Alberta or the Personal Property Security Act (or Quebec Civil Code) as the same may from time to time be in effect in another Canadian jurisdiction, in each case, to the extent it may be required to apply to any item or items of Collateral, including the regulations and orders promulgated thereunder. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Premium Tools” shall have the meaning set forth in the preamble to this Agreement.

“Priority Payables” shall mean (a) the full amount of the liabilities of any Canadian Borrower which (i) have a trust imposed to provide for payment or a security interest, pledge, Lien, hypothec or charge ranking or capable of ranking senior to or pari passu with security interests, Liens, hypothecs or charges securing the Obligations on any Collateral under any federal, provincial, state, county, district, municipal, local or foreign law or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under local or national law, regulation or directive, including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages (including, without limitation, wages under the Wage Earner Protection Program Act), withholdings taxes, value added taxes and other amounts payable to an insolvency administrator, employee withholdings or deductions and vacation pay (including, without limitation, vacation pay under the Wage Earner Protection Program Act), severance and termination pay, workers compensation obligations, government royalties or pension obligations in each case to the extent such trust, or security interest, Lien, hypothec or charge has been or may be imposed and (b) the amount equal to the aggregate value of the Inventory which the Agent, in good faith, and on a reasonable basis, considers is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such suppliers right has priority over the security interests, Liens, hypothecs or charges securing the Obligations, including, without limitation, Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any applicable laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction (provided that, to the extent such Inventory has been excluded from Eligible Inventory, the amount owing to the supplier shall not be considered a Priority Payable).

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma EBITDA” shall mean for any period and calculated with respect to any acquired Person or assets, the sum of (a) net income (or loss) for such period (excluding non-cash gains and non-cash losses), plus (b) all interest expense for such period, plus (c) all charges against income for such period for foreign, federal, state and taxes, plus (d) depreciation expenses for such period, plus (e) amortization expenses (including amortization of goodwill) for such period.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves and as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness or Taxes will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or Taxes unless such Lien (x) does not attach to any Receivables or Inventory, (y) is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property Taxes that have priority as a matter of applicable state law) and, (z) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

“Protective Advances” shall have the meaning set forth in Section 17.2(f) hereof.

“Proxy Statement” shall have the meaning set forth in Section 5.5(a).

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchasing CLO” shall have the meaning set forth in Section 17.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 17.3(c) hereof.

“Qualified ECP Loan Party” shall mean each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all real property owned or leased as identified on Schedule 4.4 hereto or which is hereafter owned or leased by any Credit Party.

“Reamco” shall have the meaning set forth in the preamble to this Agreement.

“Receivables” shall mean and include, as to each Credit Party, all of such Credit Party’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Credit Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Credit Party arising out of or in connection with the sale or lease of Inventory or Equipment or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Recipient” shall mean (a) the Agent and (b) any Lender, Swing Loan Lender, Issuer or Participant, as applicable.

“Register” shall have the meaning set forth in Section 17.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.13(b) hereof.

“Release” shall have the meaning set forth in Section 5.7(d)(i) hereof.

“Rental Agreement” means any lease, contract, rental agreement, purchase order, delivery receipt, confirmation, or similar contractual or other arrangement by and between or among any Person that is not a Credit Party or an Affiliate thereof (excluding other portfolio companies of the Sponsor approved by Agent in its Permitted Discretion) and any Borrower, made in such Borrower’s Ordinary Course of Business, setting forth the terms and conditions governing or otherwise related to rental and/or lease of Rental Fleet Inventory.

“Rental Fleet Inventory” shall mean Inventory, excluding work in progress, to be used, or used, in the wellbore construction or casing installation process in the Ordinary Course of Business of the Credit Parties’ including, without limitation, consisting of rental Equipment characterized as drilling motors, drill pipes, tubular goods, tool supply kits, drill collars, stabilizers and sub-assemblies that, in each case of the foregoing, the Borrowers lease or rent to customers pursuant to a Rental Agreement.

“Reportable Compliance Event” shall mean that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty by, or enters into a settlement with, a Governmental Body in connection with any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or any predicate crime to any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, (b) any Covered Entity engages in a transaction that has caused or would cause any Person hereunder (including the Agent, the Issuer, the Lenders, and any underwriter, advisor, investor, or otherwise) to be in violation of any Anti-Corruption Law or International Trade Law, including a Covered Entity’s use of any proceeds of the Advances hereunder to directly or indirectly fund any activities or business of, with, or for the benefit of any Person that is a Sanctioned Person, or to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (c) any pledged Collateral qualifies as Blocked Property, or (d) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the Anti-Corruption Law-specific or International Trade Law-specific representations and covenants herein.

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder for which the thirty (30) day notice period has not been waived.

“Required Contribution Date” shall have the meaning set forth in Section 6.5(c) hereof.

“Required Lenders” shall mean Lenders (excluding any Defaulting Lenders) holding more than fifty percent (50%) of (i) the sum of the Advances and, if no Advances are outstanding, shall mean Lenders holding more than fifty percent (50%) of the Revolving Commitment Percentages and (ii) the outstanding principal amount of the Term Loan. Notwithstanding the foregoing, at any time there are two (2) or more unaffiliated Lenders, at least two (2) such Lenders (excluding any Defaulting Lenders) shall be required to constitute “Required Lenders” hereunder.

“Reserves” shall mean reserves against the Maximum Revolving Advance Amount, or the Formula Amount, as Agent may deem proper and necessary in its Permitted Discretion to impose from time to time based on a change in circumstances or the occurrence of events after the Restatement Date, including in respect of Priority Payables relating to any Canadian Borrower.

“Restatement Date” shall mean March 15, 2024.

“Revolving Advances” shall mean Advances made other than Letters of Credit, the Term Loan and Swing Loans.

“Revolving Commitments” shall mean, collectively, the commitments of the Revolving Lenders to make Revolving Advances and acquire participation interests in Letters of Credit as provided for in this Agreement in an aggregate amount not to exceed the Maximum Revolving Advance Amount as in effect from time to time.

“Revolving Commitment Amount” shall mean, as to any Lender, the Revolving Commitment amount (if any) set forth below such Lender’s name on the signature page hereto (or, in the case of any Lender that became party to this Agreement after the Restatement Date pursuant to Section 17.3(c) or (d) hereof, the Revolving Commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 17.3(c) or (d) hereof.

“Revolving Commitment Percentage” shall mean, as to any Lender, the Revolving Commitment Percentage (if any) set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Restatement Date pursuant to Section 17.3(c) or (d) hereof, the Revolving Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 17.3(c) or (d) hereof.

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean, (a) with respect to Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate (b) with respect to Term SOFR Rate Loans, the sum of the Applicable Margin plus Term SOFR Rate.

“Revolving Lender” shall mean each Lender that holds a Revolving Commitment and/or any interest in any Revolving Advances.

“ROC Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of February 13, 2023, by and among Holdings, ROC Energy Acquisition Corp., and ROC Merger Sub, Inc., as amended by that certain First Amendment to Agreement and Plan of Merger dated as of June 5, 2023, by and among Holdings, ROC Energy Acquisition Corp., and ROC Merger Sub, Inc.

“Sanctioned Jurisdiction” shall mean, at any time, a country, area, territory, or jurisdiction that is the subject or target of comprehensive sanctions program maintained by any Compliance Authority.

“Sanctioned Person” shall mean any Person that is (a) located in, organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction, (b) identified on any sanctions-related list maintained by any Compliance Authority, or (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of or at the direction of, one or more Persons described in clauses (a) or (b) above.

“SEC” shall mean the Securities and Exchange Commission or any other similar applicable authority in any applicable jurisdiction or any successor thereto.

“Secured Parties” shall mean, collectively, Agent, Issuer, Swing Loan Lender and Lenders, together with any Affiliates of Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and permitted assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933, or any similar applicable statute in any applicable jurisdiction, as amended.

“Security Agreement” shall mean any security agreement or general security agreement (including, without limitation, any intellectual property security agreement) executed and delivered in favor of Agent pursuant to this Agreement or any Other Document, in each case, as amended and restated, modified and supplemented from time to time.

“Settlement Date” shall mean the Closing Date and thereafter Wednesday or Thursday of each week or more frequently if Agent deems appropriate unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

“Slick Tools” shall have the meaning set forth in the preamble to this Agreement.

“SOFR” shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Determination Date” shall have the meaning set forth in the definition of Daily Simple SOFR.

“SOFR Floor” means a rate of zero.

“SOFR Rate Day” shall have the meaning set forth in the definition of Daily Simple SOFR.

“SOFR Reserve Percentage” shall mean, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

“Specified Canadian Pension Plan” means any Canadian Pension Plan which contains a “defined benefit provision”, as defined in subsection 147.1(1) of the ITA.

“Specified Default” shall have the meaning set forth in Section 6.5(c) hereof.

“Specified Permitted Investments” shall mean Investments in Equity Interests of Superior Drilling Products, Inc., a Utah corporation (“Superior Drilling”), not exceeding the lesser of (a) the aggregate amount paid to purchase 4.9% of the Equity Interests of Superior Drilling; and (b) $1,000,000 in the aggregate.

“Specified Permitted Investments Account” shall mean a securities, investment, or other similar brokerage account maintained by a Borrower and exclusively used to hold the Equity Interests of Specified Permitted Investments.

“Specified ROC Merger Costs” shall mean the fees and expenses directly resulting from the transactions contemplated by the ROC Merger Agreement that are paid in cash by the Credit Parties on the Restatement Date and set forth on a funds flow statement in form and detail satisfactory to Agent in its Permitted Discretion.

“Sponsor” shall mean, individually and collectively, HHEP-Directional, L.P., a Delaware limited partnership and any Affiliate thereof. For purposes of this definition “control” shall mean the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Subordinated Debt” shall mean (a) any Permitted Earn-Out, (b) any Permitted Seller Debt, and (c) any other unsecured Indebtedness of a Credit Party or a Subsidiary which has subordination terms, covenants, pricing and other terms which are acceptable to Agent in its Permitted Discretion.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean (a) with respect to the Equity Interests issued to a Credit Party by any Subsidiary (other than a Foreign Subsidiary), 100% of such issued and outstanding Equity Interests, and (b) with respect to any Equity Interests issued to a Credit Party by any Foreign Subsidiary that is a direct subsidiary thereof (i) 100% of such issued and outstanding Equity Interests not entitled to vote and (ii) 100% of the total combined voting power of all classes of stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) or such smaller percentage of such issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) that (x) would not cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as income includible by such Credit Party (or another affiliate thereof) pursuant to Section 951(a)(1)(B) of the Code and (y) would not cause any material adverse tax consequences.

“Swap” shall mean any “swap” as defined in Section 1 a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, or a Lender-Provided Foreign Currency Hedge.

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall have the meaning set forth in Section 2.4(a) hereof.

“Swing Loan Request” shall mean a request for Swing Loans made in accordance when Section 2.4(a) hereof.

“Swing Loans” shall mean collectively and “Swing Loan” shall mean separately all Swing Loans or any Swing Loan made by PNC to Borrowers pursuant to Section 2.4(a) hereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, similar fees or other similar charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Term Loan” shall have the meaning set forth in Section 2.23 hereof.

“Term Loan Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to fund a portion of the Term Loan in an aggregate principal equal to the Term Loan Commitment Amount (if any) of such Lender.

“Term Loan Commitment Amount” shall mean, as to any Lender, the term loan commitment amount (if any) set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Restatement Date pursuant to Section 17.3(c) or (d) hereof, the term loan commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 17.3(c) or (d) hereof.

“Term Loan Commitment Percentage” shall mean, as to any Lender, the Term Loan Commitment Percentage (if any) set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Restatement Date pursuant to Section 17.3(c) or (d) hereof, the Term Loan Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 17.3(c) or (d) hereof.

“Term Loan Rate” shall mean (a) with respect to Term Loans that are Domestic Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to Term Loans that are Term SOFR Rate Loans, the sum of the Applicable Margin plus the Term SOFR Rate.

“Term Note” shall mean the promissory note described in Section 2.23 hereof.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Determination Date” shall have the meaning set forth in the definition of Term SOFR Rate.

“Term SOFR Rate” shall mean, with respect to any Term SOFR Rate Loan for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, at the Agent’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a tenor comparable to such Interest Period on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrowing Agent on and as of (i) the first day of each Interest Period, and (ii) the effective date of any change in the SOFR Reserve Percentage.

“Term SOFR Rate Loan” shall mean an Advance that bears interest based on Term SOFR Rate.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Termination Event” shall mean: (a) a Reportable Event with respect to any Pension Benefit Plan; (b) the withdrawal of any Credit Party or any member of the Controlled Group from a Multiple Employer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Pension Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Pension Benefit Plan; (e) any event or condition (a) which constitutes or may reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan, or (b) that results or may be reasonably expected to result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Credit Party or any member of the Controlled Group from a Multiemployer Plan; (g) receipt by any Credit Party or any member of the Controlled Group of notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Credit Party or any member of the Controlled Group.

“Toxic Substance” shall mean and include any material present on the Real Property which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., or any similar applicable state or provincial law, or any other Applicable Laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead- based paints.

“Transactions” shall have the meaning set forth in Section 5.5(a) hereof.

“Transferee” shall have the meaning set forth in Section 17.3(d) hereof.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount minus Reserves implemented pursuant to Section 2.1 of the Credit Agreement minus the Maximum Undrawn Amount of all outstanding Letters of Credit, minus (b) the outstanding amount of Revolving Advances.

“Unfinanced Capital Expenditures” shall mean, as to any Credit Party, without duplication, a Capital Expenditure funded (a) from such Credit Party’s internally generated cash flow or (b) with the proceeds of a Revolving Advance or Swing Loan.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“Unused Line Fees” shall have the meaning assigned to it in the Restatement Date Fee Letter.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107- 56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Borrowers” shall mean the Borrowers that are organized under the laws of the United States.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Week” shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

1.3 Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Article 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision. In addition, without limiting the foregoing, the terms “accounts”, “chattel paper”, “goods”, “instruments”, “intangibles”, “proceeds”, “securities”, “investment property”, “document of title”, “inventory” and “equipment”, as and when used in the description of Collateral located in Canada shall have the meanings given to such terms in the PPSA.

1.4 Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders or all Lenders, as applicable. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the Credit Parties’ knowledge” or words of similar import relating to the knowledge or the awareness of any Credit Party are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of an Authorized Officer of any Credit Party or (ii) the knowledge that an Authorized Officer would have obtained if he had made reasonably specific inquiries as may be necessary of the employees or agents of such Credit Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

1.5 Canadian Terms. In this Agreement, (i) any term defined in this Agreement by reference to the “Uniform Commercial Code” shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security and other Laws (including, without limitation, the PPSA, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of the Agent, (ii) all references in this Agreement to “Article 8 of the Code” or “Article 8 of the Uniform Commercial Code” shall be deemed to refer also to applicable Canadian securities transfer Laws (including, without limitation, the Securities Transfer Act (Alberta)), (iii) all references in this Agreement to the United States Copyright Office or the United States Patent and Trademark Office shall be deemed to refer also to the Canadian Intellectual Property Office, (iv) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws, (v) all references to the United States of America, or to any subdivision, department, agency or instrumentality thereof shall be deemed to refer also to Canada, or to any subdivision, department, agency or instrumentality thereof, (vi) all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal, provincial and territorial securities laws in Canada, (vii) all references to “state or federal bankruptcy laws” shall be deemed to refer also to any insolvency proceeding occurring in Canada or under Canadian law, and (viii) all calculations, comparisons, measurements or determinations under this Agreement shall be made in Dollars and all of the property and assets of the Credit Parties, including, without limitation, its Receivables, Equipment and Inventory, shall be valued in, and converted into, Dollars in accordance with PNC’s customary banking and conversion practices and procedures. For greater certainty, it is hereby understood and agreed by the parties hereto that the definition and use of the term “Permitted Encumbrances” herein shall mean that such encumbrances are permitted to exist but shall in no way be interpreted to mean that such encumbrances are entitled to any priority over Agent’s security interests and Liens and the Borrowers and Guarantors hereby specifically and expressly acknowledge and agree that any such encumbrances not properly perfected under Applicable Law shall not be entitled to priority over Agent’s security interests and Liens and that this Agreement is not intended and shall not confer any rights upon any Person whatsoever who is not a party to this Agreement.

1.6 SOFR Notification. Section 3.8.2 of this Agreement provides a mechanism for determining an alternate rate of interest in the event that the Term SOFR Reference Rate or SOFR is no longer available or in certain other circumstances. The Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Reference Rate or other rates in the definition of “Term SOFR Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor.

1.7 Conforming Changes Relating to the Term SOFR Rate. With respect to the Term SOFR Rate, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Other Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document; provided that, with respect to any such amendment effected, the Agent shall provide notice to the Borrowing Agent and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

II. ADVANCES, PAYMENTS.

2.1 Revolving Advances.

(a) Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement specifically including Sections 2.1(b) and (c), each Revolving Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Revolving Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, less Reserves established hereunder or (y) an amount equal to the sum of:

(i) Up to (A) ninety percent (90%) with respect to Investment Grade Customers, and (B) eighty-five percent (85%) with respect to Non-Investment Grade Customers, in each case, subject to the provisions of Section 2.1(b) hereof (collectively, “Receivables Advance Rate”), of Eligible Receivables, plus

(ii) the lesser of (A) eighty-five percent (85%), subject to the provisions of Section 2.1(b), of Eligible Unbilled Receivables, or (B) $8,000,000 (the “Eligible Unbilled Receivables Advance Rate”); plus

(iii) up to (A) eighty-five percent (85%), subject to the provisions of Section 2.1(b), of Eligible Foreign Receivables, or (B) $7,500,000 (“Eligible Foreign Receivables Advance Rate”); plus

(iv) the lesser of (A) fifty percent (50%), subject to the provisions of Section 2.1(b), of Eligible Inventory, or (B) $4,500,000 (the “Eligible Inventory Advance Rate”), plus

(v) forty percent (40%) of the Net Orderly Liquidation Value of the Eligible Rental Fleet Inventory (as evidenced by an NOLV Appraisal) (the “Eligible Rental Fleet Inventory Advance Rate”); plus

(vi) forty percent (40%) of the Hard Cost of newly acquired Eligible Rental Fleet Inventory (the “Hard Cost Eligible Rental Fleet Inventory Advance Rate”; together with the Receivables Advance Rate, the Eligible Unbilled Receivables Advance Rate, Eligible Foreign Receivables, the Eligible Inventory Advance Rate and the Eligible Rental Fleet Inventory Advance Rate, collectively, the “Advance Rates”) which, as of any date of determination, was acquired by a Borrower after the date on which the then-most recent Rental Fleet Appraisal was conducted and for which an appraisal satisfactory to Agent in its Permitted Discretion shall not have otherwise been received by Agent; minus

(vii) with respect to any Eligible Rental Fleet Inventory sold, transferred or otherwise disposed of by a Borrower, or subject to a casualty event, after the Closing Date, the following amount: (A) with respect to newly acquired Eligible Rental Fleet Inventory (which, as of any date of determination, was acquired by a Borrower after the date on which the then-most recent Rental Fleet Appraisal was conducted and for which an appraisal satisfactory to Agent in its Permitted Discretion shall not have otherwise been received by Agent), an amount equal to the product of Hard Cost, times the Hard Cost Eligible Rental Fleet Inventory Advance Rate in effect at such time and (B) with respect to Eligible Rental Fleet Inventory, an amount equal to the product of the Net Orderly Liquidation Value of such asset pursuant to the most recent NOLV Appraisal, times the Eligible Rental Fleet Inventory Advance Rate, minus

(viii) the Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(ix) any Reserves established hereunder.

The amount derived from the sum of (x) Sections 2.1(a)(y)(i), (ii), (iii), (iv), (v), and (vi) minus (y) Sections 2.1(a)(y)(vii), (viii) and (ix) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall, upon the request of a Lender, be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

(b) Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent. Prior to the occurrence of an Event of Default or Default, Agent shall give Borrowing Agent five (5) days prior written notice of its intention to decrease the Advance Rates; provided, however, no Borrower nor any Guarantor shall have any right of action whatsoever against Agent for, and Agent shall not be liable for any damages resulting from, the failure of Agent to provide the prior notice contemplated in this sentence. The rights of Agent under this subsection are subject to the provisions of Section 17.2(b).

(c) Canadian Borrowers. Notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, any Revolving Advances to Canadian Borrowers shall be made in Dollars.

2.2 Procedure for Revolving Advances Borrowing.

(a) Borrowing Agent on behalf of any Borrower may notify Agent prior to 1:00 p.m. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any Other Document, or with respect to any other Obligation, become due the same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any Other Document and such request shall be irrevocable.

(b) Notwithstanding the provisions of subsection (a) above, in the event Borrowers desire to obtain a Term SOFR Rate Loan for any Advance (other than a Swing Loan), Borrowing Agent shall give Agent written notice by no later than 1:00 p.m. on the day which is three (3) Business Days prior to the date such Term SOFR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $500,000 and in integral multiples of $250,000 in excess thereof thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for Term SOFR Rate Loans shall be for one, three, or six months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. Any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Upon and after the occurrence and during the continuation of an Event of Default, at the option of Agent or at the direction of Required Lenders, no Term SOFR Rate Loan shall be made available to any Borrower. After giving effect to each requested Term SOFR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(d), there shall not be outstanding more than five (5) Term SOFR Rate Loans, in the aggregate.

(c) Each Interest Period of a Term SOFR Rate Loan shall commence on the date such Term SOFR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above or subsection (d) below, provided, that no Interest Period shall end after the last day of the Term.

(d) Borrowing Agent shall elect the initial Interest Period applicable to a Term SOFR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(e), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 11:00 a.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Term SOFR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert such Term SOFR Rate Loan to a Domestic Rate Loan subject to Section 2.2(e) below.

(e) Provided that no Default or Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding Term SOFR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Term SOFR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Term SOFR Rate Loan; provided, however, that Agent may elect to suspend the right of Borrowers to maintain Advances as Term SOFR Rate Loans while an Event of Default is continuing. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice by no later than 11:00 a.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a Term SOFR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable Term SOFR Rate Loan) with respect to a conversion from a Term SOFR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a Term SOFR Rate Loan, the duration of the first Interest Period therefor.

(f) At its option and upon written notice given prior to 1:00 p.m. at least three (3) Business Days’ prior to the date of such prepayment (or such shorter period as agreed to in writing by Agent), any Borrower may prepay the Term SOFR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are Term SOFR Rate Loans and the amount of such prepayment. In the event that any prepayment of a Term SOFR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) hereof.

(g) Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all actual losses or expenses (excluding lost profits) that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any Term SOFR Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a Term SOFR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Term SOFR Rate Loans hereunder. In the case of any Term SOFR Rate Loan, any losses or expenses to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Term SOFR Rate Loan had such event described in the immediately preceding sentence not occurred, at the Term SOFR Rate that would have been applicable to such Term SOFR Rate Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Term SOFR Rate Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks offering loans based on SOFR. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(h) Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any Term SOFR Rate Loans) to make or maintain its Term SOFR Rate Loans, the obligation of Lenders (or such affected Lender) to make Term SOFR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected Term SOFR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Term SOFR Rate Loans or convert such affected Term SOFR Rate Loans into loans of another type. If any such payment or conversion of any Term SOFR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Term SOFR Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

(i) Notwithstanding any other provision hereof, neither any Agent nor any Lender, nor any of their participants, is required actually to acquire Term SOFR deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the Term SOFR Rate. The provisions set forth herein shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing based on the Term SOFR Rate by acquiring Term SOFR deposits for each Interest Period in the amount of the Term SOFR Rate Loans.

2.3 Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account, on Agent’s books. The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Section 2.2(a), 2.4(b) or 2.13 hereof shall, (i) with respect to requested Revolving Advances, to the extent Lenders make such Revolving Advances in accordance with Section 2.2(a), 2.4(b) or 2.13 hereof, and with respect to Swing Loans made upon any request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(a) hereof, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request. During the Term, Borrowers may use the Revolving Advances and Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.

2.4 Swing Loans.

(a) Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Lenders holding Revolving Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount. All Swing Loans shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates. All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.4. Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future.

(b) Upon either (i) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of the last sentence of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loans if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c) Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Revolving Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or Agent may, at any time, require the Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.5(d) below. From and after the date, if any, on which any Lender holding a Revolving Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Lender holding a Revolving Commitment shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.21) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

2.5 Making and Settlement of Advances.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Lenders holding the Revolving Commitments (subject to any contrary terms of Section 2.21). Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone. The Term Loan shall be advanced according to the applicable Term Loan Commitment Percentages of Lenders holding the Term Loan Commitments.

(b) Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a), Agent shall notify Lenders holding the Revolving Commitments of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance to Borrowers in Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.5(c) hereof.

(c) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Revolving Commitment that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.5(b) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. Agent will promptly notify Borrowing Agent of its receipt of any such notice from a Lender. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Effective Federal Funds Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrowers, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans. If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender’s Revolving Advance. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender holding a Revolving Commitment that shall have failed to make such payment to Agent. A certificate of Agent submitted to any Lender or Borrowers with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.

(d) Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Lenders holding the Revolving Commitments on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders holding the Revolving Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.21, each Lender holding a Revolving Commitment shall transfer the amount of such Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Agent by any Lender holding a Revolving Commitment on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.5(c).

(e) If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such

Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

2.6 Maximum Advances. The aggregate balance of Revolving Advances plus Swing Loans outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount, less Reserves hereunder, less the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit or (b) the Formula Amount.

2.7 Manner and Repayment of Advances.

(a) Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. The Term Loan shall be due and payable as provided in Section 2.23 hereof and shall be due and payable in full on the last day of the Term, subject to mandatory prepayments as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances (other than the Term Loan) shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.21). Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Term Loan shall be applied to the Term Loan pro rata according to the Term Loan Commitment Percentages of Lenders in the inverse order of maturities thereof. Unless otherwise specified in this Agreement, all payments by the Borrowers to Advances shall be applied to any outstanding Revolving Advances and, thereafter to the Term Loan.

(b) Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent. Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the

Obligations on its respective Application Date. Borrowers further agree that there is a monthly float charge payable to Agent for Agent’s sole benefit, in an amount equal to (y) the face amount of all items of payment received during the prior month (including items of payment received by Agent as a wire transfer or electronic depository check) multiplied by (z) the Revolving Interest Rate with respect to Domestic Rate Loans for one (1) Business Day. All proceeds received by Agent shall be applied to the Obligations in accordance with Section 4.8(h).

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d) Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to Agent on behalf of Lenders to the Payment Office, in each case on or prior to 1:00 p.m., in Dollars and in immediately available funds.

2.8 Repayment of Excess Advances. If at any time the aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.9 Statement of Account. Agent shall maintain, in accordance with its customary procedures, loan accounts (collectively, the “Borrowers’ Accounts”) for loans made to it, in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and applicable Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowing Agent’s specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to the Borrower’s Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.10 Letters of Credit.

(a) Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby and/or trade letters of credit denominated in Dollars (“Letters of Credit”) for the account of any Borrower except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the lesser of (x) the Maximum

Revolving Advance Amount, less Reserves established hereunder or (y) the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.1(a)(y)(viii)). The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).

(b) Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain Issuer from issuing any Letter of Credit, or any Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally.

2.11 Issuance of Letters of Credit.

(a) Borrowing Agent, on behalf of Borrowers, may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent at the Payment Office, prior to 10:00 a.m., at least five (5) Business Days’ prior to the proposed date of issuance (or such shorter period as agreed to by Agent), Agent’s customary form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent in its Permitted Discretion; and, such other certificates, documents and other papers and information as Agent may request in its Permitted Discretion. Issuer shall not issue any requested Letter of Credit if such Issuer has received notice from Agent or any Lender that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason. Borrowing Agent, on behalf of Borrowers, also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents and any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance (but may contain automatic renewal provisions) and in no event later than the last day of the Term (unless otherwise agreed to by the Agent in its sole discretion). Each standby Letter of Credit shall be subject either to the Uniform Customs and

Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Agent, and each trade Letter of Credit shall be subject to the UCP.

(c) Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

2.12 Requirements For Issuance of Letters of Credit.

(a) Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance thereof.

(b) In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, each Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority during any time that an Event of Default is continuing, (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances, (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department or Canada Border Services Agency, as applicable, (“Customs”) in the name of such Borrower or Agent or Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s or its attorney’s bad faith, gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.13 Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Agent and Borrowing Agent. Regardless of whether Borrowing Agent shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a “Reimbursement Obligation”) Issuer prior to 12:00 Noon, on each date that an amount is paid by Issuer under any

Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Issuer. In the event Borrowers fail to reimburse Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Issuer will promptly notify Agent and each Lender holding a Revolving Commitment thereof, and Borrowers shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Lenders holding the Revolving Commitments shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.2 are then satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason) as provided for in Section 2.13(c) immediately below. Any notice given by Issuer pursuant to this Section 2.13(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Revolving Lender shall upon any notice pursuant to Section 2.13(b) make available to Agent an amount in immediately available funds equal to its Revolving Commitment Percentage of the amount of the drawing, whereupon the participating Revolving Lenders shall (subject to Section 2.13(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Revolving Lender so notified fails to make available to Agent the amount of such Revolving Lender’s Revolving Commitment Percentage of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Revolving Lender’s obligation to make such payment, from the Drawing Date to the date on which such Revolving Lender makes such payment (i) at a rate per annum equal to the Effective Federal Funds Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as Domestic Rate Loans on and after the fourth (4th) day following the Drawing Date. Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any Revolving Lender to effect such payment on such date shall not relieve such Revolving Lender from its obligation under this Section 2.13(c), provided that such Revolving Lender shall not be obligated to pay interest as provided in Sections 2.13(c)(i) and (ii) until and commencing from the date of receipt of notice from Agent of a drawing.

(d) With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.13(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each Revolving Lender’s payment to Agent pursuant to Section 2.13(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Revolving Lender in satisfaction of its Participation Commitment under this Section 2.13.

(e) Each Revolving Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (x) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled (or cash collateralized or otherwise supported by a backstop letter of credit, in a manner acceptable to Agent in its Permitted Discretion); and (z) Agent and Lenders have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.14 Repayment of Participation Advances.

(a) Upon (and only upon) receipt by Agent for its account of immediately available funds from Borrowers (i) in reimbursement of any payment made by Agent under the Letter of Credit with respect to which any Revolving Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Agent under such a Letter of Credit, Agent will pay to each Revolving Lender, in the same funds as those received by Agent, the amount of such Revolving Lender’s Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Revolving Lender that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lender(s) holding the Revolving Commitment have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.21, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b) If Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, monitor, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Agent pursuant to Section 2.14(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Revolving Lender shall, on demand of Agent, forthwith return to Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Agent plus interest at the Effective Federal Funds Rate.

2.15 Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application to which it is a party and by Agent’s reasonable interpretations made in good faith of any Letter of Credit issued on behalf of such Borrower and by Agent’s written regulations and customary practices relating to letters of credit, though Agent’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.16 Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Agent shall be responsible only to determine in good faith that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.17 Nature of Participation and Reimbursement Obligations. Each Revolving Lender’s obligation in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.17 under all circumstances, including the following circumstances:

(a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, any Borrower or any other Person for any reason whatsoever;

(b) the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.13;

(c) any lack of validity or enforceability of any Letter of Credit;

(d) any claim of breach of warranty that might be made by any Borrower or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of any Borrower and the beneficiary for which any Letter of Credit was procured);

(e) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Agent or any of Agent’s Affiliates has been notified thereof;

(f) payment by Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(g) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(h) any failure by Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Agent has received written notice from Borrowing Agent of such failure within three (3) Business Days after Agent shall have furnished Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(i) any Material Adverse Effect;

(j) any breach of this Agreement or any Other Document by any party thereto;

(k) the occurrence or continuance of an Insolvency Event with respect to any Credit Party;

(l) the fact that a Default or Event of Default shall have occurred and be continuing;

(m) the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(n) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.18 Liability for Acts and Omissions. As between Borrowers and Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit, other than in the case of bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment). In furtherance and not in limitation of the respective foregoing, Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Agent shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Agent, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of Agent’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Agent from liability for Agent’s bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Agent or Agent’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, Agent and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Agent or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Agent under any resulting liability to any Borrower or any Lender.

2.19 Mandatory Prepayments.

(a) Subject to Section 7.1 hereof, when any Borrower sells or otherwise disposes of any Collateral (other than (x) Inventory in the Ordinary Course of Business or (y) pursuant to a Permitted Factoring Agreement, the proceeds of which shall be remitted in accordance with Section 4.8(h)), Borrowers shall repay the Advances in an amount equal to the Net Cash Proceeds of such sale in excess of $1,000,000, such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the Advances until the Advances equal $0 (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b)) in such order as Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof. Notwithstanding the forgoing, Borrowers shall not be required to repay any Advances and shall have the right to reinvest Net Cash Proceeds of such sale within one hundred eighty (180) days of receipt thereof so long as no Event of Default is continuing and upon receipt of such Net Cash Proceeds until such reinvestment, such Net Cash Proceeds are deposited in a Depository Account maintained at Agent over which Agent has control (as defined in the Uniform Commercial Code or the PPSA, as applicable).

(b) In the event of any issuance or other incurrence of Indebtedness (other than Permitted Indebtedness) by any Credit Party, Borrowers shall, no later than one (1) Business Day after the receipt by the Credit Parties of the net cash proceeds from any such issuance or incurrence of Indebtedness, repay the Advances in an amount equal to one hundred percent (100%) of such net cash proceeds in the case of such incurrence or issuance of Indebtedness. Such repayments will be applied in the same manner as set forth in Section 2.19(a) hereof.

(c) All proceeds received by the Credit Parties or Agent (i) under any insurance policy on account of damage or destruction of any assets or property of any Credit Parties, or (ii) as a result of any taking or condemnation of any assets or property, in each case, shall be applied in accordance with Section 6.6 hereof.

(d) Borrowers shall prepay the outstanding principal amount of the Term Loan in an amount equal to (i) twenty-five percent (25%) of Excess Cash Flow for each fiscal year upon delivery of the financial statements to Agent referred to in and required by Section 9.7 (commencing with the fiscal year ending December 31, 2024) for such fiscal year but in any event not later than one hundred twenty (120) days after the end of each such fiscal year; provided, however, the amount of prepayment for each fiscal year pursuant to this Section 2.19(d)) shall not exceed $5,000,000, minus (ii) the amount of any voluntary prepayments made during such fiscal year with respect to the Term Loan without duplication of any amounts already reducing Excess Cash Flow pursuant to the definition thereof and solely to the extent that such voluntary prepayments were not financed with the proceeds of long-term Indebtedness (other than Revolving Advances), which amount shall be applied to the outstanding principal installments of the Term Loan in the inverse order of the maturities thereof. In the event that the financial statements are not so delivered within sixty (60) days of the date required by Section 9.7, then a calculation based upon estimated amounts shall, if the Agent so elects in its sole discretion, be made by Agent upon which calculation Borrowers shall make the prepayment required by this Section 2.19(d), subject to adjustment when the financial statements are delivered to Agent as required hereby. The calculation made by Agent shall not be deemed a waiver of any rights Agent or Lenders may have as a result of the failure by Borrowers to deliver such financial statements.

2.20 Use of Proceeds.

(a) Borrowers shall apply the proceeds of Advances to (i) pay fees and expenses relating to the Transactions, this Agreement and the Other Documents, Permitted Acquisitions, and other Investments, and (ii) provide for their general corporate purposes, including working capital requirements and capital expenditures.

(b) Without limiting the generality of Section 2.20(a) above, neither a Credit Party nor any other Person which may in the future become party to this Agreement or the Other Documents as a Credit Party, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

2.21 Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.20 so long as such Lender is a Defaulting Lender.

(b) (i) except as otherwise expressly provided for in this Section 2.21, Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding a Revolving Commitment in accordance with their Revolving Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii) Unused Line Fees shall cease to accrue in favor of such Defaulting Lender.

(iii) if any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:

(A) Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of Issuer, Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

(C) if Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(D) if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders holding Revolving Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and

(E) if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and

(iv) so long as any Lender holding a Revolving Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.21(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage or Term Loan Commitment Percentage; provided, that, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clause (i) or (ii) of Section 17.2(b).

(d) Other than as expressly set forth in this Section 2.21, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.21 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event that Agent, Borrowers, Swing Loan Lender and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Revolving Commitment, then Participation Commitments of Lenders holding Revolving Commitments (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.

(f) If Swing Loan Lender or Issuer has a good faith belief that any Lender holding a Revolving Commitment has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with Borrowers or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.22 Payment of Obligations(a) . Agent may charge to Borrowers’ Account, a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 17.5 and 17.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), to the extent reimbursable by the Borrowers pursuant to Section 17.9, (a) all amounts expended by Agent or any Lender pursuant to Section 4.2 or 4.3 hereof and (b) all expenses which Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.8(h), and (iii) to the extent reimbursable by the Borrowers pursuant to Section 17.9, any sums expended by Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Borrower’s obligations under Sections 3.4, 4.4, 4.7, 6.4, 6.6, 6.7 and 6.8 hereof, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral securing the applicable Obligations. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances / Swing Loans made by and owing to Agent and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

2.23 Term Loan.

Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, will make a term loan to Borrowers in the amount equal to such Lender’s Term Loan Commitment Percentage of $25,000,000 (the “Term Loan”). The Term Loan shall be advanced on the Restatement Date and shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement: sixty (60) consecutive monthly installments each in the amount of $416,666.67 commencing May 1, 2024 and continuing on the first day of each month thereafter followed by payment of all unpaid principal, accrued and unpaid interest and all unpaid fees and expenses. The Term Loan shall be evidenced by one or more secured promissory notes (collectively, the “Term Note”) in substantially the form attached hereto as Exhibit 2.23. The Term Loan may consist of Domestic Rate Loans or Term SOFR Rate Loans, or a combination thereof, as Borrowing Agent may request; and in the event that Borrowers desire to obtain or extend any portion of the Term Loan as a Term SOFR Rate Loan or to convert any portion of the Term Loan from a Domestic Rate Loan to a Term SOFR Rate Loan, Borrowing Agent shall comply with the notification requirements set forth in Sections 2.2(b) and/or (e) and the provisions of Sections 2.2(b) through (i) shall apply. To the extent the Term Loan is repaid or prepaid, it shall not be reborrowed.

III. INTEREST AND FEES.

3.1 Interest. Interest on Advances shall be payable monthly in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Term SOFR Rate Loans, at (a) the end of each Interest Period for Term SOFR Rate Loans with an Interest Period of one (1) or three (3) months, and (b) for Term SOFR Rate Loans with an Interest Period in excess of three (3) months, at the end of each three (3) month period during such Interest Period, provided further, that all accrued and unpaid interest shall be due and payable at the end of the Term. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate and (ii) with respect to the Term Loan, the applicable Term Loan Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Revolving Interest Rate or Term Loan Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Term SOFR Rate shall be adjusted with respect to Term SOFR Rate Loans without notice or demand of any kind on the effective date of any change in the SOFR Reserve Percentage as of such effective date. Upon and after the occurrence and during the continuation of an Event of Default, at the written direction of Required Lenders, (i) Term SOFR Rate Loans shall bear interest at the Revolving Interest Rate for Term SOFR Rate Loans plus two percent (2%) per annum and (ii) the other Obligations shall bear interest at the Revolving Interest Rate or Term Loan Rate, as applicable, for Domestic Rate Loans plus two percent (2%) per annum (as applicable, the “Default Rate”); provided, that, for the avoidance of doubt, with respect to Letters of Credit in the foregoing case of an occurrence and continuance of the Event of Default, no more than two percent (2.0%) shall be added to Letter of Credit Fees under this section and Section 3.2.

3.2 Letter of Credit Fees.

(a) Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders holding Revolving Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the then-applicable Applicable Margin, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the last day of the Term, and (y) to the Issuer, a fronting fee of one quarter of one percent (0.25%) per annum times the average daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Upon and after the occurrence and during the continuation of an Event of Default, at the option of Agent or at the direction of Required Lenders, the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.

(b) On demand during the continuance of an Event of Default or the expiration of the Term, Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its Permitted Discretion, on such Borrower’s behalf and in such Borrower’s name, to open, with notice to such Borrower, such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. No Borrower may withdraw amounts credited to any such account except upon the earliest of all of the following: (w) the waiver of existing Events of Default in accordance with the terms of this Agreement; (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement. Borrowers hereby assign, pledge and grant to Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may use such cash collateral to pay and satisfy such Obligations.

3.3 Reserved.

3.4 Fee Letter. Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

3.5 Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Revolving Interest Rate or Term Loan Rate during such extension. For purposes of the Interest Act (Canada): (i) whenever any interest or fee under this Agreement is calculated on the basis of a period of time other than a calendar year, such rate used in such calculation, when expressed as an annual rate, is equivalent to (x) such rate, multiplied by (y) the actual number of days in the calendar year in which the period for which such interest or fee is calculated ends, and divided by (z) the number of days in such period of time; (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

3.6 Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate. Notwithstanding anything to the contrary contained in this Agreement or in any Other Document, all agreements which either now are or which shall become agreements among Credit Parties, Agent and Lenders are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under this Agreement or any Other Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of Credit Parties and Agent. The foregoing provisions shall never be superseded or waived and shall control every other provision of this Agreement or any Other Document and all agreements among Borrowers and Agent and Lenders, or their respective successors and assigns. If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable state or federal law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to Lender by reason thereof shall be payable in accordance with Section 3.1 of this Agreement. If by operation of this provision, Borrowers would be entitled to a refund of interest paid pursuant to this Agreement, each Lender agrees that it shall pay to Borrowers upon Agent’s request such Lender’s Revolving Commitment Percentage or Term Loan Commitment Percentage, as applicable, of such interest to be refunded, as determined by Agent. If any provision of this Agreement or Other Documents would oblige any Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: first, by reducing the amount or rate of interest, and, thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

3.7 Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any Term SOFR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Agent, Swing Loan Lender, any Lender or Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Term SOFR Rate Loan, or change the basis of taxation of payments to Agent, Swing Loan Lender, such Lender or Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Tax);

(b) impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Agent, Swing Loan Lender, any Lender or Issuer any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent, Swing Loan Lender, such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent, Swing Loan Lender or such Lender or Issuer deems to be material, then, in any case Borrowers shall promptly pay Agent, Swing Loan Lender, such Lender or Issuer, upon its demand, such additional amount as will compensate Agent, Swing Loan Lender or such Lender or Issuer for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Term SOFR Rate, as the case may be. Agent, Swing Loan Lender, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.

3.8 Alternate Rate of Interest.

3.8.1 Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the Term SOFR Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available, with respect to an outstanding Term SOFR Rate Loan, a proposed Term SOFR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Term SOFR Rate Loan; or

(c) the making, maintenance or funding of any Term SOFR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law); or

(d) the Term SOFR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any Term SOFR Rate Loan, and Lenders have provided notice of such determination to Agent, then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given prior to a Benchmark Replacement Date (as defined below), then (x) any such requested Term SOFR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 1:00 p.m. Eastern Standard Time two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Term SOFR Rate Loan, (y) any Domestic Rate Loan or Term SOFR Rate Loan which was to have been converted to an affected type of Term SOFR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. Eastern Standard Time two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Term SOFR Rate Loan, and (z) any outstanding affected Term SOFR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. Eastern Standard Time two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Term SOFR Rate Loan, shall be converted into an unaffected type of

Term SOFR Rate Loan, on the last Business Day of the then current Interest Period for such affected Term SOFR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected Term SOFR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Term SOFR Rate Loan or maintain outstanding affected Term SOFR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of Term SOFR Rate Loan into an affected type of Term SOFR Rate Loan.

3.8.2 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any Other Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be an “Other Document” for purposes of this Section 3.8.2), if a Benchmark Transition Event and related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the Other Documents, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document.

(c) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrowing Agent and the Lenders of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will notify the Borrowing Agent of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Other Document, except, in each case, as expressly required pursuant to this Section 3.8.2.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any of the Other Documents, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate or based on a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor of such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrowing Agent’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowing Agent may revoke any pending request for conversion to or continuation of an Advance to be made, converted, or continued at the then-current Benchmark during any Benchmark Unavailability Period and, failing that, the Borrowing Agent will be deemed to have converted any such request into a request for a Domestic Rate Loan or conversion to a Domestic Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon such then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination thereof.

(f) Certain Defined Terms. As used in this Section 3.8.2:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to “Interest Period” pursuant to clause (d) of this Section 3.8.2.

“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section 3.8.2. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1) the Daily Simple SOFR; or

(2) the sum of: (A) the alternate benchmark rate that has been selected by the Agent and the Borrowing Agent, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention, for determining a benchmark rate as a replacement to the then-current benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the Other Documents; provided further that any Benchmark Replacement shall be administratively feasible as determined by the Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrowing Agent giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by a Governmental Body having jurisdiction over Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Body having jurisdiction over the Agent announcing that such Benchmark (or component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with this Section 3.8.2 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with this Section 3.8.2.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or, if no floor is specified, zero.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

3.9 Capital Adequacy.

(a) In the event that Agent, Swing Loan Lender or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9(a), the term “Lender” shall include Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling Agent, Swing Loan Lender or any Lender and the office or branch where Agent, Swing Loan Lender or any Lender (as so defined) makes or maintains any Term SOFR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent, Swing Loan Lender or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent, Swing Loan Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, Swing Loan Lender’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent, Swing Loan Lender or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent, Swing Loan Lender or such Lender such additional amount or amounts as will compensate Agent, Swing Loan Lender or such Lender for such reduction. In determining such amount or amounts, Agent, Swing Loan Lender or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9(a) shall be available to Agent, Swing Loan Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b) A certificate of Agent, Swing Loan Lender or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent, Swing Loan Lender or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

3.10 Taxes.

(a) Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) such Borrower shall make all required deductions (including deductions applicable to additional sums payable under this section), (ii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law and (iii) the sum payable by such Borrower shall be increased as necessary so that after making such deductions the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made.

(b) Without limiting the provisions of Section 3.10(a) above, and without duplication, each Borrower shall timely pay to the relevant Governmental Body in accordance with Applicable Law, or at the option of Agent timely reimburse it for the payment of, the amount of any Other Taxes.

(c) Each Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by an applicable Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by one of its Recipients (with a copy to Agent), or by Agent on its own behalf or on behalf of an applicable Recipient shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Body, such Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to Agent in its Permitted Discretion.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any Other Document shall deliver to the applicable Borrower (with a copy to Agent), at the time or times prescribed by Applicable

Law or reasonably requested by Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full thirty percent (30%) withholding rate if in its Permitted Discretion it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any Lender, if requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the case of each U.S. Borrower (and any other Borrower that is resident for U.S. federal income tax purposes in the United States of America), any Lender and the Agent shall deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable:

(i) two (2) duly completed valid originals of IRS Form W-8BEN-E or IRS W-8BEN (as applicable) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) two (2) duly completed valid originals of IRS Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN-E or IRS W-8BEN (as applicable). Except to the extent provided in Section 17.3, to the extent a Foreign Lender is not the beneficial owner of the Obligations, such certificate and applicable IRS Forms shall be delivered on behalf of the applicable beneficial owners,

(iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made, or

(v) any Lender that is a U.S. Person and Agent shall submit to Agent (and to the applicable Borrower, in the case of Agent) two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law certifying that such Lender (or Agent) is a U.S. Person that is exempt from United States federal backup withholding tax.

(f) If a payment made to a Lender, Swing Loan Lender, Participant, Issuer, or Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Person shall deliver to Agent and applicable Borrower at the time or times prescribed by law and at such time or times reasonably requested by the applicable Borrower or Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Agent as may be necessary for the Borrower and Agent to comply with their obligations under FATCA and to determine that such Person has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Agent in writing of its legal inability to do so.

(h) If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund or credit of any Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes giving rise to such refund); net of all out-of-pocket expenses (including Taxes) of such Recipient, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that the respective Borrower, upon the request of such Recipient agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to such Recipient in the event Recipient is required to repay such refund to such Governmental Body. Notwithstanding anything to the contrary in this paragraph (h), in no event will any Recipient be required to pay any amount to a Borrower pursuant to this paragraph (h) the payment of which would place such Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.

3.11 Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7, 3.9(a) or 3.10 hereof, (b) is unable to make or maintain Term SOFR Rate Loans as a result of a condition described in Section 2.2(h) hereof, (c) is a Defaulting Lender, or (d) denies any consent requested by the Agent pursuant to Section 17.2(b) hereof, Borrowers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(h) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Agent pursuant to Section 17.2(b) hereof, as the case may be, by notice in writing to the Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage and/or Term Loan Commitment Percentages, as applicable, as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage and/or Term Loan Commitment Percentages, as applicable,, then such Affected Lender shall assign, in accordance with Section 17.3 hereof, all of its Advances and its Revolving Commitment Percentage and/or Term Loan Commitment Percentages, and other rights and obligations under this Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

IV. COLLATERAL: GENERAL TERMS

4.1 Security Interest in the Collateral. To secure the prompt payment and performance to Agent, Issuer and each Lender (and each other holder of any Obligations) of the Obligations, each Credit Party hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender, Issuer and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Credit Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest. Each Credit Party shall provide Agent with written notice of any commercial tort claim with a value in excess of $1,000,000.00 promptly upon the commencement of such legal proceedings, such notice to contain a brief description of the claim(s), the events out of which such claim(s) arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claim(s) have been commenced, the case title together with the applicable court and docket number. Upon delivery of each such notice, such Credit Party shall be deemed to thereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each Credit Party shall provide Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, with a value in excess of $1,000,000, and at Agent’s request shall take such actions as Agent may request in its Permitted Discretion for the perfection of Agent’s security interest therein. Notwithstanding the foregoing or any other provision herein or in any Other Document, absent an Event of Default that is continuing, no Credit Party or Subsidiary of any Credit Party shall be required to take any actions with respect to the creation or perfection of Liens on any Collateral of such Person under the laws of any jurisdiction other than the United States of America (other than the filing of PPSA financing statements with respect to any Canadian Borrower and control agreements with respect to the deposit accounts of any Canadian Borrower as may be required pursuant to Section 4.8(h)(ii)); provided that, (x) at the request of the Agent in its Permitted Discretion, any Contributing Foreign Subsidiary shall be required to create and perfect Liens on the Collateral in favor of Agent under the laws of the jurisdiction of formation of such Contributing Foreign Subsidiary, and (y) unless otherwise consented to by Agent, if the aggregate amount of Collateral of Contributing Foreign Subsidiaries excluded from Lien creation and perfection requirements by virtue of this sentence, together with the assets of any Immaterial Foreign Subsidiaries (such amount, the “Excluded Collateral Amount”), exceeds the Excluded Foreign Asset Threshold, then the Credit Parties shall have ninety (90) days (or such longer period as the Agent may agree to in its Permitted Discretion) to create and perfect Liens on Collateral under the laws of the jurisdiction of formation of any Contributing Foreign Subsidiaries and Immaterial Foreign Subsidiaries, as applicable, so that after giving effect thereto the Excluded Collateral Amount does not exceed the Excluded Foreign Asset Threshold (such Collateral necessary to cause the Excluded Collateral Amount not to exceed the Excluded Foreign Asset Threshold to be selected by Agent in its Permitted Discretion).

4.2 Perfection of Security Interest. Subject to Section 7.11(a), each Credit Party shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) promptly discharging all Liens other than Permitted Encumbrances, (ii) using commercially reasonable efforts to obtain Lien Waiver Agreements in respect of any Collateral constituting Eligible Inventory (unless otherwise permitted by the definition of “Eligible Inventory”), (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all (x) instruments and documents evidencing or forming a part of the Collateral, in each case, in excess of $250,000 individually or in the aggregate and (y) chattel paper, (iv) using commercially reasonable efforts to enter into warehousing, lockbox and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code, PPSA or other Applicable Law, but specifically excluding any required perfection steps with respect to any Collateral subject to a certificate of title statute prior to Agent’s request during the existence of an Event of Default. By its signature hereto, each Credit Party hereby authorizes Agent to file against such Credit Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code or PPSA in form and substance satisfactory to Agent (which statements may have a description of collateral describing such collateral as “all assets” “all property” or similar language which may be broader than that set forth herein). To the extent reimbursable by the Borrowers pursuant to Section 17.9, all reasonable (other than relating to Agent’s enforcement of its rights hereunder and in the Collateral) charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account, as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid by the applicable Credit Party to Agent for its benefit and for the ratable benefit of Lenders promptly upon demand.

4.3 Preservation of Collateral. During the continuance of an Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Credit Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Credit Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of the Credit Parties’ owned or leased property. Each Credit Party shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. To the extent reimbursable by the Borrowers pursuant to Section 17.9, all of Agent’s expenses of preserving the Collateral under this Section 4.3, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account, as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.4 Ownership of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) the Credit Parties or any one of them shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens; (ii) all signatures and endorsements of each Credit Party that appear on such documents and agreements shall be genuine and each Credit Party shall have full capacity to execute same; and (iii) each Credit Party’s Inventory shall be located at one of the locations set forth on Schedule 4.4 or otherwise set forth in a written notice from a Credit Party to the Agent and shall not be removed from such location(s) without the prior written consent of Agent (not to be unreasonably withheld, delayed or conditioned) except (x) to the extent in transit or out for repair in the Ordinary Course of Business, (y) the sale or disposition thereof to the extent permitted under this Agreement or any Other Document, or (z) if such Inventory is located at a customer’s address set forth in any Rental Agreement or applicable work site.

(b) (i) As of the later of the Restatement Date and the date of the most recent supplement to Schedule 4.4 (if any) delivered to Agent in accordance with Section 9.18 hereof, there is no location at which any Credit Party has any Inventory (except for Inventory in transit or Inventory at a customer’s address set forth in any Rental Agreement or applicable work site) other than those locations listed on Schedule 4.4 and any other locations after the Restatement Date so long as the provisions of Section 4.4(a) have been complied with; (ii) as of the later of the Restatement Date and the date of the most recent supplement to Schedule 4.4 (if any) delivered to Agent in accordance with Section 9.18 hereof, Schedule 4.4 hereto contains a correct and complete list of the addresses of each location at which Inventory of any Credit Party is stored (other than Inventory in transit or Inventory at a customer’s address set forth in any Rental Agreement or applicable work site); none of the receipts received by any Credit Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) as of the later of the Restatement Date and the date of the most recent supplement to Schedule 4.4 (if any) delivered to Agent in accordance with Section 9.18 hereof, Schedule 4.4 hereto sets forth a correct and complete list of (A) each place of business of each Credit Party and (B) the chief executive office of each Credit Party and the registered office of each Credit Party organized under the laws of Canada or any province thereof; and (iv) as of the later of the Restatement Date and the date of the most recent supplement to Schedule 4.4 (if any) delivered to Agent in accordance with Section 9.18 hereof, Schedule 4.4 hereto sets forth a correct and complete list of the location, by state and street address, of all Real Property owned or leased by each Credit Party, identifying which properties are owned and which are leased, together with the names and addresses of any landlords.

4.5 Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations (other than contingent obligations for which no claim has been made) and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Credit Party shall, without Agent’s prior written consent, pledge, sell, assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral (in each case, except as otherwise permitted under this Agreement or the Other Documents). Each Credit Party shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time during the continuance of an Event of Default and following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Credit Parties shall, upon demand, assemble it in a commercially reasonable manner and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code, PPSA or other Applicable Law. Each Credit Party shall, during the continuance of an Event of Default, following Agent’s demand made during the continuance of an Event of Default, and Agent may, within two (2) Business Days of demand, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Credit Party’s possession, they, and each of them, shall be held by such Credit Party in trust as Agent’s trustee, and such Credit Party will promptly deliver them to Agent in their original form together with any necessary endorsement.

4.6 Inspection of Premises. At all reasonable times and from time to time as often as Agent shall elect in its sole discretion, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Credit Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Credit Party’s business. Agent, any Lender and their agents may enter upon any premises of any Credit Party at any time during business hours and at any other reasonable time, and from time to time as often as Agent shall elect in its sole discretion, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Credit Party’s business.

4.7 Appraisals. The Borrowers shall permit Agent or Agent’s representatives to perform the NOLV Appraisals at Borrowers’ cost and expense as Agent deems appropriate in Agent’s sole discretion, in no event more frequently than twice (once for a physical NOLV Appraisal and once for a desktop NOLV Appraisal) in any fiscal year prior to the occurrence of an Event of Default, and during the existence of an Event of Default, on an unlimited basis, to determine, among other things, the Net Orderly Liquidation Value of the Collateral. In the event the value of Borrowers’ Inventory, as so determined pursuant to such NOLV Appraisal, is less than anticipated by Agent or Lenders, such that the Revolving Advances are in excess of such Advances permitted hereunder, then, promptly upon Agent’s demand for same, Borrowers shall make mandatory prepayments of the then outstanding Revolving Advances so as to eliminate the excess Advances.

4.8 Receivables.

(a) Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum (subject to customary discounts or reductions permitted in the ordinary course of business and in accordance with past practices) as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Borrower (or, for Receivables acquired pursuant to any Permitted Acquisition, such applicable seller), or work, labor or services theretofore rendered by a Borrower (or, for Receivables acquired pursuant to any Permitted Acquisition, such applicable seller) as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Agent.

(b) Customers. Each Customer, to the best of each Borrower’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any Borrower who are not solvent, such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Location of Credit Parties. As of the Restatement Date, each Borrower’s chief executive office is located at the address set forth on Schedule 4.4. Until written notice is given to Agent by Borrowing Agent of any other office at which any Borrower keeps its records pertaining to Receivables, all such records shall be kept at such office. Thereafter, such records shall be kept at the office of which Agent has most recently been so notified in writing.

(d) Collection of Receivables. Borrowers shall instruct their Customers to deliver all remittances upon Receivables to a lockbox account or Blocked Account as contemplated by Section 4.8(h) or as otherwise agreed to from time to time by Agent. Notwithstanding the foregoing, to the extent any Borrower directly receives any remittances upon Receivables, such Borrower will, at such Borrower’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Borrower’s funds or use the same except to pay Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts(s) and/or Depository Account(s). Each Borrower shall deposit in the Blocked Account and/or Depository Account or, upon request by Agent during a Cash Dominion Period, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness other than amounts received pursuant to the life insurance policy obtained in connection with the Domino Repurchase Agreement.

(e) Notification of Assignment of Receivables. At any time following the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. At any time after the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f) Power of Agent to Act on the Borrowers’ Behalf. During the continuance of an Event of Default (except to the extent otherwise agreed in any treasury management agreement between any Borrower and Agent), Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Agent or Agent’s designee as such Borrower’s attorney with power (i) at any time: (A) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral upon and during the continuance of an Event of Default (except to the extent otherwise agreed in treasury management agreement between any Borrower and Agent); (B) to sign such Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables, upon and during the continuance of an Event of Default; (C) to send verifications of Receivables to any Customer (provided, that, so long as no Event of Default has occurred and is continuing, Agent shall only conduct verifications of Receivables over the phone with participation from Borrowers or with Borrowers being present); and (D) to sign such Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same upon and during the continuance of an Event of Default; and (ii) at any time during the continuance of an Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (H) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless in bad faith done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time during the continuance of an Event of Default to change the address for delivery of mail addressed to any Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Borrower.

(g) No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom, except for the bad faith, gross negligence or willful misconduct of the Agent as determined by a final and non- appealable judgment of a court of competent jurisdiction. During the continuance of an Event of Default, Agent may, without notice or consent from any Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept, during the continuance of an Event of Default, the return of the goods represented by any of the Receivables, without notice to or consent by any Borrower, all without discharging or in any way affecting any Borrower’s liability hereunder.

(h) Establishment of a Lockbox Account, Dominion Account. All proceeds of Collateral shall be deposited by the Credit Parties (other than proceeds of Collateral of any Credit Party that is a Foreign Subsidiary not formed or organized under the laws of Canada or any province thereof) into either (i) a springing “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Borrowing Agent and be acceptable to Agent in its Permitted Discretion or (ii) depository accounts (“Depository Accounts”) established at Agent for the deposit of such proceeds. Each applicable Credit Party, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Agent in its Permitted Discretion that is sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account and which permits Agent, during a Cash Dominion Period, to direct such Blocked Account Bank to transfer such funds so deposited on a daily basis or at other times acceptable to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) of Agent. All funds deposited in such Blocked Accounts or Depository Accounts shall immediately become subject to the security interest of Agent for its own benefit and the ratable benefit of Issuer, Lenders and all other holders of the Obligations, and Borrowing Agent shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited as provided in the applicable control agreement. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. So long as no Cash Dominion Period is then in effect, the Credit Parties shall retain the right to direct the disposition of funds in the Blocked Accounts. At any time during a Cash Dominion Period, Agent shall have the sole and exclusive right to direct and apply all funds from the Blocked Accounts and/or Depository Accounts to the satisfaction of the Obligations (including the cash collateralization of the Letters of Credit) in such order as Agent shall determine in its sole discretion, provided that, in the absence of any Event of Default, Agent shall apply all such funds representing collection of Receivables first to the prepayment of the principal amount of the Swing Loans, if any, and then to the Revolving Advances. Borrowing Agent shall notify each Customer of any Borrower (other than a Borrower that is a Foreign Subsidiary not formed or organized under the laws of Canada or any province thereof) to send all future payments owed to such Borrower by such Customer, including, but not limited to, payments on any Receivable, to a Blocked Account or Depository Account; provided, that, with respect to any Person that is not a Customer on the Restatement Date, Borrowing Agent shall provide such notice promptly upon such Person becoming a Customer of such a Borrower. If any Credit Party (other than any Credit Party that is a Foreign Subsidiary not formed or organized under the laws of Canada or any province thereof) shall receive any collections or other proceeds of the Collateral, such Credit Party shall hold such collections or proceeds in trust for the benefit of Agent and deposit such collections or proceeds into a Blocked Account or Depository Account within one (1) Business Day following such Credit Party’s receipt thereof. As of the later of the Restatement Date and the date of the most recent supplement to Schedule 4.8(h) (if any) delivered to Agent in accordance with Section 9.18 hereof, all Deposit Accounts, investment accounts and other bank accounts of any Credit Party, including, without limitation, all Blocked Accounts and Depository Accounts are described and set forth on Schedule 4.8(h) hereto. Notwithstanding the foregoing, in accordance with Section 4.1 hereof, Contributing Foreign Subsidiaries and, to the extent of amounts in excess of the Excluded Foreign Asset Threshold, other Credit Parties or Subsidiaries of Credit Parties may, in each case, be required to maintain their cash and cash equivalents in Blocked Accounts, Depository Accounts, or other similar accounts (with analogous arrangements necessary to perfect a Lien in favor of Agent) subject to Agent’s perfected Lien over such accounts and the funds on deposit therein, in each case, under the law of the jurisdiction in which such accounts are maintained.

(i) Adjustments. No Borrower will, without Agent’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been granted in the Ordinary Course of Business of such Borrower in its reasonable business judgment.

(j) Additional Deposit Accounts. No Credit Party shall open any new deposit account, securities account or investment account, other than the Specified Permitted Investments Account, unless (i) the Credit Parties shall have given at least thirty (30) days prior written notice to Agent and (ii) if such account is to be maintained with a bank, depository institution or securities intermediary that is not the Agent, such bank, depository institution or securities intermediary, each applicable Credit Party and Agent shall first have entered into an account control agreement in form and substance satisfactory to Agent sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code or the purposes of the PPSA or the Securities Transfer Act (Alberta), as applicable) over such account.

4.9 Inventory. To the extent Inventory held for sale or lease has been produced by any Credit Party, it has been and will be produced by such Credit Party in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.10 Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, except to the extent the Credit Parties in their reasonable business judgment, determine that such maintenance or repair is not necessary or desirable in the operation of the Credit Parties’ business. No Credit Party shall use or operate the Equipment in material violation of any law, statute, ordinance, code, rule or regulation.

4.11 Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Credit Party’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except for the gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Credit Party’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Credit Party of any of the terms and conditions thereof.

4.12 Financing Statements. As of the Restatement Date, except with respect to the financing statements filed by Agent, the financing statements described on Schedule 1.2(b), and the financing statements pertaining to Permitted Encumbrances, no effective financing statement covering any of the Collateral or any proceeds thereof is on file in any public office. Thereafter, other than the exceptions in the foregoing sentence, no authorized financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.

V. REPRESENTATIONS AND WARRANTIES.

Each Credit Party represents and warrants as follows:

5.1 Authority. Each Credit Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Credit Party, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Credit Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and general principles of equity. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Credit Party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of the terms of such Credit Party’s Organizational Documents, (b) will not conflict with or violate, in any material respect, any Applicable Law or regulation, or any judgment, order or decree of any Governmental Body binding on the Credit Parties, (c) will not require the Consent of any Governmental Body, except those Consents obtained on or before the date hereof or such others set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Restatement Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Credit Party under the provisions of any material agreement, Organizational Document or other material instrument to which such Credit Party is a party or by which it or its property is a party or by which it may be bound.

5.2 Formation and Qualification.

(a) Each Credit Party is duly incorporated or formed, as applicable, and in good standing under the laws of the state or province, as applicable, listed on Schedule 5.2(a) and is qualified to do business and is in good standing, in all states or provinces, as applicable, in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. As of the Restatement Date, each Credit Party has delivered to Agent true and complete copies of its Organizational Documents and will promptly notify Agent of any material amendment or changes thereto to the extent such notice is required hereunder.

(b) The only Subsidiaries of each Credit Party as of the Restatement Date are listed on Schedule 5.2(b).

5.3 Survival of Representations and Warranties. All representations and warranties of the Credit Parties contained in this Agreement and the Other Documents shall be true in all material respects (unless already qualified by materiality in such specific provision) at the time of such Credit Party’s execution of this Agreement and the Other Documents, except to the extent relating to an earlier date, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4 Tax Returns. As of the later of the Restatement Date and the date of the most recent supplement to Schedule 5.4 (if any) delivered to Agent in accordance with Section 9.18 hereof, each Credit Party’s federal tax identification number or Canadian equivalent of each Credit Party is set forth on Schedule 5.4. Each Credit Party has filed all federal, material state, provincial, municipal and local income tax returns and other material tax returns each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are shown on such material returns as being due and payable, except to the extent being Properly Contested or as would not reasonably be expected to have a Material Adverse Effect.

5.5 Financial Statements.

(a) [Reserved].

(b) The fiscal year 2024 financial projections of the Credit Parties on a Consolidated Basis included in the Proxy Statement (the “Projections”) are based on underlying assumptions which provide a reasonable basis for the projections contained therein and were prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond any Credit Party’s control, that no assurance can be given that such projections will be realized and that actual results may differ from results forecast in any projections and such differences may be material). The Projections together with the Pro Forma Balance Sheet are referred to as the “Pro Forma Financial Statements”.

(c) The balance sheet of the Credit Parties on a Consolidated Basis as of January 31, 2024, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied and present fairly the financial position of the Credit Parties on a Consolidated Basis at such date and the results of their operations for such period.

5.6 Entity Names. Except as set forth on Schedule 5.6, as of the Restatement Date, no Credit Party (i) has been known by any other corporate name in the past five (5) years, (ii) sells Inventory under any other name, nor (iii) has been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the five (5) years preceding the Restatement Date.

5.7 O.S.H.A. and Environmental Compliance. Except as set forth on Schedule 5.7 hereto, or as would not reasonably be expected to have a Material Adverse Effect:

(a) each Credit Party, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in material compliance with, the provisions of the Federal Occupational Safety and Health Act, and all other Environmental Laws;

(b) there are no material outstanding citations, notices or orders of non compliance issued to any Credit Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations;

(c) each Credit Party has been issued all required federal, state, provincial and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect;

(d) (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or migrating from or onto any Real Property owned, leased or occupied by any Credit Party, except for those Releases which are in full compliance with Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property owned, leased or occupied by any Credit Party, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) the Real Property including any premises owned, leased or occupied by any Credit Party has never been used by any Credit Party to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (iv) no Hazardous Materials are managed by any Credit Party on any Real Property including any premises owned, leased or occupied by any Credit Party, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of any Credit Party or of its tenants; and

(e) all Real Property owned by the Credit Parties is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Credit Party in accordance with prudent business practice in the industry of such Credit Party. Each Credit Party has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a Mortgage in favor of Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

5.8 Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a) (i) Each Credit Party is, and after giving effect to the Transactions, will be, solvent, able, and after giving effect to the Transactions, will be able, to pay its debts as they mature, has, and after giving effect to the Transactions, will have, capital sufficient to carry on its business and all businesses in which it is about to engage, and the fair present saleable value of its assets, calculated on a going concern basis, is, and after giving effect to the Transactions, will be, in excess of the amount of its liabilities.

(b) Except as disclosed in Schedule 5.8(b), no Credit Party has any pending, or to the knowledge of the Credit Parties, threatened, litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect.

(c) No Credit Party is in violation of any Applicable Law in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Credit Party in violation of any order of any court, Governmental Body or arbitration board or tribunal which would reasonably be expected to have a Material Adverse Effect.

(d) Other than as listed on Schedule 5.8(d) hereto, as of the Restatement Date, (i) no Credit Party or any Subsidiary of any Credit Party maintains or is required to contribute to any Plan and (ii) no member of the Controlled Group maintains or is required to contribute to any Pension Benefit Plan or Multiemployer Plan. Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Credit Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Pension Benefit Plan, and each Pension Benefit Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Pension Benefit Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Service; (iii) no Pension Benefit Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Benefit Plan; (iv) the current value of the assets of each Pension Benefit Plan exceeds the present value of the accrued benefits and other liabilities of such Pension Benefit Plan and no Credit Party knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (v) neither any Credit Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vi) neither any Credit Party nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could reasonably be expected to give rise to any such liability; (vii) neither any Credit Party nor any member of the Controlled Group nor, to the knowledge of any Credit Party, any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code with respect to a Plan; (viii) no Termination Event has occurred or is reasonably expected to occur; (ix) neither any Credit Party nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (x) neither any Credit Party nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; and (xi) no Credit Party or any Subsidiary of a Credit Party has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan. With respect to each member of the Controlled Group that is not a Credit Party, and any Plans related to any such member, the representations set forth in this Section 5.8(d) are made without taking into consideration any noncompliance, events, conditions, or liabilities of portfolio companies owned or controlled by Sponsor and its affiliates, including any of the investment funds established by any of them, other than the Credit Parties and their respective Subsidiaries, except to the extent that any such noncompliance, events, conditions, or liabilities results in or may reasonably be expected to result in liability asserted against or imposed on any Credit Party.

(e) As of the Restatement Date, no Credit Party nor any of its Subsidiaries maintains, sponsors, administers, contributes to, participates in or has any liability in respect of any Specified Canadian Pension Plan, nor has any such Person ever maintained, sponsored, administered, contributed or participated in any Specified Canadian Pension Plan. Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) the Canadian Pension Plans are duly registered under the ITA and any other Applicable Laws which require registration, have been administered in accordance with the ITA and such other Applicable Law and no event has occurred which could cause the loss of such registered status, (ii) all obligations of the Credit Parties and their respective Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements relating thereto have been performed on a timely basis, and (iii) all contributions or premiums required to be made or paid by the Credit Parties and their respective Subsidiaries to the Canadian Pension Plans have been made on a timely basis in accordance with the terms of such plans and all Applicable Laws.

5.9 Patents, Trademarks, Copyrights and Licenses. All material Intellectual Property owned or utilized by any Credit Party: (i) is set forth on Schedule 5.9; (ii) is valid and has been duly registered or filed with all appropriate Governmental Bodies; and (iii) constitutes all of the intellectual property rights which are necessary for the operation of its business. There is no objection to, pending challenge to the validity of, or proceeding by any Governmental Body to suspend, revoke, terminate or adversely modify, any such Intellectual Property and no Credit Party is aware of any grounds for any challenge or proceedings, except as set forth in Schedule 5.9 hereto.

5.10 Licenses and Permits. Except as set forth in Schedule 5.10 or as could otherwise not reasonably be expected to have a Material Adverse Effect, each Credit Party (a) is in material compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business.

5.11 Default of Indebtedness. No Credit Party is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued, and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder, in each case, that constitutes an Event of Default hereunder.

5.12 No Default. No Event of Default has occurred and is continuing.

5.13 No Burdensome Restrictions. No Credit Party is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. No Credit Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14 No Labor Disputes. No Credit Party is involved in any material labor dispute nor are there any strikes or walkouts or union organization of any Credit Party’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto, which, in each case, that could reasonably be expected to result in a Material Adverse Effect.

5.15 Margin Regulations. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors, except as otherwise expressly permitted in this Agreement with respect to the Specified Permitted Investments.

5.16 Investment Company Act. No Credit Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17 Disclosure. No representation or warranty made by any Credit Party in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of fact or omits to state any fact necessary to make the statements herein or therein not materially misleading. There is no fact known to any Credit Party or which reasonably should be known to such Credit Party which such Credit Party has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18 Swaps. No Credit Party is a party to, nor will it be a party to, any swap agreement whereby such Credit Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.19 Business and Property of the Credit Parties. Upon and after the Restatement Date, the Credit Parties do not propose to engage in any business other than the business set forth on Schedule 1.2(a) and any business which is reasonably related thereto or a logical extension thereof.

5.20 Ineligible Securities. Credit Parties do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Agent or any Lender.

5.21 Federal Securities Laws. Neither any Credit Party nor any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) has any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act or any applicable Canadian securities legislation.

5.22 Equity Interests. As of the later of the Restatement Date and the date of the most recent supplement to Schedule 5.22 (if any) delivered to Agent in accordance with Section 9.18 hereof, with respect to each Credit Party that is a Subsidiary of Parent, (a) the authorized and outstanding Equity Interests of such Credit Parties are as set forth on Schedule 5.22 hereto, (b) all of the Equity Interests of such Credit Parties have been duly and validly authorized and issued and are fully paid and non-assessable (to the extent such concept is applicable under foreign law) and have been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all federal, state and provincial laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities, (c) as of the later of the Restatement Date and the date of the most recent supplement to Schedule 5.22 (if any) delivered to Agent in accordance with Section 9.18 hereof, except for the Organizational Documents and the rights and obligations set forth on Schedule 5.22 there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any of such Credit Parties is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of such Credit Parties, and (d) as of the later of the Restatement Date and the date of the most recent supplement to Schedule 5.22 (if any) delivered to Agent in accordance with Section 9.18 hereof, except as set forth on Schedule 5.22, such Credit Parties have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.23 Commercial Tort Claims. As of the later of the Restatement Date and the date of the most recent supplement to Schedule 5.23 (if any) delivered to Agent in accordance with Section 9.18 hereof, no Credit Party is a party to any commercial tort claims, except as set forth on Schedule 5.23 hereto.

5.24 Letter of Credit Rights. As of the later of the Restatement Date and the date of the most recent supplement to Schedule 5.24 (if any) delivered to Agent in accordance with Section 9.18 hereof, no Credit Party has any letter of credit rights, except as set forth on Schedule 5.24 hereto.

5.25 Material Contracts. Schedule 5.25 sets forth all Material Contracts of the Credit Parties as of the Restatement Date. Each Credit Party has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject, in each case as of the Restatement Date. Except as would not reasonably be expected to have a Material Adverse Effect, all Material Contracts are in full force and effect and no material defaults currently exist thereunder.

5.26 Delivery of Acquisition Agreements. Agent has received complete copies of the ROC Merger Agreement (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and each other material document, instrument, agreement or certificate entered into in connection therewith and all material amendments thereto, material waivers relating thereto and other material side letters or agreements affecting the terms thereof. None of such documents and agreements have been materially amended or supplemented, nor have any of the material provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent. To the Credit Parties’ knowledge, each of the representations made by each Person party thereto is true and correct in all material (without duplication of any materiality or Material Adverse Effect qualifier) respects.

5.27 Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Agent and Lenders for each Credit Party on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date thereof and, after giving effect to such applicable update, as of the date any such update is delivered. Each Credit Party acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Other Documents.

5.28 Sanctions and International Trade Laws. Each Covered Entity, and its directors and officers, and any employee, agent, or affiliate acting on behalf of such Covered Entity: (a) is not a Sanctioned Person; (b) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person; and (c) is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of, applicable International Trade Laws. No Covered Entity nor any of its directors, officers, employees, or, to the knowledge of any Borrower, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any International Trade Laws, or has received a request for information from any Governmental Body regarding International Trade Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with applicable International Trade Laws. Each Borrower represents and warrants that there is no Blocked Property pledged as Collateral.

5.29 Anti-Corruption Laws. Each Covered Entity, and its directors and officers, and any employee, agent, or affiliate acting on behalf of such Covered Entity, is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any other Person to secure any improper advantage or to obtain or retain business. No Covered Entity nor any of its directors, officers, employees, or, to the knowledge of any Borrower, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any Anti-Corruption Laws, or has received a request for information from any Governmental Body regarding Anti-Corruption Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.

VI. AFFIRMATIVE COVENANTS.

Each Credit Party shall, until payment in full of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted by Agent or any Lender) and termination of this Agreement:

6.1 Compliance with Laws. Comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Credit Party’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard). Each Credit Party may, however, contest or dispute any Applicable Laws in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the satisfaction of Agent in its Permitted Discretion to protect Agent’s Lien on or security interest in the Collateral.

6.2 Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all Intellectual Property and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) other than as permitted in Section 7.1, keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3 Books and Records. Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied.

6.4 Payment of Taxes. Pay, when due, all Taxes lawfully levied or assessed upon such Credit Party or any of the Collateral other than amounts that are Properly Contested or as would not reasonably be expected to have a Material Adverse Effect. Solely to the extent that any Credit Party fails to comply with the undertaking set forth in the immediately preceding sentence, Agent shall be authorized, during the continuation of an Event of Default, to pay such Taxes to the appropriate Governmental Body to the extent, in Agent’s Permitted Discretion, such failure is reasonably expected to create a valid Lien on the Collateral. Agent shall use commercially reasonable efforts to notify and consult with such Credit Party prior to making any such payment and as soon as practicable after making any such payment, Agent shall deliver to such Credit Party the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Credit Party. Notwithstanding anything herein to the contrary, Agent will not pay any Taxes to the extent that any applicable Credit Party has Properly Contested such Taxes. The amount of any payment by Agent under this Section 6.4 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Borrowers shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrowers’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

6.5 Financial Covenants.

(a) Fixed Charge Coverage Ratio. Cause the Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of Parent during a Financial Covenant Period, to be greater than or equal to 1.00 to 1.00.

(b) Leverage Ratio. Cause the Leverage Ratio, as of the last day of each fiscal quarter of Parent during a Financial Covenant Period, to be less than or equal to 3.0 to 1.0.

(c) Equity Cure Right. Notwithstanding the foregoing, if an Event of Default occurs as a result of Borrowers’ failure to comply with Section 6.5(a) and/or Section 6.5(b) (a “Curable Default”), an equity contribution to Borrowing Agent (in the form of common equity or other equity having terms acceptable to Agent in its Permitted Discretion) in an amount (the “Specified Contribution”) sufficient to, when added to EBITDA as more fully set forth below, cause Borrowers to be in compliance with Section 6.5(a) and/or Section 6.5(b), as applicable, after the last day of the fiscal quarter for which such Event of Default occurred (beginning with the first full fiscal quarter following the Closing Date) but prior to the day that is twenty (20) Business Days after the day on which financial statements are required to be delivered to Agent for such fiscal quarter pursuant to Section 9.8 (the “Required Contribution Date”), will, at the written request of Borrowing Agent, be included in the calculations of EBITDA solely for the purposes of determining compliance with such financial covenants at the end of such fiscal quarter and any subsequent testing period that includes such fiscal quarter; provided further that (a) the maximum amount of any Specified Contribution will be no greater than the amount required to cause Borrowers to be in compliance with Section 6.5; (b) the use of proceeds from any Specified Contribution will be disregarded for all other purposes under this Agreement and the Other Documents (including, to the extent applicable, calculating EBITDA for purposes of determining basket levels, pricing and other items governed by reference to EBITDA or that include EBITDA in the determination thereof in any respect); (c) there shall be no more than two (2) Specified Contributions made during any four (4) consecutive fiscal quarter period, and no Specified Contribution in any two (2) consecutive quarters, in each case during any time in which Fixed Charge Coverage Ratio compliance is being tested quarterly, (d) the proceeds of all Specified Contributions will be paid to Agent and applied (x) during a Cash Dominion Period, to prepay the Revolving Advances in the manner subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof, and (y) at any time (other than during a Cash Dominion Period), to Borrower’s operating account at PNC and (e) the reduction in total Indebtedness resulting from such application of the Specified Contribution shall not be taken into account for purposes of measuring compliance with the financial covenants in this Section 6.5 during any period that includes Adjusted EBITDA resulting from a Specified Contribution. Borrowing Agent shall deliver to Agent irrevocable written notice of its intent to cure any such Curable Default no later than thirty (30) days after the end of the calendar month or fiscal quarter as of which such Curable Default occurred, which cure notice shall set forth the calculation of the applicable amount of the Specified Contribution necessary to cure such Curable Default and upon receipt of which the Agent and Lenders shall not be permitted to impose the Default Rate, accelerate the Obligations or exercise any rights or remedies against the Collateral. Upon timely receipt by Agent in cash of the applicable Specified Contribution and application of the Specified Contribution to the Obligations, the applicable Curable Defaults shall be deemed waived.

6.6 Insurance.

(a) (i) Keep all its insurable properties and properties in which such Credit Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Credit Party’s including business interruption insurance; (ii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iii) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Credit Party is engaged in business; and (iv) furnish Agent with (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (B) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as an additional insured and mortgagee and/or lender loss payee/first loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i) and (ii) above, and providing (I) that all proceeds thereunder shall be payable to Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice). In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Credit Party to make payment for such loss to Agent and not to such Credit Party and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may endorse such Credit Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.

(b) Each Credit Party shall take all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

(c) Agent is hereby authorized, during the continuation of an Event of Default, to adjust and compromise claims under insurance coverage referred to in Sections 6.6(a)(i), and (iii) and 6.6(b) above. All loss recoveries received by Agent under any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrowers or applied as may be otherwise required by law. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, Agent shall remit to Borrowing Agent insurance proceeds received by Agent during any calendar year under insurance policies procured and maintained by the Credit Parties which insure the Credit Parties’ insurable properties to the extent such insurance proceeds do not exceed $200,000 in the aggregate during such calendar year or $200,000 per occurrence. In the event the amount of insurance proceeds received by Agent for any occurrence exceeds $200,000, then Agent shall not be obligated to remit the insurance proceeds to Borrowing Agent unless Borrowing Agent shall provide Agent with evidence satisfactory to Agent in its Permitted Discretion that the insurance proceeds will be used by Borrowers to repair, replace or restore the insured property which was the subject of the insurable loss. In the event Borrowing Agent has previously received (or, after giving effect to any proposed remittance by Agent to Borrowing Agent would receive) insurance proceeds which equal or exceed $200,000 in the aggregate during any calendar year, then Agent may, in its sole discretion, either remit the insurance proceeds to Borrowing Agent upon Borrowing Agent providing Agent with evidence satisfactory in its Permitted Discretion to Agent that the insurance proceeds will be used by Borrowers to repair, replace or restore the insured property which was the subject of the insurable loss, or apply the proceeds to the Obligations, as aforesaid. The agreement of Agent to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) No Event of Default or Default shall then have occurred, (y) Borrowers shall use such insurance proceeds promptly to repair, replace or restore the insurable property which was the subject of the insurable loss and for no other purpose, and (z) such remittances shall be made under such procedures as Agent may establish. If any Credit Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Credit Party, which payments shall be charged to Borrowers’ Account, and constitute part of the obligations.

6.7 Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so would not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders.

6.8 Environmental Matters.

(a) Ensure that the Real Property owned by a Credit Party and all operations and businesses conducted thereon are in material compliance and remain in material compliance with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property owned by a Credit Party in compliance with Environmental Laws.

(b) All potential violations and violations of Environmental Laws which could be reasonably expected to cause a Material Adverse Effect shall be reviewed with legal counsel to determine any required reporting to applicable Governmental Bodies and any required corrective actions to address such potential violations or violations.

(c) Respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property owned by a Credit Party to any Lien. If any Credit Party shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint which could be reasonably expected to cause a Material Adverse Effect or any Credit Party shall fail to comply with any of the requirements of any material Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property owned by a Credit Party (or authorize third parties to enter onto such Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem necessary or advisable in its Permitted Discretion, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations, secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Credit Party.

6.9 Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable).

6.10 Federal Securities Laws. Promptly notify Agent in writing if any Credit Party or any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act or any applicable Canadian securities legislation.

6.11 Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, promptly upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent requests pursuant to Section 4.2.

6.12 Government Receivables. Take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Financial Administration Act (Canada), the Uniform Commercial Code, PPSA and all other applicable state, provincial or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between any Borrower and the United States, Canada, any state, province or any department, agency or instrumentality of any of them.

6.13 Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non- Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.13, or otherwise under this Agreement or any Other Document, voidable under Applicable Law, including Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.13 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents. Each Qualified ECP Loan Party intends that this Section 6.13 constitute, and this Section 6.13 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

6.14 Post-Closing Obligations. The Credit Parties shall cause the conditions set forth on Schedule 6.14 hereto to be satisfied in full, on or before the date specified for each such condition (or such later date as Agent may agree to at its sole discretion), time being of the essence, and each to be satisfactory, in form and substance as applicable, to Agent in its Permitted Discretion.

6.15 Canadian Pension Plans. Promptly after any Canadian Borrower knows or has reason to know of the occurrence of (i) the formation of any Canadian Pension Plan governed by the law of any jurisdiction in Canada other than the laws of the Province of Quebec; (ii) any violation or asserted violation of any Applicable Law (including any applicable provincial pension benefits legislation) in any material respect with respect to any Canadian Pension Plan; or (iii) any Canadian Pension Termination Event, the applicable Canadian Borrower will deliver to the Agent a certificate of a senior officer of the applicable Canadian Borrower setting forth details as to such occurrence and the action, if any, that such Canadian Borrower is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by such Canadian Borrower, FSRA, a Canadian Pension Plan participant (other than notices relating to an individual participant’s benefits) or the Canadian Pension Plan administrator with respect thereto.

6.16 Certificate of Beneficial Ownership and Other Additional Information. Provide to Agent and the Lenders: (a) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Agent and Lenders, (b) a new Certificate of Beneficial Ownership, in form and substance acceptable to Agent and each Lender, when the individual(s) to be identified as a Beneficial Owner have changed, and (c) such other information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with Applicable Laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent or such Lender to comply therewith.

6.17 Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws. (a) immediately notify the Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event, (b) immediately provide substitute Collateral to the Agent if, at any time, any Collateral becomes Blocked Property, and (c) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws and maintain in effect policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws by each Covered Entity, and its directors and officers, and any employee, agent or affiliate on behalf of such Covered Entity in connection with this Agreement.

VII. NEGATIVE COVENANTS.

No Credit Party shall, until satisfaction in full of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted by Agent or any Lender) and termination of this Agreement:

7.1 Merger, Consolidation, Amalgamation, Acquisition and Sale of Assets.

(a) Enter into any merger, consolidation, amalgamation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with, merge with or amalgamate with it, except (i) any Credit Party may merge, consolidate, amalgamate or reorganize with another Credit Party or acquire the assets or Equity Interest of another Credit Party so long as (x) if any Borrower is a party to such transaction, such Borrower shall survive such transaction, and (y) such Credit Party provides Agent with ten (10) days prior written notice of such merger, consolidation, amalgamation or reorganization and delivers all of the relevant documents evidencing such merger, consolidation or reorganization, (ii) any Credit Party may, with at least ten (10) days prior written notice to Agent (or such lesser period as Agent may agree to in its Permitted Discretion), dissolve, liquidate, or wind up its affairs if it owns no material assets, engages in no business, and otherwise has no activities other than activities related to the maintenance of its existence and good standing, and (iii) to consummate Permitted Acquisitions.

(b) Sell, lease, transfer or otherwise dispose of any of its properties or assets with an aggregate value (as to all Credit Parties and their Subsidiaries) in excess of $2,000,000 in the aggregate in any four fiscal quarter period; so long as the Net Cash Proceeds thereof, if any, are applied as required by Section 2.19, except (i) (A) the disposition of Inventory in the Ordinary Course of Business and any Permitted Exchange of Rental Fleet Inventory and (B) the disposition or transfer of obsolete, no longer useful (in the reasonable judgment of the Borrowing Agent, is no longer useful in the conduct of the business of the Credit Parties, taken as a whole), worn-out or damaged Inventory and equipment in the Ordinary Course of Business, (ii) any other sales or dispositions expressly permitted by this Agreement, (iii) sales, leases, transfers or other dispositions to another Credit Party subject to Section 7.10 hereof, (iv) sales, leases, transfers or other dispositions pursuant to any casualty loss or the taking under power of eminent domain or similar proceeding, (v) sales or other dispositions of Receivables pursuant to Permitted Factoring Arrangements, (vi) sales, leases, transfers or other dispositions of properties or assets acquired in connection with a Permitted Acquisition which properties or assets are not necessary to the Business, (vii) dispositions of cash and cash equivalents in the Ordinary Course of Business, (viii)

the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the Ordinary Course of Business, so long as the aggregate EBITDA attributable to such licensed patents, trademarks, copyrights, or other intellectual property rights does not exceed ten percent (10%) of Adjusted EBITDA in any fiscal year of the Credit Parties, (ix) the lapse of immaterial registered patents, trademarks, copyrights and other intellectual property to the extent maintaining such registered patents, trademarks, copyrights or other intellectual property is not commercially desirable in the conduct of its business or the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the Ordinary Course of Business (the “Lapsed IP”) so long as, in each case, (A) such lapse or abandonment is not materially adverse to the interests of the Secured Parties, and (B) such Lapsed IP generates less than three percent (3%) of revenue for the Credit Parties in any fiscal year of the Credit Parties, (x) dispositions that consist of the sale or discount in the Ordinary Course of Business of overdue Receivables (other than Eligible Receivables, Eligible Unbilled Receivables, Eligible Foreign Receivable or any Receivable that is a trade Receivable or prior trade Receivable that was reclassed as such) in connection with the compromise or collection thereof with an aggregate value not to exceed ten percent (10%) of Adjusted EBITDA in any fiscal year of the Credit Parties, (xi) the leasing or subleasing of assets in the Ordinary Course of Business, and (xii) to the extent constituting dispositions, terminations of Hedging Obligations.

7.2 Creation of Liens; Negative Pledge. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.

7.3 Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) guarantees made in the Ordinary Course of Business up to an aggregate amount of $1,000,000, (c) guarantees by one or more Credit Party(ies) of the Indebtedness or obligations of any other Credit Party(ies) to the extent such Indebtedness or obligations are permitted to be incurred and/or outstanding pursuant to the provisions of this Agreement, (d) guarantees constituting Permitted Investments and (e) the endorsement of checks in the Ordinary Course of Business.

7.4 Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, other than Permitted Investments.

7.5 Loans(a) . Make advances, loans or extensions of credit to any Person, including any Subsidiary or Affiliate other than Permitted Loans or other Permitted Investments and guarantees thereof permitted by Section 7.3.

7.6 [Reserved].

7.7 Dividends and Distributions. Declare, pay or make any dividend or distribution on any Equity Interests of any Credit Party (other than dividends or distributions payable in its stock (other than Disqualified Equity Interests), or split-ups or reclassifications of its stock (other than Disqualified Equity Interests)) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Credit Party, in each case, other than Permitted Distributions. For greater certainty, it is hereby understood and agreed by the parties hereto that the Borrowers shall not directly or indirectly, declare, pay or make any dividend or distribution on any Disqualified Equity Interests of any Borrower.

7.8 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.9 Nature of Business. Substantially change the nature of the business.

7.10 Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate (other than transactions among Credit Parties), except (a) transactions on an arm’s-length basis on terms and conditions not materially less favorable than terms and conditions, when taken as a whole, which would have been obtainable from a Person other than an Affiliate; (b) the payment of customary and reasonable directors’ and observers’ fees to directors and observers’ who are not employees of a Credit Party or any Affiliate of a Credit Party as well as the payment of their reasonable out-of-pocket expenses incurred in performing their directorial duties and the payment of indemnities owing to them as directors; (c) transactions among Credit Parties not otherwise prohibited under this Agreement; (d) employment agreements and other compensation arrangements with officers or other employees of any Credit Party, entered into in the Ordinary Course of Business; (e) the payment to the “Manager” (as defined in the Management Services Agreement) of any Management Fees and other fees, expenses and indemnities payable under the Management Agreement, to the extent permitted under the terms of the Management Fee Subordination Agreement; (f) reasonable and documented closing fees payable to Sponsor in connection with any Permitted Acquisition; (g) loans to employees and directors permitted pursuant to Section 7.5; (h) dividends and distributions permitted by Section 7.7; (i) real estate lease transactions among any Affiliate, in each case, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate or such terms and conditions contained in existing lease agreements; (j) transactions existing on the Restatement Date and described on Schedule 7.10; (k) Permitted Investments; and (l) transactions contemplated by the Domino Repurchase Agreement.

7.11 Subsidiaries.

(a) Form or acquire any Subsidiary unless (x) such Subsidiary is an Immaterial Foreign Subsidiary or (y) promptly, and in any event within thirty (30) days (or such longer time as Agent may agree in its sole discretion) after formation thereof (i) if such Subsidiary is a Domestic Subsidiary, such Domestic Subsidiary expressly joins in this Agreement as a “Borrower” or at Borrowing Agent’s option, as a “Guarantor”, and in either case, becomes jointly and severally liable for the Obligations hereunder, under the Notes, and under any Other Document, (ii) if such Subsidiary is a Foreign Subsidiary incorporated in Canada, such Foreign Subsidiary expressly joins in this Agreement and the Other Documents as a “Canadian Borrower” or at Borrowing Agent’s option, as a “Guarantor”, and in either case, becomes jointly and severally liable for the Obligations hereunder, under the Notes, and under any Other Document, or (iii) if such Subsidiary is a Material Foreign Subsidiary, such Material Foreign Subsidiary expressly joins in this Agreement as a “Borrower” or at Borrowing Agent’s option, as a “Guarantor”, and in either case, becomes jointly and severally liable for the Obligations hereunder, under the Notes, and under any Other Document and, in the case of clause (y), Agent shall have received all documents, supplements, amendments and agreements, including, without limitation, legal opinions, appraisals, certificate of beneficial ownership and other additional “know your client” information, it may require in its Permitted Discretion in connection therewith. Notwithstanding the foregoing on anything herein or in any Other Document, if a material adverse tax consequence would result from any Credit Party being jointly and severally liable for the Obligations of any Credit Party formed under the laws of the United States of America or any state thereof, then such Credit Party shall be deemed to only secure and guaranty the Obligations directly incurred by it, and any payment made by such Credit Party to Agent shall only be applied to the Obligations directly incurred by such Credit Party.

(b) Enter into any partnership, joint venture or similar arrangement.

7.12 Fiscal Year and Accounting Changes. Not change its fiscal year, other than to convert any Subsidiary to a fiscal year ending on December 31 or make any significant change in accounting treatment and reporting practices except as required or permitted by GAAP.

7.13 Pledge of Credit. Now or hereafter pledge Agent’s or any Lender’s credit on any purchases, commitments or contracts or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Credit Party’s business operations as conducted on the Restatement Date (and as permitted to be conducted under Section 5.19).

7.14 Amendment of Organizational Documents. (i) Change its legal name, (ii) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (iii) change its jurisdiction of organization or become organized in more than one jurisdiction (except as organized by a certificate of foreign qualification), or (iv) with respect to any Credit Party organized under the laws of Canada or any province thereof, change the address of its chief executive office or its registered address, in any such case without (x) giving at least ten (10) days prior written notice of such intended change to Agent, and (y) having received from Agent confirmation that Agent has taken all steps necessary for Agent to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Credit Party and in the Equity Interests of such Credit Party.

7.15 Compliance with ERISA. Except for matters that would not reasonably be expected to have a Material Adverse Effect, (i) (x) maintain, or permit any of their Subsidiaries to maintain, or (y) become obligated to contribute, or permit any of their Subsidiaries to become obligated to contribute, to any Pension Benefit Plan or Multiemployer Plan, other than those Pension Benefit Plans or Multiemployer Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Pension Benefit Plan where such event could result in any liability of any Credit Party or any member of the Controlled Group or the imposition of a lien on the property of any Credit Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (v) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other

Applicable Laws in respect of any Plan, or (vi) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Pension Benefit Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Pension Benefit Plan. No Credit Party shall (i) permit its unfunded pension fund obligations and liabilities under any Canadian Pension Plan to remain unfunded other than in accordance with Applicable Law; or (ii) maintain, sponsor, administer, contribute to, participate in or assume or incur any liability in respect of any Specified Canadian Pension Plan, or acquire an interest in any Person if such Person sponsors, administers, contributes to, participates in or has any liability in respect of, any Specified Canadian Pension Plan.

For each existing, or hereafter adopted, Canadian Benefit Plan, each Credit Party shall in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Canadian Benefit Plan and all Applicable Laws (including any fiduciary, funding, investment and administration obligations). All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Benefit Plan shall be paid or remitted by each Credit Party in a timely fashion in accordance with the terms thereof, any funding agreements and all Applicable Laws.

7.16 [Reserved].

7.17 Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Credit Party, except (i) payments when due of regularly scheduled interest and principal payments in respect of Indebtedness, (ii) any Indebtedness set forth on Schedule 7.8 (and any Permitted Refinancing thereof), (iii) intercompany Indebtedness permitted hereunder, (iv) Indebtedness in respect of Hedging Obligations, (v) optional payments or prepayments in respect of any Indebtedness, provided that, as of the date of any such payment or prepayment and immediately after giving effect thereto, the Payment Conditions are satisfied and (vi) payments of Subordinated Indebtedness made in compliance with the applicable subordination agreement.

7.18 Membership / Partnership Interests. Designate or permit any of their Subsidiaries to (a) treat their limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of the Uniform Commercial Code or (b) certificate their limited liability membership interests or partnership interests, as applicable, unless such certificates are delivered to Agent.

7.19 Activities of Parent and Holdings. Solely with respect to Parent and Holdings, (a) conduct any business other than (i) its ownership, directly or indirectly, of equity securities or other Equity Interests of Borrowers or any other of its Subsidiaries, as applicable, (ii) activities incidental or related thereto or necessary to maintain its corporate existence, (iii) other ministerial administrative activities, (iv) declaring and paying dividends and making distributions and Investments to the extent not prohibited by this Agreement, (v) solely with respect to Holdings, performing its obligations and enforcing its rights under the Domino Repurchase Agreement, including the purchase of any life insurance policy established in connection therewith, the receipt of proceeds from any such policy and the repurchase of Equity Interests (solely from the proceeds of such life insurance policy) pursuant to the Domino Repurchase Agreement, (vi) solely with respect to Parent, obligations and activities contemplated in any Permitted Acquisition Document, and (vii) solely with respect to Holdings, obligations and activities contemplated by the ROC Merger Agreement or (b) incur any Indebtedness or material liabilities other than obligations with respect to tax liabilities and administrative expenses arising in the Ordinary Course of Business, the ROC Merger Agreement or any Permitted Acquisition, liabilities incidental to the conduct of its business as a holding company, intercompany Indebtedness and Indebtedness and liabilities pursuant to this Agreement, the Other Documents and other Indebtedness and liabilities specifically permitted hereunder.

7.20 Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws. Do any of the following, nor permit its directors and officers, and any employee, agent, or affiliate acting on behalf of such Borrower in connection with this Agreement, nor permit such Borrower’s Subsidiaries, to: (a) become a Sanctioned Person, (b) directly or indirectly provide, use, or make available the proceeds of any Advance hereunder (i) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (ii) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (iii) in any manner that could result in a violation by any Person of any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law (including the Agent, Issuer, any Lender, underwriter, advisor, investor, or otherwise) or (iv) in violation of any applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, (c) repay any Advance with Blocked Property or funds derived from any unlawful activity, or (d) permit any Collateral to become Blocked Property.

7.21 Distribution of Proceeds of Advances. Directly or indirectly provide, use, or make available the proceeds of any Advance hereunder to any of such Borrower’s or any Guarantor’s Subsidiaries that is not party to this Agreement.

VIII. CONDITIONS PRECEDENT.

8.1 Conditions to Initial Advances. The effectiveness of this Agreement and the agreement of Lenders to make the initial Advances hereunder following the Restatement Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent (except to the extent specifically subject to Section 6.14):

(a) Notes. Agent shall have received the Notes that have been duly executed and delivered by an Authorized Officer of each Borrower;

(b) Other Documents. Agent shall have received each of the executed Other Documents, as applicable;

(c) Management Fee Subordination Agreement. Agent and the other parties thereto shall have entered into the Management Fee Subordination Agreement;

(d) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code or PPSA financing statement) required by this Agreement, any related agreement or under law or requested by Agent in its Permitted Discretion to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral (except as provided in Section 4.2) shall have been, or shall be concurrently with the initial Advances hereunder, properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested;

(e) Financial Condition Certificates. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(e) which shall be in form and substance satisfactory to Agent in its Permitted Discretion,.

(f) Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer (or other Authorized Officer) of Borrowing Agent dated as of the date hereof in form and substance satisfactory to Agent in its Permitted Discretion;

(g) Borrowing Base. Agent shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables, Eligible Unbilled Receivables, Eligible Foreign Receivables, Eligible Inventory and Eligible Rental Fleet Inventory is sufficient in value and amount to support the outstanding Advances hereunder, after giving effect to the funding of any Advances requested to be made on the Restatement Date;

(h) Proceedings of the Credit Parties. Agent shall have received a copy of the resolutions in form and substance satisfactory to Agent in its Permitted Discretion, of the Board of Directors, Management Committee, Managing Member or Manager, as applicable, of each Credit Party authorizing (i) the execution, delivery and performance of this Agreement and any Other Document, in each case, to which it is a party (collectively the “Documents”) and (ii) the granting by each Credit Party of the security interests in and liens upon the Collateral in each case certified by an Authorized Officer of each Credit Party as of the Restatement Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked, superseded or rescinded as of the date of such certificate;

(i) Incumbency Certificates of Credit Parties. Agent shall have received a certificate of an Authorized Officer of each Credit Party, dated the Restatement Date, as to the incumbency and signature of the officers of each Credit Party, as applicable, executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Authorized Officer;

(j) Certificates. Agent shall have received a copy of the Organizational Documents of each Credit Party, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation or formation (to the extent such certification is available in such jurisdiction), as applicable, together with copies of all agreements of each Credit Party’s shareholders or members, as applicable, certified as accurate and complete by an Authorized Officer of each Credit Party;

(k) Good Standing Certificates. Agent shall have received good standing certificates (or the equivalent thereto) for each Credit Party dated not more than thirty (30) days prior to the Restatement Date, issued by the Secretary of State or other appropriate official of (i) each Credit Party’s jurisdiction of incorporation or formation, as applicable, and (ii) each jurisdiction where the conduct of each Credit Party’s business activities or the ownership of its properties necessitates qualification to the extent that the failure to obtain such qualification would result in a Material Adverse Effect;

(l) Legal Opinion. Agent shall have received the executed legal opinions of Winston & Strawn LLP, Gardiner Roberts LLP and Gordon Rees Scully Mansukhani, in each case, in form and substance satisfactory to Agent in its Permitted Discretion, which shall cover such matters incident to the transactions contemplated by this Agreement and the Other Documents as is customary and each Credit Party hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(m) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Credit Party or against the officers or directors of any Credit Party in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby that could reasonably be expected to have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Credit Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(n) Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Restatement Date hereunder;

(o) Pro Forma Financial Statements. Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Lenders in their Permitted Discretion;

(p) Insurance. Agent shall have received in form and substance satisfactory to Agent, (i) copies of the Credit Parties’ casualty insurance policies, together with loss payable endorsements of loss payee endorsement naming Agent as lender loss payee/first loss payee (as applicable) and (ii) copies of the Credit Parties’ liability insurance policies, together with endorsements naming Agent as an additional insured;

(q) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents;

(r) No Adverse Material Change. Since December 31, 2022, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect;

(s) Compliance with Laws. Agent shall be satisfied in its Permitted Discretion that each Credit Party is in compliance in all material respects with all applicable federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA, Canadian Pension Plans and the Anti-Money Laundering Laws including Canadian “AML Legislation”, except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect;

(t) Certificate of Beneficial Ownership; USA Patriot Act Diligence. Agent and each Lender shall have received, in form and substance acceptable to Agent and each Lender an executed Certificate of Beneficial Ownership and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;

(u) Legal and Capital Structure; Diligence. The final legal and capital structure of the Credit Parties shall be acceptable to Agent and Agent shall have completed all other required diligence of the Credit Parties, the results of which are satisfactory to Agent; and

(v) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

8.2 Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date, is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties. Each of the representations and warranties made by any Credit Party in or pursuant to this Agreement and the Other Documents to which it is a party shall be true and correct in all material respects (or in all respects, if already qualified by materiality in such specific provision) on and as of such date as if made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or in all respects, if already qualified by materiality in such specific provision) on and as of such earlier date;

(b) No Default or Material Adverse Effect. No Event of Default, Default or Material Adverse Effect shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however, that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default, Default or Material Adverse Effect and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c) Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX. INFORMATION AS TO CREDIT PARTIES.

Each Credit Party shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations (other than contingent obligations for which no claim has been made) and the termination of this Agreement:

9.1 Disclosure of Material Matters. Promptly upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any material portion of the Collateral, including any Credit Party’s reclamation or repossession of, or the return to any Credit Party of, a material amount of goods or claims or disputes asserted by any Customer or other obligor or any Lien, other than any Permitted Encumbrance, placed upon or asserted against any Credit Party or any such Collateral.

9.2 Schedules. Deliver to Agent (i) on or before the twentieth (20th) (or later date in the Agent’s Permitted Discretion) day of each month as and for the prior month (a) accounts receivable ageings inclusive of reconciliations to the general ledger, (b) an account rollforward with supporting detail, (c) accounts payable schedules inclusive of reconciliations to the general ledger, (d) detailed Inventory perpetual in electronic format including non-moving and slow-moving inventory, and (e) a Borrowing Base Certificate for Borrowers in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement), and (ii) (x) during a Cash Dominion Period, and (y) upon Agent’s request, in each case, on or before Tuesday of each week, (a) sales reports including, without limitation, sales journals and credit listings, (b) the cash receipt journal, (c) a report of the unbilled accounts receivable balance, (d) an account rollforward including the balance of the Eligible Receivables containing sales journals, invoices and credits in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior week and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement), (e) an account rollforward including the balance of the Eligible Unbilled Receivables containing sales journals, invoices and credits in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior week and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement), and (f) an account rollforward including the balance of the Eligible Foreign Receivables containing sales journals, invoices and credits in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior week and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement). In addition, each Borrower will deliver to Agent upon Agent’s request: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may reasonably require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by Borrowing Agent and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Credit Party’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent.

9.3 Environmental Reports.

(a) Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7, 9.8 and 9.9, with a certificate signed by an Authorized Officer of Borrowing Agent stating, to the best of his knowledge, that each Credit Party is in compliance in all material respects with all applicable Environmental Laws. To the extent any Credit Party is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Credit Party will implement in order to achieve full compliance.

(b) In the event any Credit Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Credit Party’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body that could reasonably be expected to have a Material Adverse Effect, then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Credit Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

9.4 Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Credit Party, whether or not the claim is covered by insurance, which could reasonably be expected to have a Material Adverse Effect.

9.5 Material Occurrences. Notify Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Credit Party as of the date of such statements; (c) each and every default by any Credit Party which might result in the acceleration of the maturity of any Indebtedness, the acceleration of which would constitute an Event of Default hereunder; (d) any other development in the business or affairs of any Borrower or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; and (e) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under any Permitted Acquisition Document; in each case describing the nature thereof and the action the Credit Parties propose to take with respect thereto.

9.6 [Reserved].

9.7 Annual Financial Statements. Furnish Agent and Lenders within ninety (90) days after the end of each fiscal year of Parent (or such longer period that gives effect to any extension for the filing of the Parent’s Form 10-K with the SEC), financial statements of the Credit Parties on a Consolidated Basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without a going-concern qualification or qualification (other than a “going concern” or similar qualification resulting solely from the maturity of the Obligation within one year after the date of such opinion) as to scope by an independent certified public accounting firm selected by the Credit

Parties and satisfactory to Agent (the “Accountants”); provided, the filing of any publicly available report by Parent with the SEC containing the information required pursuant to the foregoing shall be deemed to satisfy the furnishing of such information to Agent and the Lenders. The report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing. Each such report shall be accompanied by a Compliance Certificate.

9.8 Quarterly Financial Statements. Furnish Agent and Lenders within forty five (45) days after the end of each fiscal quarter of Parent (or such longer period that gives effect to any extension for the filing of the Parent’s Form 10-Q with the SEC), an unaudited balance sheet of the Credit Parties on a Consolidated Basis and unaudited statements of income and stockholders’ equity and cash flow of the Credit Parties on a Consolidated Basis reflecting results of operations from the beginning of the fiscal year to the end of such fiscal quarter and for such fiscal quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the Credit Parties’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, as applicable; provided, the filing of any publicly available report by Parent with the SEC containing the information required pursuant to the foregoing shall be deemed to satisfy the furnishing of such information to Agent and the Lenders. Each such report shall be accompanied by a Compliance Certificate.

9.9 Monthly Financial Statements. During the Monthly Reporting Period, furnish Agent and Lenders within forty five (45) days after the end of each month (other than each March, June, September, and December), an unaudited balance sheet of the Credit Parties on a Consolidated Basis and unaudited statements of income and stockholders’ equity and cash flow of the Credit Parties on a Consolidated Basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the Credit Parties’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, as applicable.

9.10 Other Reports. At Agent’s request, furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with (i) copies of such financial statements, reports and returns as each Credit Party shall send to its stockholders as such, and (ii) copies of all material written notices, reports, financial statements and other materials sent by any Credit Party pursuant to the ROC Merger Agreement; provided, the filing of any publicly available report by Parent with the SEC containing the information required pursuant to the foregoing shall be deemed to satisfy the furnishing of such information to Agent.

9.11 Additional Information. Furnish Agent with such additional information as Agent shall request in its Permitted Discretion in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by the Credit Parties including, (a) at least fifteen (15) days prior thereto (or such shorter period approved by Agent in writing), notice of any Credit Party’s opening of any new executive office or place of business where collateral will be located or (other than a consolidation with existing offices) any Credit Party’s closing of any existing executive office, and (b) promptly upon any Credit Party’s learning thereof, notice of any material labor dispute to which any Credit Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Credit Party is a party or by which any Credit Party is bound, in each case in clause (b), which could reasonably be expected to have a Material Adverse Effect.

9.12 Projected Operating Budget. Furnish Agent, no later than thirty (30) days after the beginning of each fiscal year (or such later date approved by Agent in writing), financial projections for the Credit Parties on a Consolidated Basis for such fiscal year (including monthly operating and cash flow budgets for such fiscal year) prepared in a manner consistent with the projections delivered by the Parent to Agent prior to the Restatement Date or otherwise in a manner satisfactory to Agent in its Permitted Discretion, accompanied by a certificate of the chief financial officer or other senior executive officer of Parent to the effect that such projections were prepared by Parent in good faith on the basis of assumptions believed by Parent to be reasonable at the time prepared (it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond Parent’s control, that no assurance can be given that such projections will be realized and that actual results may differ from results forecast in any projections and such differences may be material).

9.13 Variances From Operating Budget. At Agent’s request, furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, a written report summarizing all material variances from budgets submitted by the Credit Parties pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14 Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Credit Party by any Governmental Body or any other Person that is material to the operation of any Credit Party’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Borrower or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower or any Guarantor, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower or any Guarantor.

9.15 [Reserved].

9.16 ERISA Notices and Requests. Furnish Agent with prompt written notice in the event that any Credit Party or Subsidiary of any Credit Party knows (but solely to the extent such event or occurrence is reasonably expected to have a Material Adverse Effect) that (i) a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Credit Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, together with copies of each notice therefrom, (ii) a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) with respect to a Plan has occurred together with a written statement describing such transaction and the action which such Credit Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Pension Benefit Plan, together with all communications received by any Credit Party or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Credit Party or any member of the Controlled Group was not previously contributing shall occur and is reasonably expected to have a Material Adverse Effect, (v) any Credit Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Credit Party or any member of the Controlled Group shall receive any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Credit Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Credit Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA. Promptly after any Credit Party or any Subsidiary or any Affiliate knows of the occurrence of (i) any violation or asserted violation of any Applicable Law (including any applicable provincial pension benefits legislation) in any material respect with respect to any Canadian Pension Plan; or (ii) any Canadian Pension Termination Event, the applicable Credit Party will deliver to the Agent a certificate of a senior officer of the applicable Credit Party setting forth details as to such occurrence and the action, if any, that such Credit Party, such Subsidiary or Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by such Credit Party, such Subsidiary, such Affiliate, FSRA, a Canadian Pension Plan participant (other than notices relating to an individual participant’s benefits) or the Canadian Pension Plan administrator with respect thereto.

9.17 [Reserved].

9.18 Updates to Certain Schedules. Deliver to Agent promptly as shall be required to maintain the related representations and warranties as true and correct, updates to Schedule 4.4 (Locations of equipment and Inventory), Schedule 4.8(h) (Deposit Accounts, Investment Accounts, and Other Bank Accounts), Schedule 5.4 (Tax ID Numbers), Schedule 5.9 (Intellectual Property), Schedule 5.22 (Equity Interests), Schedule 5.23 (Commercial Tort Claims), and Schedule 5.24 (Letter-of-Credit Rights); provided, that absent the occurrence and continuance of any Event of Default, the Credit Parties shall only be required to provide such updates on a quarterly basis in connection with delivery of a Compliance Certificate with respect to the applicable quarter. For the avoidance of doubt, each representation and warranty (or portion thereof) referencing any Schedule set forth in the foregoing sentence shall be deemed to be true and correct with respect to the information set forth in such Schedule so long as such representation and warranty (or portion thereof) referencing such Schedule was true and correct as of the date of delivery of the most recent Compliance Certificate. Any such updated Schedules delivered by the Credit Parties to Agent in accordance with this Section 9.18 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement. Promptly provide to Agent notice of any new senior officer or manager of any Borrower or Guarantor and such documentation with respect thereto, including incumbency certificates, as Agent may request to conduct its applicable due diligence with respect to such person.

9.19 Financial Disclosure. Each Credit Party hereby irrevocably authorizes and directs all accountants and auditors employed by such Credit Party at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of such Credit Party’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Credit Party’s financial status and business operations, subject to the terms and conditions of Section 17.15.

X. EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1 Nonpayment. Failure by any Credit Party to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay when due any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

10.2 Breach of Representation. Any representation or warranty made by any Credit Party herein or any Other Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Credit Party to Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified;

10.3 Financial Information. Failure by any Credit Party to (i) furnish financial information when due under Section 9.2, 9.3, 9.7, 9.8, 9.9 or 9.12 or, in the case no date is specified herein or when otherwise requested, if unreasonably withheld, or (ii) permit the inspection of its books or records in accordance with this Agreement;

10.4 Judicial Actions. Issuance of any Lien, levy, assessment, injunction or attachment against any Credit Party’s Inventory or Receivables with a value in excess of $1,000,000, in each case, which is not stayed or lifted within thirty (30) days;

10.5 Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3 and 10.5(ii), (i) failure or neglect of any Borrower, any Guarantor or any Person to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between any

Borrower, any Guarantor or such Person, and Agent or any Lender, or (ii) failure or neglect of any Credit Party to perform, keep or observe any term, provision, condition or covenant, contained in Section 4.5, 6.1, 6.2(a), 6.3, 6.9, 6.10, 6.11, 6.12, 6.17 or 9.4 hereof which is not cured within twenty (20) days from the occurrence of such failure or neglect;

10.6 Judgments. Any judgment or judgments are rendered against any Credit Party for an aggregate amount in excess of $1,000,000 or against all Credit Parties for an aggregate amount in excess of $1,000,000 (to the extent not covered by independent third party insurance in compliance with the requirements of Section 4.11 hereof) and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of forty-five (45) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);

10.7 Bankruptcy.

(a) Any Credit Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or

(b) Any Credit Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver, receiver and manager, monitor or other custodian for such Credit Party or any property thereof, or makes a general assignment for the benefit of creditors; or in the absence of such application, consent or acquiescence, a trustee, receiver, monitor, receiver and manager or other custodian is appointed for any Credit Party or for a substantial part of the property of any thereof and is not stayed or discharged within 60 days; or any Insolvency Event occurs or any other bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Credit Party, and if such case or proceeding is not commenced by such Credit Party, it is consented to or acquiesced in by such Credit Party, or is not immediately stayed and remains for 60 days undismissed; or any Credit Party takes any action to authorize, or in furtherance of, any of the foregoing;

10.8 [Reserved].

10.9 Material Adverse Effect. Any change in Borrowers’ and Guarantors’ (taken as a whole) results of operations or financial condition which has a Material Adverse Effect solely with respect to clause (b) of the definition thereof;

10.10 Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law to the extent such Liens, if choate, only attach to Collateral other than Receivables or Inventory);

10.11 Cross Default. Any default (after giving effect to any applicable grace or cure periods) shall occur under the terms applicable to any other Indebtedness of any Credit Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement)

exceeding $1,000,000 and such default shall (i) consist of the failure to pay such Indebtedness when due (after giving effect to any applicable grace or cure period), whether by acceleration or otherwise, or (ii) accelerate the maturity of such Indebtedness or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Indebtedness to become due and payable (or require any Borrower or any other Credit Party to purchase or redeem such Indebtedness or post cash collateral in respect thereof) prior to its expressed maturity;

10.12 Breach of Guaranty or Pledge Agreement. Termination or breach of any Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement;

10.13 Change of Control. Any Change of Control shall occur;

10.14 Invalidity of Collateral Documents. Any Collateral Document shall cease to be in full force and effect except in accordance with the terms thereof; or any Credit Party (or any Person by, through or on behalf of any Credit Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document;

10.15 Seizures. Any (a) portion of the Collateral shall be seized, subject to garnishment or taken by a Governmental Body, or any Borrower or any Guarantor, or (b) of the title and rights of any Borrower or any Guarantor which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit, garnishment or other proceeding which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.16 Pension Plans. A Canadian Pension Termination Event or breach of any covenant herein with respect to any Canadian Pension Plan or any event or condition specified in Section 6.15, 7.15 or 9.16 hereof shall occur or exist and, as a result of such event or condition, together with all other such events or conditions, any Credit Party or any member of the Controlled Group shall incur a liability to a Plan or the PBGC (or both) which, in the judgment of Agent in its Permitted Discretion, would reasonably be expected to have a Material Adverse Effect.

10.17 Invalidity of Subordination Provisions. Any subordination provision in any document or instrument governing Subordinated Debt or any subordination provision in any subordination agreement that relates to any Subordinated Debt, or any subordination provision in any guaranty by any Credit Party of any Subordinated Debt, shall cease to be in full force and effect, or any Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision;

10.18 [Reserved].

10.19 Breach of Subordination Agreement. (a) Termination or breach of (i) the Management Fee Subordination Agreement or (ii) any subordination agreement or provision relating to Subordinated Debt, in each case, by any Credit Party, or (b) if any Credit Party attempts to terminate, challenges the validity of, or its obligations under, (i) the Management Fee Subordination Agreement, or (ii) any subordination agreement or provision relating to Subordinated Debt; or

10.20 Anti-Corruption Law, Anti-Money Laundering Law and International Trade Law Compliance. Any representation, warranty or covenant contained in Sections 5.28, 5.29, 6.17, 7.20 and 7.21 is or becomes false or misleading at any time.

XI. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1 Rights and Remedies.

(a) Upon the occurrence and during the continuance of: (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and (ii) any of the other Events of Default and at any time thereafter, at the option of Agent or Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement, to reduce the Maximum Revolving Advance Amount and to terminate the obligation of Lenders to make Advances. Upon the occurrence and during the continuation of any Event of Default, Agent shall have the right (and shall at the request of the Required Lenders) to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code, PPSA and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may, during the continuation of any Event of Default, enter any of any Credit Party’s premises or other premises without legal process and without incurring liability to any Credit Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require the Credit Parties to assemble the Collateral in a commercially reasonable manner and make it available to Agent at a place reasonably convenient to Agent. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give the Credit Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Credit Party. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Credit Party’s (a) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.

(b) To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Credit Party acknowledges and agrees that it is not commercially unreasonable for Agent: (i) to fail to incur expenses deemed significant by Agent in its Permitted Discretion to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Credit Party, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Credit Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Credit Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

(c) Without limiting any right or remedy of the Agent in this Agreement, upon the occurrence and during the continuance of any Event of Default, the Agent may by instrument in writing appoint any person as a receiver, an interim receiver, a manager or a receiver and manager of all or any part of the Collateral of the Canadian Borrowers. The Agent may from time to time, while an Event of Default exists, remove or replace such receiver, an interim receiver, manager or a receiver and manager, or make application to any court of competent jurisdiction for the appointment of a receiver. Any receiver, interim receiver, manager or a receiver and manager appointed by the Agent shall (for purposes relating to responsibility for the receiver’s acts or omissions) be considered to be the agent of the Canadian Borrowers. The Agent may from time to time fix such receiver’s remuneration and the Borrowers shall pay the amount of such remuneration to the Agent. The Agent shall not be liable to the Canadian Borrowers or any other person in connection with appointing or not appointing a receiver, an interim receiver, a manager or a receiver and manager or in connection with the receiver’s actions or omissions, except to the extent arising out of the Agent’s bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

11.2 Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder as against the Credit Parties or each other.

11.3 Setoff. Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence and during the continuance of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Credit Party’s (as applicable), property held by Agent and such Lender or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Agent and such Lender with respect to any deposits held by Agent or such Lender. Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of the Agent, although the Agent may enter such setoff on its books and records at a later time.

11.4 Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5 Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents, and any Out-of-Formula Loans and Protective Advances funded by the Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above) arising under this Agreement (other than Cash Management Liabilities and Hedge Liabilities) (including the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 2.10(b) hereof).

EIGHTH, to all other Obligations arising under this Agreement (other than Cash Management Liabilities and Hedge Liabilities) which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “FIFTH” above;

NINTH, to any Cash Management Liabilities and Hedge Liabilities which shall have become due and payable or otherwise and not repaid pursuant to Clauses “FIRST” through “SIXTH” above; and

TENTH, to all other Obligations which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “SEVENTH”; and

ELEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH”, “SIXTH” and “EIGHTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(b) hereof and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH,” “SIXTH”, “SEVENTH”, and “EIGHTH” above in the manner provided in this Section 11.5.

XII. WAIVERS AND JUDICIAL PROCEEDINGS.

12.1 Waiver of Notice. Each Credit Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2 Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3 Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII. EFFECTIVE DATE AND TERMINATION.

13.1 Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Credit Party, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until March 15, 2029 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon five (5) days’ prior written notice to Agent and upon payment in full of the Obligations (other than any contingent indemnification obligations to the extent no claim giving rise thereto has been asserted by Agent or any Lender).

13.2 Termination. The termination of the Agreement shall not affect any Credit Party’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations (other than Non-Credit Agreement Obligations and any contingent indemnification obligations to the extent no claim giving rise thereto has been asserted by Agent or any Lender) have been fully and paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted by Agent or any Lender) of each Credit Party have been paid and performed in full after the termination of this Agreement or each Credit Party has furnished Agent and Lenders with an indemnification satisfactory to Agent in its Permitted Discretion and Lenders with respect thereto. Accordingly, each Credit Party waives any rights which it may have under the Uniform Commercial Code or PPSA to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to the Credit Parties, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted by Agent or any Lender) have been paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid and performed in full.

XIV. REGARDING AGENT.

14.1 Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in the Fee Letter), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Notes) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification satisfactory to Agent in its Permitted Discretion with respect thereto. Notwithstanding anything to the contrary contained herein, no Lender will attempt to collect or enforce any of its rights with respect to the Collateral except by direction to the Agent.

14.2 Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their bad faith, gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Credit Party to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Credit Party. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3 Lack of Reliance on Agent. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Credit Party in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Credit Party. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Credit Party pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Credit Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the Other Documents or the financial condition of any Credit Party, or the existence of any Event of Default or any Default.

14.4 Resignation of Agent; Successor Agent. Agent may resign on sixty (60) days written notice to each Lender and Borrowing Agent and upon such resignation, Required Lenders will promptly designate a successor Agent with the consent of Borrowers, not to be unreasonably withheld, conditioned or delayed (provided that no such approval by Borrowers shall be required (i) in any case where the successor Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default). Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document (including the Pledge Agreements and all account control agreements), and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 17.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 17.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

14.5 Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.6 Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care, except to the extent arising out of bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.7 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.8 Indemnification. To the extent Agent is not reimbursed and indemnified by the Credit Parties, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount constitutes of the total aggregate Revolving Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.9 Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.10 Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 or Borrowing Base Certificates from any Credit Party pursuant to the terms of this Agreement which any Credit Party is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders subject to the terms and conditions of Section 17.15.

14.11 Credit Parties’ Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Credit Party hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Credit Party’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.12 No Reliance on Agent’s Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations promulgated thereunder or any other Anti-Money Laundering Law, including any programs involving any of the following items relating to or in connection with any of the Credit Parties, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Money Laundering Laws.

14.13 Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Credit Party or any deposit accounts of any Credit Party now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

14.14 Erroneous Payment.

(a) If the Agent notifies a Lender, Issuer or other Secured Party, or any Person who has received funds on behalf of a Lender, Issuer or another Secured Party (any such Lender, Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding Section 14.14(b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuer, other Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Lender, Issuer or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Effective Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice from the Agent to any Payment Recipient under this Section 14.14(a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding Section 14.14(a), each Lender, Issuer or other Secured Party, or any Person who has received funds on behalf of a Lender, Issuer or other Secured Party hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in an amount different than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such, prepayment or repayment (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, Issuer or other Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case:

(i) (A) In the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuer or other Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 14.14(b).

(c) Each Lender, Issuer and other Secured Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuer or other Secured Party under any Other Document, or otherwise payable or distributable by the Agent to such Lender, Issuer or other Secured Party from any source, against any amount due to the Agent under Section 14.14(a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with Section 14.14(a), from any Lender or Issuer that has received such Erroneous Payment (or portion thereof) and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender or Issuer at any time, (i) such Lender or Issuer shall be deemed to have assigned its Advances (but not its commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Advances (but not commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Credit Parties) deemed to execute and deliver an assignment and assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuer shall deliver any Notes evidencing such Advances to the Borrowers or the Agent, (ii) the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender or Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuer shall cease to be a Lender or Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable commitments which shall survive as to such assigning Lender or assigning Issuer and (iv) the Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. The Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuer shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender or Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the commitments of any Lender or Issuer and such commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuer or other Secured Party under the Other Documents with respect to such Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from or on behalf of (including through the exercise of remedies under this Agreement or any Other Document) any such Credit Party for the purpose of making such Erroneous Payment; provided that this Section 14.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent.

(f) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations under this Section 14.14 shall survive the resignation or replacement of the Agent, the termination of all of the commitments and/or repayment, satisfaction or discharge of all Obligations (or any portion thereof) under this Agreement or any Other Document.

14.15 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person become a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Guarantor, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments, Term Loan Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general separate accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments, Term Loan Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Commitments, Term Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments, Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments, Term Loan Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Borrower or Guarantor, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments, Term Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Other Document or any other documents related hereto or thereto).

XV. BORROWING AGENCY.

15.1 Borrowing Agency Provisions.

(a) Each Credit Party hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Credit Party, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to bad faith, willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c) All Obligations shall be joint and several and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted to Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

15.2 Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

15.3 Common Enterprise. The successful operation and condition of each of the Borrowers is dependent on the continued successful performance of the functions of the group of Borrowers as a whole and the successful operation of each Borrower is dependent on the successful performance and operation of each other Borrower. Each of the Borrowers expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from successful operations of Parent, Holdings and each of the other Borrowers. Each Borrower expects to derive benefit (and the boards of directors or other governing body of each such Borrower have determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Borrower has determined that execution, delivery, and performance of this Agreement and any Other Documents to be executed by such Borrower is within its corporate purpose, will be of direct and indirect benefit to such Borrower, and is in its best interest.

XVI. GUARANTY.

16.1 Unconditional Guaranty. Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations; provided that with respect to Obligations under or in respect of any Swap Obligation, the foregoing guarantee shall only be effective to the extent that such Guarantor is an Eligible Contract Participant at the time such Swap Obligation is entered into and such Obligations and such guarantee thereof are not Excluded Hedge Liabilities. Each payment made by any Guarantor pursuant to this Guaranty shall be made in lawful money of the United States in immediately available funds, (a) without set-off or counterclaim and (b) free and clear of and without deduction or withholding for or on account of any present and future Charges and any conditions or restrictions resulting in Charges and all penalties, interest and other payments on or in respect thereof (except for Excluded Taxes) (“Covered Tax” or “Covered Taxes”) unless such Guarantor is compelled by law to make payment subject to such Covered Taxes.

16.2 Continuing Guaranty. The guarantee in this Article XVI is a continuing guarantee of payment, and shall apply to all Obligations whenever arising.

16.3 Waivers. Each Guarantor hereby absolutely, unconditionally and irrevocably waives to the extent not prohibited by Applicable Law (a) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (b) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (c) any requirement that Agent protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right or take any action against any other Credit Party, or any Person or any Collateral, (d) any other action, event or precondition to the enforcement hereof or the performance by any Credit Party of the Obligations, and (e) any defense arising by any lack of capacity or authority or any other defense of any Credit Party (other than defense of payment or performance) or any notice, demand or defense by reason of cessation from any cause of Obligations other than payment and performance in full of the Obligations by the Credit Parties and any defense that any other guarantee or security was or was to be obtained by Agent.

16.4 No Defense. No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Other Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

16.5 Guaranty of Payment. The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor are independent of the Obligations of the other Credit Parties, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Article XVI, irrespective of whether any action is brought against any other Credit Party or other Persons or whether any other Credit Party or other Persons are joined in any such action or actions. Each Guarantor waives any right to require that any resort be had by Agent to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of Agent in favor of any Credit Party or any other Person. No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Agent’s right to proceed in any other form of action or proceeding or against any other Person unless Agent has expressed any such right in writing. Without limiting the generality of the foregoing, no action or proceeding by Agent against any Credit Party under any document evidencing or securing indebtedness of any Credit Party to Agent shall diminish the liability of any Guarantor, except to the extent Agent receives actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Credit Party in respect of any Credit Party.

16.6 Liabilities Absolute. The liability of each Guarantor shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than prior indefeasible payment in full of all Obligations), including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other Obligation or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

(a) any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any Other Document, including any increase in the Obligations resulting from the extension of additional credit to any Credit Party or otherwise;

(b) any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;

(c) the failure of Agent to assert any claim or demand or to enforce any right or remedy against any Credit Party or any other Credit Party or any other Person under the provisions of this Agreement or any Other Document or any other document or instrument executed and delivered in connection herewith or therewith;

(d) any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Credit Party to creditors of any Credit Party other than any other Credit Party;

(e) any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of any Credit Party;

(f) the invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Other Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor; or

(g) any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Credit Party, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any Credit Party, or a defense to, or discharge of, any Credit Party or any other Person or party hereto or the Obligations or otherwise with respect to the Advances or other financial accommodations to Credit Parties pursuant to this Agreement and/or the Other Documents.

16.7 Waiver of Notice. Agent shall have the right to do any of the above without notice to or the consent of any Guarantor, and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor which might arise as a result of such actions.

16.8 Agent’s Discretion. Agent may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.

16.9 Reinstatement.

(a) The Guaranty provisions herein contained shall continue to be effective or be automatically reinstated, as the case may be, if a claim is ever made upon Agent for repayment or recovery of any amount or amounts received by such Person in payment or on account of any of the Obligations and such Person repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including any Credit Party); and in such event each Credit Party hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Credit Party, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Credit Party shall be and remain liable to Agent for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person(s),

(b) Agent shall not be required to marshal any assets in favor of any Credit Party, or against or in payment of Obligations.

(c) No Credit Party shall be entitled to claim against any present or future security held by Agent from any Person for Obligations in priority to or equally with any claim of Agent, or assert any claim for any liability of any Credit Party to any Credit Party in priority to or equally with claims of Agent for Obligations, and no Credit Party shall be entitled to compete with Agent with respect to, or to advance any equal or prior claim to any security held by Agent for Obligations.

(d) If any Credit Party makes any payment to Agent, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or state statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Credit Party.

(e) All present and future monies payable by any Credit Party to any other Credit Party, whether arising out of a right of subrogation, reimbursement, contribution, indemnification, or otherwise, are assigned to Agent as additional security for such Credit Party’s liability to Agent hereunder and are postponed and subordinated to Agent’s prior right to payment in full of Obligations. During the existence of an Event of Default, all monies received by any Credit Party from any other Credit Party shall be held by such Credit Party as agent and trustee for Agent. This assignment, postponement and subordination shall only terminate when the Obligations (other than contingent obligations as to which no claim has been made) are paid in full in cash, all commitments are irrevocably terminated and this Agreement is irrevocably terminated.

(f) Each Credit Party acknowledges this assignment and subordination and, upon the occurrence and during the continuance of an Event of Default, agrees to make no payments to any other Credit Party in respect of any Indebtedness for borrowed money without the prior written consent of Agent. Each Credit Party agrees to give full effect to the provisions hereof.

16.10 Lien Subordination; Remedies Standstill. Notwithstanding the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a Lien in favor of Agent or any Credit Party in any Collateral and notwithstanding any conflicting terms or conditions which may be contained in this Agreement or any agreement evidencing Indebtedness owing by any Credit Party to any other Credit Party, the Liens on the Collateral in favor of Agent have and shall have priority over the Liens on the Collateral in favor of any Credit Party (including, without limitation, any Liens of any Credit Parties arising from the exercise of unsecured lender remedies), and such Liens in favor of any Credit Party are and shall be, in all respects, subject and subordinate to the Liens of Agent to the full extent of the Obligations outstanding from time to time. Until the payment in full in cash of all Obligations, no Credit Party shall exercise any rights or remedies against any other Credit Party, in its capacity as a secured creditor of such other Credit Party, to sell, foreclose, realize upon or liquidate any of the Collateral, including the exercise of any of the rights or remedies of a “secured party” under Article 9 of the Uniform Commercial Code or under the PPSA, as applicable.

16.11 Statute of Limitations. Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by any Credit Party or others with respect to any of the Obligations shall, if the statute of limitations in favor of any Guarantor against Agent shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

16.12 Interest. All amounts due, owing and unpaid from time to time by any Guarantor hereunder shall bear interest at the interest rate per annum then chargeable with respect to the Advances (without duplication of interest on the underlying Obligation).

16.13 Currency Conversion. Without limiting any other rights in this Agreement, if for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Guaranty or any Other Document it becomes necessary to convert into the currency of such jurisdiction (herein called the “Judgment Currency”) any amount due hereunder in any currency other than the Judgment Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, “rate of exchange” means the rate at which Agent would, on the relevant date at or about 12:00 p.m., be prepared to sell a similar amount of such currency in New York, New York against the Judgment Currency. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, each Guarantor will, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under this Guaranty or any Other Document in such other currency. Any additional amount due from Guarantor under this Section 16.13 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement or any of the Other Documents.

16.14 Acknowledgement. Each Guarantor acknowledges receipt of a copy of each of this Agreement and the Other Documents. Each Guarantor has made an independent investigation of Credit Parties and of the financial condition of Credit Parties. Agent has not made, nor does it hereby make any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Credit Party, and Agent has not made any representations or warranties as to the amount or nature of the Obligations of any Credit Party to which this Article XVI applies as specifically herein set forth, nor Agent or any officer, agent or employee of Agent or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties.

XVII. MISCELLANEOUS.

17.1 Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against any Credit Party with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Credit Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, but with respect to each Canadian Borrower only, the Agent and Lenders shall not be precluded from initiating any proceeding against it in the courts of the Province of Alberta, Canada in their sole discretion. Each Credit Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 17.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon Borrowing Agent which each Credit Party irrevocably appoints as such Credit Party’s Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Credit Party in the courts of any other jurisdiction. Each Credit Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Credit Party waives the right to remove any judicial proceeding brought against such Credit Party in any state court to any federal court. Any judicial proceeding by any Credit Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York or, with respect to any Canadian Borrower, the Province of Alberta.

17.2 Entire Understanding.

(a) THIS AGREEMENT AND THE DOCUMENTS EXECUTED CONCURRENTLY HEREWITH CONTAIN THE ENTIRE UNDERSTANDING BETWEEN EACH CREDIT PARTY, AGENT AND EACH LENDER AND SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS, IF ANY, RELATING TO THE SUBJECT MATTER HEREOF. ANY PROMISES, REPRESENTATIONS, WARRANTIES OR GUARANTEES NOT HEREIN CONTAINED AND HEREINAFTER MADE SHALL HAVE NO FORCE AND EFFECT UNLESS IN WRITING, SIGNED BY EACH CREDIT PARTY’S, AGENT’S AND EACH LENDER’S RESPECTIVE OFFICERS. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Agent may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that the Agent shall send a copy of any such modification to the Credit Parties and each Lender (which copy may be provided by electronic mail). Each Credit Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) Required Lenders, Agent with the consent in writing of Required Lenders, and Borrowers may, subject to the provisions of this Section 17.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrowers thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i) increase the Revolving Commitment Percentage or Term Loan Commitment Percentage, as applicable, or the maximum dollar amount of the Revolving Commitment Amount or Term Loan Commitment Amount, as applicable, of any Lender without the consent of such Lender directly affected thereby;

(ii) whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Agent));

(iii) whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Agent));

(iv) alter the definition of the term Required Lenders or alter, amend or modify this Section 17.2(b) without the consent of all Lenders;

(v) alter, amend or modify the provisions of Section 11.5 without the consent of all Lenders;

(vi) release all or substantially all of the Collateral (other than in accordance with the provisions of this Agreement) without the consent of all Lenders;

(vii) change the rights and duties of Agent without the consent of all Lenders;

(viii) subject to clause (e) below, permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount without the consent of all Lenders holding a Revolving Commitment;

(ix) increase the Advance Rates above the Advance Rates in effect on the Restatement Date without the consent of all Lenders holding a Revolving Commitment;

(x) release any Guarantor or Borrower (in each case, other than in accordance with this Agreement) without the consent of all Lenders; or

(xi) alter, amend or modify the provisions of Article XVI without the consent of all Guarantors.

(c) Any such supplemental agreement shall apply equally to each Lender and shall be binding upon the Credit Parties, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d) In the event that Agent requests the consent of a Lender pursuant to this Section 17.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by Agent and acceptable to Borrowers (unless an Event of Default has occurred and is continuing and such consent not to be unreasonably withheld, conditioned or delayed) (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.

(e) Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount hereof at such time by up to ten percent (10%) of the Formula Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”). If Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Agent does permit Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount. For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables”, “Eligible Unbilled Receivables”, “Eligible Foreign Receivables”, “Eligible Inventory” or “Eligible Rental

Fleet Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 17.2(e), Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

(f) In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 17.2, Agent is hereby authorized by Borrowers and Lenders, at any time in Agent’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances (“Protective Advances”) to Borrowers on behalf of Lenders which Agent, in its Permitted Discretion, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement (the “Protective Advances”); provided, that the Protective Advances made hereunder shall not exceed one hundred and ten percent (110%) of the Formula Amount. Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 17.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

(g) Notwithstanding anything to the contrary contained in this Section 17.2, if following the Restatement Date, the Agent and Borrowing Agent shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any of the Other Documents, then the Agent and Borrowing Agent shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or such Other Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

17.3 Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of each Credit Party, Agent, each Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that no Credit Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b) Each Credit Party acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions other than Disqualified Institutions (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Credit Party hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the respective Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Advances or other Obligations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Obligation or Other Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Lender, with the consent of Agent, and so long as no Event of Default has occurred and is then continuing, the consent of Borrowing Agent (other than with respect to any sale, assignment or transfer to a Permitted Assignee), such consent of the Borrowing Agent not to be unreasonably withheld, delayed or conditioned, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances and/or Term Loans under this Agreement and the Other Documents to one or more additional Persons and one or more additional Persons may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing

Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentage and/or Term Loan Commitment Percentage, as applicable, as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the a Revolving Commitment Percentages and/or Term Loan Commitment Percentages, as applicable, arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Credit Party hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the a Revolving Commitment Percentages and/or Term Loan Commitment Percentages, as applicable, arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d) Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances and/or Term Loans under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity (other than a Disqualified Institution) that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Credit Party hereby consents to the addition of such Purchasing CLO. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e) Agent, acting solely for this purpose as a nonfiduciary agent of the Borrowers, shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders shall treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO. This Section 17.3(e) and Section 17.3(b) shall be construed so that the obligations hereunder are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and Section 5f.103-1(c) of the United States Treasury Regulations. Notwithstanding anything to the contrary contained in this Agreement or Other Documents, the obligations hereunder are intended to be registered obligations for applicable federal income Tax purposes and the right, title and interest of any Lender and its assignees in and to such obligations shall be transferable only upon notation of such transfer in the Register.

(f) Each Credit Party authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Credit Party which has been delivered to such Lender by or on behalf of such Credit Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Credit Party, in each case, subject to an agreement containing provisions substantially the same as those of Section 17.15.

(g) Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

17.4 Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Credit Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Credit Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

17.5 Indemnity. Each Credit Party shall defend, protect, indemnify, pay and save harmless Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (but limited, in the case of fees and disbursements of counsel, to reasonable and documented out of pocket fees and disbursements of one primary outside counsel for Agent, one primary outside counsel to the Lenders (that are not Affiliates of Agent) (and, in the case of a conflict of interest, additional counsels, as appropriate) and if necessary or appropriate, of any special counsel and one local counsel in each relevant jurisdiction (and in the case of a conflict of interest, additional counsels as appropriate)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party other than Excluded Claims in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Borrower’s or any Guarantor’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Agent, Issuer or any Lender under the Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Money Laundering Law by any Borrower, any Affiliate or Subsidiary of any Credit Party, or any Guarantor, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto. Without limiting the generality of any of the foregoing, each Credit Party shall defend, protect, indemnify, pay and save harmless each Indemnified Party from (x) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder and (y) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with the Real Property, any Hazardous Discharge, the presence of any Hazardous Materials affecting the Real Property (whether or not the same originates or emerges from the Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of the Real Property under any Environmental Laws and any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Credit Parties’ obligations under this Section 17.5 shall arise upon the discovery of the presence of any Hazardous Materials at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials, in each such case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THIS INDEMNITY SHALL EXTEND TO ANY LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER (INCLUDING FEES AND DISBURSEMENTS OF COUNSEL) ASSERTED AGAINST OR INCURRED BY ANY OF THE INDEMNIFIED PARTIES BY ANY PERSON UNDER ANY ENVIRONMENTAL LAWS OR SIMILAR LAWS BY REASON OF ANY CREDIT PARTY’S OR ANY OTHER PERSON’S FAILURE TO COMPLY WITH LAWS APPLICABLE TO SOLID OR HAZARDOUS WASTE MATERIALS, INCLUDING HAZARDOUS MATERIALS AND HAZARDOUS WASTE, OR OTHER TOXIC

SUBSTANCES. ADDITIONALLY, IF ANY TAXES (OTHER THAN EXCLUDED TAXES, INDEMNIFIED TAXES OR OTHER TAXES, WHICH SHALL BE GOVERNED BY SECTION 3.10) SHALL BE PAYABLE BY AGENT, LENDERS OR THE CREDIT PARTIES ON ACCOUNT OF THE EXECUTION OR DELIVERY OF THIS AGREEMENT, OR THE EXECUTION, DELIVERY, ISSUANCE OR RECORDING OF ANY OF THE OTHER DOCUMENTS, OR THE CREATION OR REPAYMENT OF ANY OF THE OBLIGATIONS HEREUNDER, BY REASON OF ANY APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, THE CREDIT PARTIES WILL PAY (OR WILL PROMPTLY REIMBURSE AGENT AND LENDERS FOR PAYMENT OF) ALL SUCH TAXES, INCLUDING INTEREST AND PENALTIES THEREON, AND WILL INDEMNIFY AND HOLD THE INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ALL LIABILITY IN CONNECTION THEREWITH.

17.6 Notice. Any notice or request hereunder may be given to Borrowing Agent or any Credit Party or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 17.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 17.6) in accordance with this Section 17.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names in this Section 17.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 17.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four (4) days after such Notice is deposited with the United States or Canadian Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 17.6; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Credit Party shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)	If to Agent or PNC at:

PNC Bank, National Association 200 Crescent Court, Suite 400
Dallas, Texas 75201
Attention:	Relationship Manager (DTI)
Telephone:	(214) 871-1254
Facsimile:	(214) 871-2015

with a copy to:

PNC Bank, National Association
PNC Agency Services
PNC Firstside Center 500 First Avenue, 4th Floor
Pittsburgh, Pennsylvania 15219
Attention:	Lisa Pierce
Telephone:	(412) 762-6442
Facsimile:	(412) 762-8672

with an additional copy to:

Holland & Knight LLP 1722 Routh Street, Suite 1500
Dallas, Texas 75201
Attn:	Michelle W. Suarez, Esq.
Telephone:	(214) 964-9500
Facsimile:	(214) 964-9501

(B) If to a Lender other than Agent, as specified on the signature pages hereof

(C) If to Borrowing Agent or any Credit Party:

Drilling Tools International, Inc. 3701 Briarpark Drive, Suite 150
Houston, Texas 77042
Attention: Mr. David Johnson
Telephone:	(936) 697-9367
E-mail:	david.johnson@drillingtools.com

with a copy to:

Hicks Equity Partners LLC 2200 Ross Avenue, 50th Floor
Dallas, Texas 75201
Attention:	Curt Crofford
Telephone:	(214) 615-2250
Facsimile:	(214) 615-2251

17.7 Survival. The obligations of the Credit Parties under Sections 2.2(g), 2.18, 3.10, and 17.5, and the obligations of Lenders under Section 14.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

17.8 Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

17.9 Expenses. Borrowers shall pay (i) all documented out-of-pocket expenses incurred by Agent and its Affiliates (but limited, in the case of fees and disbursements of counsel, to reasonable and documented out of pocket fees and disbursements of one primary outside counsel for Agent, one primary outside counsel to the Lenders (that are not Affiliates of Agent) (and, in the case of a conflict of interest, additional counsels, as appropriate) and if necessary or appropriate, of any special counsel and one local counsel in each relevant jurisdiction (and in the case of a conflict of interest, additional counsels as appropriate)), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all documented out-of-pocket expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by Agent, any Lender or Issuer (including the fees, charges and disbursements of any counsel for Agent, any Lender or Issuer), in connection with the exercise, perfection, enforcement or protection of its rights (A) in connection with this Agreement and the Other Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit, and (iv) all reasonable and documented out-of-pocket expenses of Agent’s regular employees and agents engaged periodically to perform audits of the any Credit Party’s or any Credit Party’s Affiliate’s or Subsidiary’s books, records and business properties subject to the limitations set forth in Sections 4.6 and 4.7.

17.10 Injunctive Relief. Each Credit Party recognizes that, in the event any Credit Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

17.11 Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Credit Party (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

17.12 Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

17.13 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

17.14 Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

17.15 Confidentiality; Sharing Information.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that information regarding Parent and its Subsidiaries, or the respective securities of any of the foregoing (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any Secured Party and to employees, directors and officers of any Secured Party (the Persons in this clause (i), “Secured Party Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any Secured Party (including any provider of Cash Management Products and Services), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.15, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowing Agent, (vi) as requested or required by any Governmental Body pursuant to any subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent, the Lenders or the Secured Party Representatives), (viii) in connection with any actual or potential assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.15 or pursuant to confidentiality requirements substantially similar to those contained in this Section

17.15 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Other Documents, (x) in connection with any public filings by Agent, any Lender or their respective affiliates, (xi) to directors, shareholders, current or prospective investors, current or prospective partners or affiliates or any Secured Party, and (xii) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any Other Document.

(b) The Credit Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of the Credit Parties hereunder (collectively, the “Credit Party Materials”) by posting the Credit Party Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Credit Parties or their securities). The Credit Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Credit Party Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Credit Parties or their securities for purposes of United States federal and state securities laws. All Credit Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Credit Party Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.16 Publicity. Each Credit Party and each Lender hereby authorizes Agent, subject to Borrowing Agent’s prior review and consent (not to be unreasonably withheld), to make appropriate announcements of the financial arrangement entered into among the Credit Parties, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole discretion deem appropriate; provided, that, upon the consent by Borrowing Agent, Agent and Lenders may make and distribute reproductions of such consented-to marketing, press releases or other transactional announcements or updates.

17.17 Certifications From Banks and Participants; USA PATRIOT Act.

(a) Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Restatement Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b) The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, each Lender may from time to time request, and each Credit Party shall provide to such Lender, such Credit Party’s name, address, tax identification number and/or such other identifying information as shall be necessary for such Lender to comply with the USA PATRIOT Act and any other Anti-Money Laundering Law.

17.18 Concerning Joint and Several Liability of Borrowers. In each case, subject to Section 15.3:

(a) Each Borrower is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each of Borrowers to accept joint and several liability for the Obligations of each of them.

(b) Each of Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of Borrowers without preferences or distinction among them.

(c) If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The obligations of each Borrower under the provisions of this Section 17.18 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advance made under this Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Agreement (except as otherwise provided herein), notice of any action at any time taken or omitted by any Lender under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each

Borrower assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the Applicable Laws or regulations thereunder which might, but for the provisions of this Section 17.18, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 17.18, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such Borrower under this Section 17.18 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 17.18 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Lender. The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f) The provisions of this Section 17.18 are made for the benefit of the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 17.18 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of Borrowers, or otherwise, the provisions of this Section 17.18 will forthwith be reinstated in effect, as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein or in any other of the Other Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state, provincial or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under Applicable Law (whether federal, provincial or state and including, without limitation, the federal Bankruptcy Code).

(h) Borrowers hereby agree, as among themselves, that if any Borrower shall become an Excess Funding Borrower (as defined below), each other Borrower shall, on demand of such Excess Funding Borrower (but subject to the next sentence hereof and to subsection (B) below), pay to such Excess Funding Borrower an amount equal to such Borrower’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Borrower) of such Excess Payment (as defined below). The payment obligation of any Borrower to any Excess Funding Borrower under this Section 17.18(h) shall be subordinate and subject in right of payment to the prior payment in full of the Obligations of such Borrower under the other provisions of this Agreement, and such Excess Funding Borrower shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such Obligations. For purposes hereof, (i) “Excess Funding

Borrower” shall mean, in respect of any Obligations arising under the other provisions of this Agreement (hereafter, the “Joint Obligations”), a Borrower that has paid an amount in excess of its Pro Rata Share of the Joint Obligations; (ii) “Excess Payment” shall mean, in respect of any Joint Obligations, the amount paid by an Excess Funding Borrower in excess of its Pro Rata Share of such Joint Obligations; and (iii) “Pro Rata Share”, for the purposes of this Section 17.18(h), shall mean, for any Borrower, the ratio (expressed as a percentage) of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Borrower (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of such Borrower and all of the other Borrowers exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower and the other Borrowers hereunder) of such Borrower and all of the other Borrowers, all as of the Restatement Date (if any Borrower becomes a party hereto subsequent to the Restatement Date, then for the purposes of this Section 17.18(h) such subsequent Borrower shall be deemed to have been a Borrower as of the Restatement Date and the information pertaining to, and only pertaining to, such Borrower as of the date such Borrower became a Borrower shall be deemed true as of the Restatement Date) notwithstanding the payment obligations imposed on Borrowers in this Section, the failure of a Borrower to make any payment to an Excess Funding Borrower as required under this Section shall not constitute an Event of Default.

17.19 [Reserved].

17.20 Canadian Anti-Money Laundering Legislation. Each Credit Party acknowledges that, pursuant to the Proceeds of Crime Money Laundering and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, under the laws of Canada (collectively, including any guidelines or orders thereunder, “AML Legislation”), Agent and Lenders may be required to obtain, verify and record information regarding each Credit Party, its respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Credit Party, and the transactions contemplated hereby. Borrowing Agent shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or Agent, or any prospective assign or participant of a Lender or Agent, necessary in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

If Agent has ascertained the identity of any Credit Party or any authorized signatories of any Credit Party for the purposes of applicable AML Legislation, then the Agent:

(a) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of applicable AML Legislation; and

(b) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the provisions of this Section and except as may otherwise be agreed in writing, each Lender agrees that Agent has no obligation to ascertain the identity of the Credit Parties or any authorized signatories of the Credit Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Credit Parties or any such authorized signatory in doing so.

17.21 Amendment and Restatement.

(a) The parties hereto acknowledge and agree that, except as otherwise set forth herein, (i) this Agreement and the Other Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or repayment and reborrowing of the Advances and the other Obligations under the Existing Credit Agreement or the Other Documents (as defined in the Existing Credit Agreement) as in effect prior to the Restatement Date, (ii) the Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and the Other Documents (as defined in the Existing Credit Agreement) are in all respects continuing (as amended and restated hereby and which are in all respects hereinafter subject to the terms herein) and (iii) the Liens and security interests as granted under the Existing Credit Agreement, the Guarantor Security Agreement (as defined in the Existing Credit Agreement) and the applicable Other Documents (as defined in the Existing Credit Agreement) securing payment of such Obligations (as defined in the Existing Credit Agreement) are in all respects continuing and in full force and effect and are reaffirmed hereby.

(b) The parties hereto acknowledge and agree that on and after the Restatement Date, all references to the “Credit Agreement” in any Other Document (as defined in the Existing Credit Agreement) shall be deemed to refer to this Agreement.

(c) The parties hereto acknowledge and agree that this amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver or other modification, whether or not similar and, except as expressly provided herein or in any Other Document, all terms and conditions of this Agreement and the Other Documents remain in full force and effect unless otherwise specifically amended hereby or by any Other Documents.

[SIGNATURE PAGES TO FOLLOW]

Each of the parties has signed this Agreement as of the day and year first above written.

BORROWERS:

DRILLING TOOLS INTERNATIONAL, INC.

By:	/s/ David Johnson
Name:	David Johnson
Title:	Chief Financial Officer

REAMCO, INC.

By:	/s/ David Johnson
Name:	David Johnson
Title:	Chief Financial Officer

DRILLING TOOLS INTERNATIONAL CORP.

By:	/s/ David Johnson
Name:	David Johnson
Title:	Chief Financial Officer

PREMIUM TOOLS LLC

By: Drilling Tools International, Inc., as its sole member

By:	/s/ David Johnson
Name:	David Johnson
Title:	Chief Financial Officer

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED

REVOLVING CREDIT, SECURITY AND GUARANTY AGREEMENT]

DOWNHOLE INSPECTION SOLUTIONS LLC

By: Drilling Tools International, Inc., as its sole member

By:	/s/ David Johnson
Name:	David Johnson
Title:	Chief Financial Officer

SLICK TOOLS INTERNATIONAL LLC

By:	/s/ David Johnson
Name:	David Johnson
Title:	Treasurer

DATA AUTOMATION TECHNOLOGY LLC

By:	/s/ David Johnson
Name:	David Johnson
Title:	Chief Financial Officer

DRILLING TOOLS SERVICES, INC.

By:	/s/ David Johnson
Name:	David Johnson
Title:	Chief Financial Officer

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED

REVOLVING CREDIT, SECURITY AND GUARANTY AGREEMENT]

GUARANTORS:

DRILLING TOOLS INTERNATIONAL CORPORATION

By:	/s/ David Johnson
Name:	David Johnson
Title:	Chief Financial Officer

DRILLING TOOLS INTERNATIONAL HOLDINGS, INC.

By:	/s/ David Johnson
Name:	David Johnson
Title:	Chief Financial Officer

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED

REVOLVING CREDIT, SECURITY AND GUARANTY AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent

By:	/s/ Ron Zeiber
Name: Ron Zeiber
Title: Senior Vice President

Revolving Commitment Percentage: 100%
Revolving Commitment Amount: $80,000,000

Term Loan Commitment Percentage: 100%
Term Loan Commitment Amount: $25,000,000

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED

REVOLVING CREDIT, SECURITY AND GUARANTY AGREEMENT]